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Exhibit 99.1(c)(1)

DECEMBER ECONOMIC AND FISCAL UPDATE 2002

19 December 2002

Hon Dr Michael Cullen
Minister of Finance

ISBN 0-478-11837-6

Contents

Statement of Responsibility
Economic and Fiscal Overview
Economic Outlook
Fiscal Outlook
Economic Outlook
Recent Developments
The Near-term Outlook
Outlook for 2003/04 and Beyond
Fiscal Outlook
Summary of Forecasts
Revenue and Expenses
Expenses
New Zealand Superannuation Fund Contributions
Risks and Scenarios
Introduction
Economic Risks
Economic Scenarios
Fiscal Scenarios
Fiscal Sensitivities
Specific Fiscal Risks
Introduction
Contingent liabilities
Specific fiscal risks
Generally Accepted Accounting Practice (GAAP) Series Tables
Forecast Financial Statements
Reporting Entity as at 4 December 2002
Statement of Accounting Policies and Forecast Assumptions
Changes in Accounting Policies
Changes in Forecast Assumptions
Notes to the Forecast Financial Statements
Annex A: Tax Revenue Tables
Annex B: Expense Tables
Glossary of Terms

Statement of Responsibility

        On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update. The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 2 December 2002 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Fiscal Responsibility Act 1994.

John Whitehead
Acting Secretary to the Treasury

11 December 2002

        This Economic and Fiscal Update has been prepared in accordance with the Fiscal Responsibility Act 1994. I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Fiscal Responsibility Act 1994.

        To enable the Treasury to prepare this Update, I have ensured that the Acting Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 2 December 2002 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

11 December 2002

1

Economic and Fiscal Overview

        Real GDP growth and tax revenue have both come in better than previously expected. With both economic activity and tax revenue forecast to hold up, improved cash flow over 2002/03 is setting up a favourable dynamic around the Government's operating balance and gross debt position for the remainder of the forecast horizon. This sees improvements in the forecasts of the operating balance and gross debt compared with the Pre-Election Update. However, as usual, increasing uncertainty surrounds the forecasts as they extend out in the projection period. In particular, key judgements in the forecasts are around the extent to which the current higher-than-expected tax revenues are underpinned by cyclical or structural factors; and whether the global recovery proceeds as assumed in our economic forecasts.

Economic Outlook

The New Zealand economy has performed strongly over 2002

  •
  The domestic economy has been strong over 2002. At the heart of this strength has been solid growth in both private consumption and residential investment.

  •
  The external sector has also contributed to growth. Export volume growth has held up, although some of this reflects a rundown in stocks. Growth in imports has also been solid, reflecting domestic demand growth.

  •
  Past income growth, high levels of net migration, positive wealth effects from rising house prices, rising employment and positive consumer confidence have all underpinned household and business spending. This has been reinforced by a modest recovery in global growth over 2002, following very weak growth in 2001.

  •
  Falling terms of trade arising out of lower export prices and higher oil prices have been the major negative to emerge over the last year, but as yet this has not had a significant impact on growth.

  •
  Domestic strength, particularly in the construction, and wholesale and retail trade sectors, is expected to continue to support solid GDP growth in the September quarter, although not at the same rates seen in the first half of the year.

Looking forward, GDP growth is expected to moderate, but nevertheless remain robust

  •
  The short-term economic outlook is dependent on the relative weightings given to the fall in the terms of trade and weak outlook for the world economy, and the current strength in the domestic economy.

  •
  Since the Pre-Election Update, the global outlook has weakened. Consensus Forecasts of trading partner growth have been revised down to 2.5% from 2.9% in 2002 and to 3.0% from 3.6% in 2003. With this change in sentiment, expectations of the global economy returning to trend growth have been pushed further out.

  •
  The subdued pace of global economic recovery is forecast to continue to put downward pressure on the world prices of New Zealand goods. These are expected to feed through to lower terms of trade and are forecast to have an impact on the domestic economy from mid-2003, with GDP growth expected to slow to around 2.5% in annual terms. Consumption and residential investment growth rates ease as the impact of falling disposable income affects households. A slowing in net migration from mid-2003 also contributes to a slowing in the pace of growth.

  •
  The strong start to the year sees real GDP growth of 4.0% for the year to March 2003, significantly higher than the 3.1% expected in the Pre-Election Update. Growth of 2.5% is forecast for 2003/04.

Inflationary pressures are forecast to ease

  •
  The slowing in growth sees some reduction on the current pressures on resources, particularly in domestically orientated sectors. Employment growth is expected to slow, although the labour market remains tight, with the unemployment rate forecast to peak at 5.7%. This is a relatively low level compared with the last decade.

  •
  Annual CPI inflation is forecast to fall below 2% in 2003 as the economy slows, and fluctuate around this rate for the rest of the forecast period. Wage pressure from the labour market, that continues to remain tight in historical terms, counters some of the downward pressure on inflation.

Growth picks up in the medium term as the global economy recovers

  •
  Economic growth is forecast to recover to 2.8%-3.0% in annual average growth terms from the March 2005 year onwards. As the global economy recovers, export prices, manufacturing export volumes, and investment growth all pick up. The relatively low level of unemployment reinforces stronger investment growth over the medium term. As global growth recovers, firms look towards meeting extra output growth through additional capital.

Nominal GDP growth is more cyclical in the short term

  •
  The decline in the terms of trade in the March 2003 year sees nominal expenditure GDP growth slow to 3.6%, below the rate of growth in real GDP. Growth in nominal GDP picks up to 5.0% in the March 2004 year and remains above that forecast in the Pre-Election Update.

  •
  In the short term, the current account deficit is forecast to increase with the combined impact of the fall in the terms of trade, and moderate export volume growth hitting the goods and services balance, with the deficit deteriorating to 4.3% of GDP in March 2004. However, the marked improvement that we have seen around services' exports moderates the decline in the current account, which falls to 4.7% of GDP in March 2005 before improving to just over 4.0% of GDP at the end of the forecast horizon.

Fiscal Outlook

The OBERAC has improved since the Pre-Election Update and rises over the forecast horizon...

  •
  Taxation revenue in 2001/02 and the first four months of 2002/03 was much stronger than previously forecast, reflecting the stronger economic activity during 2002.

  •
  Looking forward, the revised macroeconomic forecasts result in increases to nominal GDP forecasts from the Pre-Election Update. In turn, this results in increases to the taxation revenue forecasts of around $1 billion in each year (around 2.5% increase on total tax revenues).

  •
  Growth in tax revenues has run ahead of the economic data, with the result that the tax-to-GDP ratio has risen towards 33%. A key judgement in these forecasts is that the tax-to-GDP ratio unwinds towards 32% over the forecast period.

  •
  There is some relatively minor offset through higher expenses due to higher indexation of benefits and an increase of between $150 million and $200 million in the forecast new operating spending in each year from 2003/04. The ongoing impact of the new operating spending for the 2003 Budget is therefore $1.1 billion (GST inclusive) (which includes the previously announced health package of $400 million).

  •
  A lower net debt position due to 2001/02 outturns and improvements to tax forecasts result in lower net finance costs throughout the forecast period.

  •
  Overall, the OBERAC (operating balance excluding revaluations and accounting policy changes) is higher than Pre-Election Update forecasts on average by $1 billion in each year. Net ACC and Government Superannuation Fund (GSF) valuation changes of around $1 billion since the Pre-Election Update have decreased the operating balance in the 2002/03 year.

  •
  The OBERAC rises over the forecast horizon towards 4% of GDP by 2006/07.

...enabling the Government to continue to apply surplus cash to its investment programme

  •
  Relative to the Pre-Election Update the forecast financing requirements for the period 2001/02 to 2005/06 have reduced by a net $4.9 billion ($1 billion occurred in 2001/02), reflecting improved cash flows from operations driven largely by the improvement to tax receipts. As a result, both gross sovereign-issued debt and net debt decrease relative to the Pre-Election Update.

  •
  A consequence of the cash flow improvements is that the 2002/03 bond programme has been reduced by $900 million to $2.5 billion. Projected programmes in future years have also reduced, particularly for 2003/04 where a reduction from $5.6 billion to $3.4 billion has been forecast.

  •
  Gross sovereign-issued debt is flat at around $36.2 billion.

  •
  The additional cash inflows over 2001/02 and 2002/03 have not been fully applied to a reduction in the 2002/03 bond programme, but rather are applied across two years to even out the impact. As a result, marketable securities and deposits (MSDs) are higher than would otherwise be the case (because of over-funding in 2001/02 and the timing of bond programme reductions across 2002/03 and 2003/04). Looking forward, MSDs fall from $10.7 billion in 2001/02 to $7.3 billion in 2004/05 (and remain flat thereafter)1.

1    Core Crown marketable securities and deposits are mainly the foreign-currency reserves maintained by the Reserve Bank.

Government Budget decisions since Pre-Election Update

  •
  The Government has allocated all of the 2002/03 contingency provision (the contingency provision was an amount set aside as a contingency to manage risks between the 2002 and 2003 Budgets).

  •
  The tables below provide a breakdown of the Government's operating and capital decisions since the Pre-Election Update.

Table 1.1—Government operating decisions since Pre-Election Update

	2002/03	2003/04	2004/05	2005/06	2006/07
	($ million)
Secondary Education: Collective Agreement	89	142	145	147	147
Primary Education: Collective Agreement	6	55	56	56	56
Kindergarten Teachers' Collective Agreement	5	9	15	20	20
Other education decisions	22	25	17	17	17
Painted Apple Moth	56	—	—	—	—
Southern Saltmarsh Mosquito	13	12	3	3	3
Other decisions	41	23	17	15	15

Total decisions since the 2002 Pre-Election Update	232	266	252	257	257

Source: The Treasury

        The fiscal forecasts included Cabinet decisions up to and including 2 December (the fiscal forecasts were finalised on 4 December). On 9 December, Cabinet agreed to decisions with an impact of between $9 million and $19 million. The largest decision was for additional funding of $12 million in 2002/03 and $13 million on an ongoing basis for the Department of Child, Youth and Family Services, to enable it to respond to increased demand.

Table 1.2—Capital spending

	2002/03	2003/04	2004/05	2005/06	2006/07
	($ million)
Fixed Wing Transport Review (C-130 Hercules and Boeing 757)	—	250	—	—	—
Auckland City Council Pensioner and Public Rental Housing	85	15	15	15	15
Tertiary Education Reform	27	—	—	—	—
Other capital decisions	12	2	—	—	—

Total decisions since the 2002 Pre-Election Update	123	267	15	15	15

Source: The Treasury

The fiscal forecasts are highly sensitive to risks around the economic forecasts

  •
  Underpinning our central forecast are the Consensus Forecasts for New Zealand's trading partners and key judgements about the interplay of the two main competing forces at work throughout the forecast period. These are the feed-through of weaker world growth into the domestic economy via declining terms of trade and lacklustre demand for exports, and a buoyant household sector that begins to slow in 2003.

  •
  However, events may turn out differently from our central forecast.

  •
  One of the major sources of uncertainty is around the international economic outlook, and at present, the risk appears weighted to the downside. Should global growth recover more slowly than expected, this would likely feed through into a more marked slowdown in the domestic economy than in our central forecast.

  •
  This would have implications for the fiscal position. In a scenario of delayed global recovery, lower nominal GDP growth would lead to lower tax revenues, and a lower operating balance. Weaker cash flows would also lead to lower debt repayments and hence higher finance costs. This means that even when economic growth recovers, the Government's operating balance continues to remain lower over the forecast horizon.

  •
  However, there are other scenarios where the outlook is more positive than our central forecast, which would result in improved fiscal positions from that forecast.

Table 1.3—Economic Indicators1

(Annual average % change, March years)	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
Consumption	1.9	3.7	2.9	2.0	2.4	3.1
Investment	4.9	6.1	6.0	3.9	4.2	3.8
Stock change[2]	0.1	(0.6)	0.2	0.0	0.0	0.0
Gross National Expenditure	2.6	3.5	3.8	2.4	2.8	3.2
Exports	2.0	9.1	4.3	5.2	4.3	3.6
Imports	2.1	8.7	7.7	4.1	3.5	4.5
GDP (Production Measure)	3.3	4.0	2.5	2.9	3.0	2.8
—annual % change	4.1	3.8	2.4	3.0	2.9	2.8
Employment[3]	2.5	2.4	0.9	1.6	1.4	1.3
Unemployment[4]	5.3	5.4	5.5	5.3	5.2	5.2
Wages[5]	3.5	3.2	3.8	3.4	3.3	3.3
CPI inflation[6]	2.6	2.3	2.1	2.1	1.9	2.0
Current account balance[7]	(2.1)	(3.5)	(4.3)	(4.7)	(4.1)	(4.2)
TWI[8]	51.6	56.5	56.5	56.5	56.5	56.5
90-day bank bill rate[8]	5.0	6.0	6.0	6.0	6.0	6.0

Sources: Statistics New Zealand, Datastream, The Treasury

NOTES:

1
Finalised 21 November 2002. Text finalised 9 December 2002. Additional tables are available on the internet: www.treasury.govt.nz.

2
Contribution to GDP growth.

3
Household Labour Force Survey, full-time equivalent employment.

4
Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

5
Quarterly Employment Survey, average hourly ordinary time earnings.

6
This is the CPI consistent series targeted by the Reserve Bank. Annual percentage change, March quarter.

7
Average for the March quarter.

Table 1.4—Fiscal indicators

Fiscal indicators ($ million)	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
Revenue
Total revenue	51,225	55,461	58,042	60,973	63,756	66,411
Total core Crown revenue	39,911	42,244	44,006	46,233	48,533	50,780
Expenses
Total expenses	—	52,956	54,205	56,457	58,575	60,486
Total core Crown expenses	75	40,112	41,151	42,831	44,603	46,150
Operating balance	2,391	2,505	3,837	4,516	5,181	5,925
OBERAC	2,751	3,521	3,837	4,516	5,181	5,925
Debt indicators
Gross sovereign-issued debt	36,202	35,522	35,923	35,860	36,069	36,196
Total Crown debt	36,747	38,070	37,420	37,336	36,969	35,888
Net core Crown debt	17,771	18,582	19,058	18,620	17,854	16,853
Net worth	18,726	21,231	25,068	29,584	34,765	40,690
Domestic bond programme	3,721	2,517	3,382	3,207	2,539	2,857
Nominal GDP	122,271	127,674	133,669	140,378	147,169	153,883

Fiscal indicators as a % of GDP	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
Revenue
Total Crown revenue	41.9%	43.4%	43.4%	43.4%	43.3%	43.2%
Total core Crown revenue	32.6%	33.1%	32.9%	32.9%	33.0%	33.0%
Expenses
Total Crown expenses	0.0%	41.5%	40.6%	40.2%	39.8%	39.3%
Total core Crown expenses	0.1%	31.4%	30.8%	30.5%	30.3%	30.0%
Operating balance	2.0%	2.0%	2.9%	3.2%	3.5%	3.9%
OBERAC	2.2%	2.8%	2.9%	3.2%	3.5%	3.9%
Debt indicators
Gross sovereign-issued debt	29.6%	27.8%	26.9%	25.5%	24.5%	23.5%
Total Crown debt	30.1%	29.8%	28.0%	26.6%	25.1%	23.3%
Net core Crown debt	14.5%	14.6%	14.3%	13.3%	12.1%	11.0%
Net core Crown debt plus assets of NZS Fund	14.0%	13.1%	11.4%	8.7%	5.9%	2.9%
Net worth	15.3%	16.6%	18.8%	21.1%	23.6%	26.4%

New Zealand Superannuation Fund
Fund asset returns (after tax)	15	69	193	343	522	724
Fund assets (year end)	615	1,884	3,877	6,366	9,198	12,371
% of GDP	0.5%	1.5%	2.9%	4.5%	6.2%	8.0%

Source: The Treasury

2

Economic Outlook

Recent Developments

Growth in the first half of 2002 was stronger than forecast in the Pre-Election Update...

        Economic growth accelerated over the first half of the year, with production GDP expanding by 4.7% on an annualised basis, compared with 3.3% in the second half of 2001. Despite revising growth up in the Budget Economic and Fiscal Update and in the Pre-Election Economic and Fiscal Update, growth came in ahead of expectations.

        After the strong 1.7% expansion in output in the June quarter, we estimate that the level of activity increased further in the September quarter, albeit at a slower pace than over the first six months of the year.

        The domestic economy was strong over the first two quarters of 2002 with solid growth in both private consumption and residential investment. We estimate that this domestic strength continued in the September quarter. A number of factors combined to drive growth over the first three quarters of 2002. Net migration for the year ended September 2002 was just over 37,000, providing additional stimulus to domestic activity. Increases in house prices of around 8% in the year to September have boosted household wealth. In addition, labour income increased above the level forecast at the time of the Pre-Election Update.

        The external sector also grew strongly over the first half of 2002. The March and June quarters both recorded stronger export volume growth than expected, with services and dairy exports making substantial contributions to growth. Much of the growth in dairy exports came from a rundown of stocks that had built up in the previous few quarters, rather than increased production. Growth in imports was solid, reflecting the momentum

Table 2.1—Economic outlook: central forecast1

(Annual average % change, March years)	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
Private consumption	2.4	3.7	2.6	2.6	3.0	3.0
Public consumption[2]	0.4	3.9	4.1	0.2	0.4	3.4
Total Consumption	1.9	3.7	2.9	2.0	2.4	3.1
Residential investment	3.2	18.2	6.8	-1.6	1.8	2.4
Market investment	6.0	1.9	5.6	5.7	5.1	4.3
Non-market investment	-2.8	-0.9	6.2	7.3	2.9	2.8
Total Investment	4.9	6.1	6.0	3.9	4.2	3.8
Stock change[3]	0.1	-0.6	0.2	0.0	0.0	0.0
Gross National Expenditure	2.6	3.5	3.8	2.4	2.8	3.2
Exports	2.0	9.1	4.3	5.2	4.3	3.6
Imports	2.1	8.7	7.7	4.1	3.5	4.5
GDP (Production Measure)	3.3	4.0	2.5	2.9	3.0	2.8
—annual % change	4.1	3.8	2.4	3.0	2.9	2.8
Nominal GDP (expenditure basis)	6.4	3.6	5.0	4.9	4.9	4.6
GDP deflator	3.7	0.0	2.2	2.0	1.8	1.6
Employment[4]	2.5	2.4	0.9	1.6	1.4	1.3
Unemployment[5]	5.3	5.4	5.5	5.3	5.2	5.2
Wages[6]	3.5	3.2	3.8	3.4	3.3	3.3
CPI inflation	2.6	2.3	2.1	2.1	1.9	2.0
Export prices[7]	3.1	-12.8	-2.8	0.4	0.0	0.0
Import prices[7]	-0.9	-7.3	-2.0	0.0	-0.2	-0.1
Current account balance
—$million	-2,595	-4,412	-5,668	-6,525	-5,958	-6,397
—% of GDP	-2.1	-3.5	-4.3	-4.7	-4.1	-4.2
TWI[8]	51.6	56.5	56.5	56.5	56.5	56.5
90-day bank bill rate[8]	5.0	6.0	6.0	6.0	6.0	6.0
10-year bond rate[8]	6.7	6.5	6.2	6.2	6.2	6.2

Sources:    Statistics New Zealand, Datastream, The Treasury

NOTES:

Forecasts finalised 21 November 2002. Text finalised 10 December 2002. Additional tables are available on the internet: www.treasury.govt.nz.

2
The forecast profile for public consumption is influenced by government defence spending.

3
Contribution to GDP growth.

4
Household Labour Force Survey, full-time equivalent employment.

5
Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.

6
Quarterly Employment Survey, average hourly ordinary time earnings.

7
Overseas Trade Index basis, annual average percentage change, March quarter.

8
Average for the March quarter.

Assumptions Underlying the Central Forecast

        The international outlook conforms to that presented in the November Consensus Forecasts and Asia Pacific Consensus Forecasts.

        The forecasts assume no military conflict in Iraq. However, the impact of uncertainty about possible conflict is implicitly built into the Consensus Forecasts described above.

        Our forecasts assume an equilibrium exchange rate of 56.5 on a Trade Weighted Index (TWI) basis and a neutral short-term interest rate of 6.0%.

        The central forecast assumes a slightly below average growing season for the 2002/03 year, before returning to normal growing seasons further out.

        The change in the Policy Targets Agreement negotiated between the Governor of the Reserve Bank of New Zealand and the Minister of Finance does not to lead to any marked change in price-setting behaviour or inflation expectations.

        In the domestic economy. However, the net external sector is estimated to have subtracted from growth in the September quarter. We estimate a fall of around 1.0% in exports in the September quarter, with most categories of exports declining. Dairy exports provide a partial offset with export volumes continuing to rise. A strong rise in import volumes is expected to compound the fall in exports, with the volumes of most of the major import groups having increased, with the exception of plant and machinery. The fall in plant and machinery imports is expected to contribute to a fall in market investment in the September quarter.

...and the labour market has remained tight

        After the June quarter showed a picture of stronger employment and weaker wages than forecast at the Pre-Election Update, both came back towards the forecast in September. However, continued increases in hours worked left labour income above the level forecast at the Pre-Election Update. Net migration gains contributed to solid working-age population growth of 1.9% in the September 2002 year. With participation rates staying around recent-historical highs, the labour force grew a strong 3.0% in the year ended September 2002 and the unemployment rate increased slightly to 5.4% in the September quarter.

Prices and monetary conditions have been largely in line with the Pre-Election Update

        The CPI increased 2.6% in the year to September 2002, a decline from 2.8% in the year to June 2002. The Reserve Bank of New Zealand (RBNZ) measure of non-tradable2 inflation increased 3.6% in the year, while the prices of tradable3 goods increased by 1.6%. The steady increase in non-tradable inflation is consistent with the sources of domestic growth, especially in construction, housing, retailing and other service sectors, and provides evidence of related capacity pressures.

Non-tradables are items produced domestically with little direct foreign competition.

Tradables are goods that are imported, have a large imported component or where production faces significant direct competition from overseas.

        After falling to 52.4 in mid-August, the New Zealand TWI has rallied back up to 57.0, around the level forecast in the Pre-Election Update, and close to our assumed long-run equilibrium.4 Subdued tradable goods inflation reflects in part the appreciation of the New Zealand dollar. In annual terms, tradable inflation has fallen from over 4% in early 2001 to below 2% in the September 2002 year.

In broad terms the equilibrium exchange rate is the level at which the economy is in balance. The equilibrium exchange rate will tend to vary between forecasting rounds depending on what happens to other forecast variables, such as the terms of trade, relative inflation and desired external debt levels.

        The RBNZ lifted interest rates by 25 basis points to 5.75% at the July Official Cash Rate (OCR) review, but has since left rates unchanged. The 90-day rate has declined from just over 6.0% in mid-July to around 5.9% where it has remained since the beginning of August. With the fall in the exchange rate, monetary conditions as a whole were slightly more stimulatory than forecast in the Pre-Election Update but have recently moved back to expected conditions.

Export prices have been stronger than forecast in the Pre-Election Update, but are beginning to reflect the downturn in world activity

        At the time of the Pre-Election Update, subdued global growth was expected to negatively impact on the world prices received for New Zealand's exports. Prices were expected to fall sharply, largely due to sharp declines in dairy prices and ongoing weakness in crude and manufacturing export prices. Combined with an appreciating TWI, the fall in export prices was expected to lead to a sizeable fall in export receipts, with farmers to feel the largest declines.

        Although the prices of most New Zealand export goods fell in the first half of 2002, the price falls of some commodities have not been as large as anticipated. Meat, wool and manufacturing prices all held up better than expected. Dairy prices have been an important exception, falling further than expected over the first half of 2002. On the other hand, import prices have been stronger than forecast in the Pre-Election Update.

        Merchandise trade data and commodity price information suggest that export prices fell further in the September 2002 quarter, with dairy prices likely to record another sizeable fall as the decline in spot prices earlier in 2002 flows into export prices. Oil prices increased sharply in the September quarter with a "war premium" driving prices up and boosting import prices in the quarter. The terms of trade are therefore estimated to have fallen again in the September quarter.

Growth in the nominal economy has been weaker than the real economy

        Although the real economy recorded a 1.7% rise in the June quarter, nominal GDP fell 1.1%, driven by a 2.2% decline in the GDP deflator. A fall in export prices contributed to the fall in the deflator. Overall, nominal expenditure GDP, an important determinant of the fiscal position, rose 5.2% over the year to June 2002, lower than our Pre-Election Update forecast of 5.6%, and seemingly at odds with the strength of tax revenues. However recent data revisions suggest growth for the June year will be revised up (see Stop Press at the end of the chapter).

Growth in economic activity in most of New Zealand's trading partners has recovered, albeit modestly, over 2002 after a very weak year in 2001

        Based on three quarters of data to September, GDP growth in the United States (US) is likely to be in excess of 2.0% in the 2002 calendar year, after growing at 0.3% in 2001. Household spending, which has remained robust, and an end to destocking have led the recovery in growth. Growth in Australia over 2002 has been resilient at 3.7% in the year to September, on the back of strong domestic demand. However, growth in the Euro area has slipped and is likely to be weaker than the 1.6% growth recorded in 2001. And while Japan looks likely to record negative growth again in 2002, growth elsewhere in Asia has been more resilient, with China and Korea leading the way.

However, sentiment around prospects has "flip-flopped" and expectations of a return to trend growth have been pushed out...

        The months before the Pre-Election Update saw increasing optimism about the global economy as it looked like the US was accelerating out of its 2001 recession. More optimistic expectations were reflected in the Consensus based forecasts underpinning the Pre-Election Update, with trading partner growth expected to pick up to 2.9% in 2002 and 3.6% in 2003.

        However, sentiment around the global economy, together with the flow of data, turned less positive from mid-year. The performance of international equity markets contributed to the changing mood. World equity markets recorded large falls in July through to early October. While the falls were led by US equity markets, most major equity markets in other parts of the world also recorded large falls.

New Zealand's Recent Economic Performance in a Global Context

        Over the last few years New Zealand has been one of the better performing OECD economies. Between December 1998—when trading partner growth was at its lowest point following the Asian crisis—and September 2002 output has expanded 15.1% in New Zealand and 12% in Australia. The Euro area and the US have grown 10.2% and 9.4% respectively. The level of output in Japan is up only 2.4% on where it was in December 1998. While some of this difference in growth reflects the fact that countries were at different stages of their economic cycles at the start of the period, recent New Zealand performance has also been important.

        This better growth performance has been mirrored in other aspects of economic performance. In New Zealand employment is up 9.1% since December 1998 and the unemployment rate has fallen 2.3 percentage points. Australia and the Euro area have also achieved similarly robust employment growth that has contributed to lower unemployment, whereas the US and Japan have experienced lower or negative employment growth and higher unemployment, albeit from low levels.

        These developments have seen most of the spare resources available in the New Zealand economy absorbed back into productive use. As discussed in the main chapter, on many historically based measures the New Zealand economy is operating at around or above capacity. One summary measure of this is the "output gap". On OECD estimates New Zealand is one of a handful of countries operating with a positive output gap over 2002, suggesting New Zealand is operating slightly above capacity. Given the slow growth achieved by most OECD economies over 2000 and 2001, most are operating below potential. These relatively different cyclical positions are reflected in respective inflation rates and the stance of monetary policy. Less spare capacity and inflation running near the top of the monetary authority's objective help explain why policy interest rates are closer to neutral in New Zealand in contrast to a number of other OECD economies.

Figure 2.6 – Growth in real GDP

Index
116
114
112
110
108
106
104
102
100
98
Dec-98
Sep-99
Jun-00
Mar-01
Dec-01
Sep-02
NZ
US
Euro area
Japan
Aus

Figure 2.7 – Labour market developments

Percent
10
8
6
4
2
0
-2
-4
Employment growth
Change in unemployment rate
New Zealand
United States
Australia
Euroarea
Japan

Figure 2.8 – Estimated output gap 2002

% of potential GDP
3
2
1
0
-1
-2
-3
Japan
Germany
Netherlands
Finland
Italy
OECD
US
Euro area
UK
Australia
Sweden
Canada
NZ
Ireland

Figure 2.9 – CPI inflation

Annual % change
6
5
4
3
2
1
0
-1
-2
Dec-98
Mar-00
Jun-01
Sep-02
NZ
US
Australia
Euro area
Japan

Sources: OECD, Datastream

        Equity market falls have resulted in sizeable declines in household and corporate wealth, and have dented confidence. While equity markets have rallied somewhat in October and November there is still the risk of volatility and further falls.

        International political events have also contributed to fluctuating views on the outlook for the world economy, with the possibility of military conflict in Iraq adding to uncertainty. While our forecasts assume no military conflict in Iraq, the trading partner growth outlook implicitly reflects the effect of uncertainty in global political events built into business and consumer confidence, and oil and asset prices. The possibility of conflict was a factor in oil prices rising towards the US$30 per barrel mark in September. Similarly, changing expectations have been at play in the subsequent decline in oil prices to around US$26 at present. We can expect oil prices to remain volatile as United Nations' weapons inspections in Iraq progress and as people assess and re-assess the possibility of conflict.

...and trading partner growth is expected to be weaker in 2002 and 2003 than at the time of the Pre-Election Update

        November Consensus Forecasts point to trading partner growth of 2.5% in 2002 and 3.0% in 2003. Since the time of the Pre-Election Update major downward revisions to Consensus growth forecasts have occurred for the US, Australia and Europe, with the outlook for Asia holding up more favourably. Most of the revisions to Consensus US growth forecasts are for 2003 with the current forecast of 2.7% well below the 3.6% expected mid-year.

        Several factors contribute to being cautious about a rapid return to vigorous global growth. Consumption is likely to stay weak in the Euro area and Japan, leaving the United States to provide the main global impetus. Additionally, business spending is being restrained by an effort to boost profits, the increased cost of equity capital, and uncertainty about war in the Middle East. Nevertheless, as the factors holding back business spending gradually dissipate, global growth is expected to gain momentum in 2003.

        Forecast growth in Australia in 2002 has been revised down to 3.6% and to 3.3% in 2003. Severe drought conditions currently being experienced in some parts of Australia have contributed towards the downward revisions. The drought is expected to cut rural production and income sharply with the Reserve Bank of Australia suggesting that GDP growth could be directly cut by 1.0% as a result. Nevertheless, the domestic economy is expected to remain relatively robust, although the timing and magnitude of the expected slowdown in the housing cycle add uncertainty to the outlook.

Risks remain around the world outlook

        Even with the revisions to trading partner growth, and downside risks around the world outlook are more easily identifiable than upside risks. The impact of wealth losses on activity is still uncertain and international political risks continue to weigh on sentiment. With these downside risks in mind, we have developed a low world growth scenario in the Risks and Scenario chapter of this document.

        While most of the near-term risks to the global outlook are on the downside, we do not rule out the possibility that growth could be stronger than current Consensus expectations. The Consensus Forecasts do not see a substantial bounce-back in activity, with growth expected to be modest at around 3-3.5% for 2004-2006. It is possible that growth will surprise on the upside after the current period of sub-trend growth.

World Growth Assumptions

        Trading partner growth forecasts using the November Consensus Forecasts are summarised below.

Calendar years	2001	2002	2003	2004-2006
Australia	2.7	3.6	3.3	3.7
Japan	-0.3	-0.9	0.8	1.1
US	0.3	2.3	2.7	3.2
Europe*	1.6	1.0	2.0	2.3
Non-Japan Asia**	1.9	4.8	5.0	5.6
Trading partner growth	1.4	2.5	3.0	3.4

*
UK, Germany, Italy, France (weighted by export share).

**
Korea, Taiwan, China, Malaysia, Hong Kong, Singapore (weighted by export share).

The Near-Term Outlook

        The short-term economic outlook is driven by weighing up the impact of two competing forces:

  •
  The flow-on from the fall in the terms of trade over 2002 and the prospect of only a moderate pick-up in global growth over 2003.

  •
  The strength in the domestic economy.

        In the Pre-Election Update we expected the decline in the terms of trade to begin to impact on domestic activity in the second half of 2002. However, the fall in export prices does not appear to have had a strong impact on domestic economic activity to date, and in the short term we expect the strong domestic economy to dominate developments. Economic growth in the first half of 2002 exceeded our expectations, and our central forecast sees a higher level of economic activity continuing over the second half of 2002 and into the beginning of 2003, with the impact of the falling terms of trade likely to take longer to flow through the economy than we expected at the time of the Pre-Election Update. GDP growth is forecast to fall over the 2003/04 year. The timing of the impact of the terms of trade fall on the rest of the economy is a key judgement underpinning the central forecast.

We expect a decline in the terms of trade of over 6% in the March 2003 year...

        Ongoing weakness in the world economy is forecast to continue to put downward pressure on the world prices of New Zealand goods. However, the recovery in world dairy spot prices, measured in the ANZ Commodity Price Index in the latter part of 2002, should see dairy prices level off in the December quarter as spot price developments flow through to export prices. We expect world dairy prices to recover further over 2003 and 2004 but remain below the peaks of 2001.

        Meat prices are also forecast to fall over the remainder of 2002 and into 2003. To date, meat export prices have held up above our Pre-Election Update forecasts, but spot prices have begun to ease. Increased slaughtering in the US and Australia is expected to exert downward pressure on prices over the next year, largely in beef prices. We expect the prices of crude materials and manufactured exports to fall, given a prolonged period of sub-trend world economic growth.

        While oil prices eased somewhat in October and November after September's sharp increase, prices remain around 10% higher than at the end of last year. Oil price movements are likely to be reflected in higher mineral fuel import prices in the September quarter, but we expect prices to ease in the December quarter of 2002 and the beginning of 2003, before drifting lower over the rest of the forecast period. The weak world recovery is expected to push import prices of most other categories of goods down until late 2003.

        The forecast export and import price developments combine to give a terms of trade fall of 6.4% in the year to March 2003. While the fall in the terms of trade is large, in a historical sense the terms of trade are forecast to remain at a relatively high level. The terms of trade recover a little in the 2004 and 2005 March years as export prices pick up and import prices trend downwards.

...but economic growth in New Zealand is forecast to hold up well in the short term, although not at the same rate as in the first half of 2002

        As a result of the cold spring and NIWA predictions of a mild to moderate El Nino event, a below average growing season is built into the primary sector forecasts for 2002/03. However, in aggregate, ongoing productivity improvements and increased livestock numbers, particularly in the dairy herd, provide an offset. We expect a rebound in export volume growth in the December quarter after the fall in September. A positive contribution from dairy exports is an important factor with an ongoing rundown of stocks providing a further offset to some of the effects of adverse spring weather on primary production. Volume growth in the March 2003 quarter is forecast to be more subdued than December. A quicker or slower rundown of stocks over the first half of 2003 could provide a larger or smaller export contribution to growth than our central forecast.

        In the short term, manufactured exports' growth is forecast to be modest, but benefits from ongoing growth in Australia and especially in the housing sector, is providing a partial offset to weak growth elsewhere. Exports of wood and wood products are expected to be solid, with the Australian housing market and solid demand from Korea and China holding exports up, despite the delayed recovery in world economic activity.

        Services' exports are forecast to provide a solid contribution to growth in the near term. Tourist arrivals have rebounded following the post 11-September fall and our central forecast is for ongoing growth. Exports of education services have provided a boost to export volumes recently and are expected to continue to support exports of services.

        The December 2002 and March 2003 quarters see a slowdown in consumption growth compared with early in 2002, but continued robust growth in residential investment means the domestic economy is expected to make a solid contribution to growth. The central forecast also includes a pick-up in the growth of market investment, reflecting a rebound from the September quarter, but also a need for firms to invest to increase production with labour being relatively scarce. However, increased uncertainty around the global outlook is a risk, and could see firms, particularly those in the tradable sector, defer investment plans. The momentum in the domestic economy sees the level of imports increase somewhat in the year to March 2003.

        Overall, real GDP growth of 4.0% is forecast over the year to March 2003. The corresponding increase for real expenditure based GDP is 3.6%. Nominal, or current price, expenditure GDP is forecast to increase 3.6% in the year to March 2003. The decline in export prices drives growth in the GDP deflator to zero and that sees growth in nominal expenditure GDP equal real expenditure GDP growth.

Inflation pressures are forecast to ease in the year to March 2003...

        Measures of capacity utilisation, such as the New Zealand Institute of Economic Research (NZIER) measure of capacity utilisation in the manufacturing and building sectors, skill shortage indicators and the unemployment rate, amongst others, suggest that firms are operating at utilisation levels that are high historically. Our business talks also indicate that the labour market is tight with labour harder to find than previously. However, assessing the aggregate pressure on resources and particularly the spill-over to inflation is always a challenge. Estimates of trend output are difficult to estimate and subject to uncertainty. It is likely that trend growth has edged up in recent times with the growth in working-age population, a fall in the trend rate of unemployment and increases in labour force participation. Moreover, our forecasts suggest growth will track more in line with capacity over the second half of 2002/03.

        Weak global growth via its impact on import and export prices, and the appreciation in the exchange rate are providing an offset to some of the domestically sourced price pressures in the aggregate. In addition, our business talks reveal little widespread intention by firms to accelerate how much they raise prices, with many constrained by competitive pressures. Reflecting these combination of factors annual CPI inflation is forecast to ease to 2.3% in the year to March 2003. The largest upward contributions to inflation are likely to come from non-tradable goods, including the housing and housing operations categories. Downward pressure on the rate of tradables inflation is forecast to continue. Non-tradable prices remain an area we will monitor over coming quarters given the scope for upside surprises if the domestic economy turns out stronger than forecast in the central track.

...and 90-day interest rates remain flat at 6.0%

        With CPI inflation forecast to ease, and the prospect of weaker economic growth over 2003, interest rates are forecast to remain unchanged in the near term. With the TWI currently tracking around 57.0, close to our assumption of equilibrium, we have assumed an unchanged exchange rate path from that in the Pre-Election Update. History suggests that we could see more of a cycle in the exchange rate, either up or down, and this is a risk to our central forecast.

Net migration stays at high levels in the near term but eases over the rest of the forecast period...

        Net migration looks set to run above our Pre-Election Update assumption of 15,000 in the June 2003 year and we have revised our assumption up to 30,000 for the 2002/03 year. Net migration is assumed to fall back to 15,000 in 2003/04 with departures assumed to rise and arrivals falling away from the peak of mid-2002. Further out we assume permanent long-term net migration of 5,000 per year.

...and the labour market remains tight in the March 2003 year

        With more momentum in the economy than we forecast in the Pre-Election Update, we expect more employment growth over the short term than previously. With solid working-age population growth and the participation rate remaining high, the labour force is expected to grow 2.4% in the March 2003 year. Employment growth is strong at 2.4% and the unemployment rate is forecast to be 5.4% in the March 2003 quarter.

        Wage growth accelerates a little, with Quarterly Employment Survey wages forecast to grow 2.8% in the year to March 2003. Quarterly growth rates of around 1.0% are forecast in the near term on the back of a tight labour market.

Trend Growth Developments

        Trend growth of real GDP is the rate at which real GDP (aggregate output) rises over the medium term. Trend growth rates are closely linked to living standards. They are also important for policy settings. For example, they have implications for inflation and monetary policy. When actual growth is above trend the pressure on resources tends to raise inflation. The concept of trend output is also an input into assessments of the structural fiscal position. For example, estimates of trend growth are used in the calculation of the cyclically adjusted operating surplus discussed in the Budget Policy Statement.

        A variety of techniques can be used to make estimates of trend growth, the use of which will depend on the purpose to which they are being applied. Some techniques will be better suited for some purposes than others. Statistical filters have been developed to extract the trend from real output data. The Hodrick-Prescott (HP) filter is probably the most well known filter; others include the Kalman filter and the multivariate (MV) filter.5 A production function provides an alternative method, where trend output is broken into the accumulation of capital and labour, and total factor productivity (TFP), which captures the growth in the economy's ability to produce more output with a given level of inputs.

The MV filter incorporates structural economic information into the filtering process.

        The Treasury uses a variety of techniques to estimate trend growth. Using our December Update forecasts of real GDP, both our HP and MV filter estimates suggest trend growth of around 3.1% at the moment. All methods have limitations and caveats around their use. For example, the HP filter is sensitive to the last observations fed into the filter. These observations are usually forecasts, so measures of trend today are strongly influenced by views about the future. Figure 2.12 illustrates this by showing the effect on the current estimate of trend with alternative forecasts ±1% to our central forecast.

        We have recently added to the methods we use by looking at "on-trend" methods, following the approach the UK Treasury uses to estimate trend growth6. "On-trend" points represent the dates where actual output is believed to have been at the trend level implying no change in the degree of inflationary pressure in the economy. A range of survey and other information is used to determine when the economy is "on-trend"7. For past cycles, "trend" output growth is the annual average growth rate between two (half-cycle) or three (full-cycle) on-trend points.

Trend Growth: Recent Developments and Prospects, HM Treasury, April 2002.

The survey information we have used is the NZIER measure of capacity utilisation and skill shortage indicators.

        The on-trend approach does not suffer the "end-point" problems associated with some statistical filters, nor do survey indicators tend to be revised leading to some additional certainty about the on-trend dates once these are decided on. However, a drawback is that the results are sensitive to the dating of on-trend points. This can be illustrated from figure 2.13 where taking a different long-run average to that shown (for instance, using a series of shorter periods) would lead to different on-trend points.

        Once the "on-trend" points are identified estimates of trend growth can be decomposed into its components: labour productivity growth, employment rate growth, average hours worked growth and working-age population growth8.

Labour productivity is total output divided by total hours worked, the employment rate is total employment divided by the working age population and working age population is defined as everyone over the age of 15.

        Using the "on-trend" points identified in the table below, our estimates suggest trend growth rates, and the relative contribution of each component to trend growth, have fluctuated over time. For example, trend growth is estimated to have been only 0.7% in the full-cycle covering the 1984-1993 period, but 3.5% in the 1981-1984 full-cycle and 3.4% in the 1993-1999 full-cycle.

Hours based decomposition of trend growth

	Trend labour productivity
			Trend average hours(2) (3)	Trend employment rate(2) (4)	Trend working age population (5)
	Underlying(1) (1)	Actual (2)				Trend output(3) (6)
Over full economic cycles
1981q3 to 1984q1	0.5	1.3	0.9	-0.4	1.7	3.5
1984q1 to 1993q1	-0.2	0.4	0.1	-0.8	1.1	0.7
1993q1 to 1999q1	1.8	1.3	-0.4	1.0	1.5	3.4

1
Underlying trend labour productivity (output per hour) is calculated as trend actual labour productivity (2) +0.5 × trend employment rate growth (4). The 0.5 ratio is taken from the HM Treasury analysis.

2
Lags between output and employment are allowed for. Employment is assumed to lag output by around three quarters.

3
Sum of columns (2), (3), (4) and (5). Figures independently rounded.

        As well as understanding what factors have contributed to trend growth in the past, the "on-trend" approach allows forward looking estimates of trend growth to be built-up from projections of the components. Looking at how the components of trend growth might be changing provides another way of thinking about the extent of pressure on resources.

        Labour productivity growth has been around 1.4% in the period since our last estimated on-trend point in 1999. "Underlying" labour productivity, or actual productivity adjusted for changes in the employment rate, will be higher than measured productivity if new people entering the workforce take time to become as productive as the established workforce. Since 1999 there has been a trend decline in the unemployment rate and the participation rate has moved up. Both of these factors have pushed the employment rate up and contributed to trend output growth. Working-age population growth is being boosted by net migration at the moment, further contributing to trend growth. All of these factors are providing support to trend growth and offsetting some of the pressure on resources in the economy.

        Labour productivity growth will be an important determinant of trend growth looking forward. Our forecasts show labour productivity growth averaging around 1.5%, a little above our estimate of trend over the 1993-99 cycle, but below possible estimates of "underlying" labour productivity. Further falls in the trend unemployment rate or rises in the participation rate would provide additional contributions to trend growth in the future. Our forecasts assume a roughly constant trend unemployment rate and trend participation rate. A continuation of recent developments would see some upside to trend growth from both these sources. Statistics New Zealand population projections suggest a slowing contribution to trend growth from working-age population growth in the future, but the contribution is dependent on net migration. Our migration assumptions see the contribution of working-age population growth towards trend growth falling from 1.9% in 2002/03 to around 1.2% by 2006/07.

Outlook for 2003/04 and Beyond

GDP growth is expected to slow in 2003, as the effects of the terms of trade fall flow into domestic activity, before rebounding in 2004...

        While the central forecast sees growth holding up in the near term, the impact of slow trading partner growth, falling export prices and declining export revenues is expected to be increasingly felt during 2003. Real GDP growth of 2.5% is forecast for the year to March 2004, before recovering to 2.8-3.0% over the rest of the forecast period. Farmers are likely to face the biggest declines in income as the falls in the price of meat, but particularly dairy, exports flow into farm-gate revenue. Farm incomes nevertheless remain high by historical standards. The assumed decline in net migration also contributes to the slowing in the pace of growth.

...consumption and residential investment slow as disposable income growth falls

        Private consumption is forecast to grow at 2.6% in 2003/04 and 2004/05 years, down from 3.7% this year. Slower population and disposable income growth, including the declines in farm revenue, drives the slowdown. Likewise, the pace of residential investment growth is forecast to fall from the 18.2% growth expected in the 2002/03 year. Households are forecast to smooth through some of the slowdown in disposable income growth, such that consumption growth does not fall as much as the fall in disposable income growth and household savings fall this year and next as a result. There are a number of upside risks to this component of our central forecast. If migration holds up more than we expect or consumers are more resilient to lower income growth, then consumption and residential investment growth could be stronger than forecast here.

Export volume growth is weak early in 2003 but recovers later in the year as the world economy picks up

        The sizeable rundown in dairy stocks that boosts export volumes in the second half of 2002 is expected to be less prominent over 2003/04 and there is a pullback of dairy exports as production growth is hampered by cold weather late in the spring of 2002. Meat exports are forecast to be weak in the second half of the 2003 calendar year, with production growth limited by an expected decline in sheep and beef cattle numbers and a fall in average slaughter weights, while a high lambing percentage provides some offset and boosts exports. A very dry summer associated with the El Nino weather pattern New Zealand is experiencing is a risk to primary sector production, but the central forecast assumes that New Zealand does not experience severe drought conditions.

        Manufacturing growth is forecast to pick-up from the middle of 2003 as the world economy recovers. Wood and wood products' volume growth is also robust. However, total export volume growth falls to 4.3% in the March 2004 year before recovering to 5.2% in the 2005 year. The outlook for the world economy is a key risk for manufacturing exports as is the exchange rate. A pronounced cycle in the exchange rate is likely to have an impact on demand for New Zealand exports, particularly manufacturing, and consequently impact on the pattern of growth.

        Import volume growth is forecast to fall to 7.7% in 2004 and 4.1% in 2005, with the slowing domestic economy reducing the demand for imports. The import penetration ratio picks up, reflecting the trend increase in the last 15 years.

Investment growth picks up momentum as the economy recovers

        Market investment growth is forecast to be 5.6% in the year to March 2004 and remains reasonably strong over the forecast period after the muted 1.9% growth in the March 2003 year. With the unemployment rate remaining relatively low over the forecast period, firms will need to look towards capital investment to increase productive capacity. This results in a period of capital deepening, with an increasing capital to labour ratio, after the strong employment growth over 2001 and forecast into the March 2002/03 year. Our recent business talks indicate that the balance sheets of many firms are in good shape and this should help underpin investment growth. The corporate tax take over 2002 is also consistent with the view that firms have had a number of good years.

        The period of capital deepening enables firms to increase capacity and relieve pressure on resources, without large increases in prices or wages.

Recent Household Sector Developments9

        New Zealand households' saving rate has been declining for the past two decades, with the saving rate in negative territory since 1994. The rate of dis-saving looks to have reduced somewhat in 2001/02, largely on the back of strong farm and labour income. However, our forecasts of income and spending imply a partial reversal of this improvement over the next two years. The forecast decline in farm income and slower employment growth are the main drivers on the income side. At the same time households have increased their consumption spending, and are forecast to continue to do so, albeit at a slower rate of growth than in the recent past.

This box was finalised before the release of the National Accounts for the March 2002 year. The 2002 year figures used in the graphs are therefore our estimates rather than official data.

        Residential investment is also increasing strongly in the 2002/03 year. As a result household debt levels have continued to rise. Between 1990 and 2002, our estimates suggest household debt levels have risen from 47% to 110% of disposable income. Our forecasts show this ratio increasing towards 130%. Households' debt servicing ability (as measured by interest payments as a percentage of disposable income) improved in recent years, owing to a combination of lower interest rates and higher disposable income growth, but is forecast to increase this year and beyond.

        Our forecasts show a household sector increasingly exposed to both changes in interest rates and shocks to income. In the absence of adverse shocks our judgement is that households will continue to increase their indebtedness, alongside moderately rising net worth. However, at the debt/income levels forecast, household balance sheets will be in relatively uncharted territory, and a greater or lesser willingness to "gear-up" is certainly possible. As a rule of thumb, household disposable income decreases by around 1.0% for every 1.0% increase in interest rates.

Employment growth slows but the labour market remains tight over the forecast period

        With economic growth slowing in 2003/04, employment growth is forecast to slow to 0.9% after three years of growth in excess of 2.0%, as firms look to increase productivity. Capital deepening facilitates productivity growth of around 1.5% over most of the forecast period.

        The labour market participation rate is forecast to fall back from its current peak but remain high in an historical sense. Together with the assumed slowing in net migration, the fall in participation means that labour force growth slows over the forecast period. Over 2003/04 the unemployment rate rises to around 5.7% early in the year as economic growth slows. The subsequent pick-up in GDP growth sees a pick-up in employment growth in the 2005 year and the unemployment rate falls back to 5.2% by the end of the forecast period.

        The tight labour market sees the nominal Quarterly Employment Survey wage measure growing between 3.0% and 3.5% from 2004 onwards. However, in quarterly terms the rate of growth is below the rates forecast in early 2003 with the slowdown in economic growth taking some of the pressure out of wage growth over the 2003/04 year.

The inflation rate hovers around 2.0% and monetary conditions are likely to remain around current levels

        After falling to 2.3% in March 2003, annual CPI inflation is forecast to continue to ease over 2003. Real GDP growth below potential next year and import prices falling over the forecast period, exert some downward pressure on inflation. Increasing unit labour costs as wages rise acts in the other direction.

        Annual CPI inflation is forecast to average around 2.0% over the latter part of the forecast period compared with around 1.5% in the Pre-Election Update. The recent changes to the Policy Targets Agreement are not expected to lead to any marked change in price-setting behaviour. This is an issue we will monitor closely.

        With CPI inflation forecast to be comfortably inside the 1% to 3% target range short-term interest rates are forecast to remain around current levels over the forecast period. The risks around the central forecast for interest rates are balanced. In the event of the world economy taking longer to recover than in the trading partner growth forecasts underpinning the central forecast, there may be room for the RBNZ to cut interest rates. However, if domestic economic activity and capacity constraints prove stronger than forecast then interest rates may need to rise to counteract inflationary pressure.

Growth in nominal GDP picks up after the slowing in 2002/03

        Higher consumption price inflation on average over the latter part of the forecast period sees nominal GDP growth track above that of recent forecasts. After low growth in the 2002/03 year on the back of falling export prices, nominal GDP is expected to grow at around 5.0% from the March 2004 year onwards.

The current account deficit widens

        The downturn in export prices in 2003 and modest export volume growth over 2004 see the current account deficit widen over the forecast period. The goods and services balance deteriorates, despite improvements in the balance on services, with the terms of trade fall eroding the goods and services balance in 2002/03 and 2003/04. The current account deficit is forecast to widen to 3.5% of GDP in March 2003, compared with 2.1% in 2002, and troughs at 4.7% in 2005, before recovering somewhat to around 4.0%.

        The current account in 2002 has benefited from the reclassification of the education of foreign students' expenditure as exports of services rather than private consumption. The central forecast assumes that the "levels gain" from this reclassification is maintained.

Stop Press

        The National Accounts: Year Ended 2002 were released on Wednesday 4 December. This release date was outside our timeframe for incorporation into the December Economic and Fiscal Update.

        Nominal expenditure on GDP was $122.4 billion in the year to March 2002, increasing 7.4% on the previous year. This represents a revision to previously published data of close to $1billion with almost all of the revision occurring in Public consumption. Prior to this release Statistics New Zealand had already taken the opportunity to revise up nominal GDP for the year to March 2002 by $1.4 billion with the June quarter GDP release at the end of September. In this release the bulk of the revisions for the year to March 2002 occurred in Private consumption.

        The release on 4 December also provided the first estimate of the income measure of nominal or current price GDP for the 2001/02 March year of $122.2 billion, and revisions to earlier years, a 7.4% increase on 2000/01. Growth was evenly spread between Compensation of Employees (essentially labour income) and Net Operating Surplus (pre-tax profits before net interest payments) with 7.8% and 8.1% respectively. Strong growth in primary and related sectors was a feature of the growth in operating surplus. Another feature of the release was very large increase in net national saving, which increased from 2.3% of national disposable income in 2000/01 to 5.9% in 2001/02.

        The revision to nominal expenditure on GDP represents a higher starting base for our projections. While the release does not change our view of real or nominal GDP growth going forward, the revision would be carried through our numbers leading to a higher level of nominal GDP over the forecast period.

Explaining the new format and content of the accounts

        These forecast financial statements have been prepared on a different basis from the past. In summary, from 1 July 2002, the forecast financial statements include the full line-by-line consolidation of state-owned enterprises (SOEs) and Crown entities (previously the accounts only consolidated the net surplus in the operating balance and net investment/net worth in the balance sheet). In addition, there are some adjustments that will impact on "core Crown" results (defined below) owing to changes to the treatment of GST on Crown spending and the treatment of the Government Superannuation Fund (GSF).

Pre-1 July 2002 presentation of consolidation	New (and now current) presentation of consolidation
The previous presentation showed:	The new current presentation will show three institutional forms of:
• •	Crown expenses and revenues with net SOE and Crown entity results
Crown assets, liabilities, net Crown debt, gross Crown debt and net worth. The Crown balance sheet only included the net investment in SOEs and Crown entities.	• • • • •	"core Crown" (previous information on revenues and expenses less GST on
Crown expenses plus inclusion of full GSF numbers)
 SOE revenues, expenses, assets and liabilities
 Crown entity revenues, expenses, assets and liabilities.
The sum of these three segments (less internal transactions) is the "total
Crown".
The core Crown is different from the previous presentation owing to the removal of GST on Crown expenses and the inclusion of the full accounts of the GSF.

        While the presentation is changing it is important to note that the net results for the Crown will be materially the same (ie, operating balance and net worth), although the composition and total of items such as revenues, expenses, assets and liabilities will change.

        Impact on presentation of fiscal indicators

Previous key fiscal indicators	New key fiscal indicators
Crown revenue (revenue collected by departments)	• •	Core Crown revenue (Crown revenue less GST paid by Crown) Total Crown revenue (core Crown + SOEs + Crown entities less internal transactions)
Crown expenses	•	Core Crown expenses (Crown expenses less GST)
	•	Total Crown expenses (core Crown + SOE + Crown entity expenses less internal transactions)
Operating balance	•	Operating balance (little change)
Gross Crown debt	•	Gross sovereign-issued debt (essentially the same as the previous gross Crown debt)[10]
	•	Core Crown gross debt (gross Crown debt less cross-holdings with New Zealand Superannuation (NZS) Fund and GSF)
	•	Total Crown gross debt (core Crown gross debt + debt of SOEs and Crown entities less cross-holdings)
Net Crown debt	•	Net Crown debt (same as previous presentation less cross-holdings with NZS Fund and GSF)
Net worth	•	Net worth (little change)

Gross sovereign-issued debt is issued by the New Zealand Debt Management Office (NZDMO) and includes the Reserve Bank as it is integral to the debt management of the Crown. This includes any Government stock held by GSF and NZS Fund. This is the same as the past presentation of gross Crown debt.

        To demonstrate how the fiscal indicators have changed, table 3.8 shows the key indicators as they appear in these forecasts compared with how they would have looked if no change had been made to the consolidation approach. An explanation of what drives the change in the indicators is provided on pages 97-105 of the 2002 Budget Economic and Fiscal Update.

3

Fiscal Outlook

Summary of Forecasts

The OBERAC is higher than the Pre-Election Update...

        The higher OBERAC results from two key drivers:

  •
  Taxation revenue has been stronger than forecast in 2001/02 and the first four months of 2002/03, reflecting the stronger economic activity during the 2002 calendar year.

  •
  Looking forward, higher nominal GDP growth and inflation forecasts reflected in the Economic Outlook chapter result in an increase to the tax revenue forecasts of around $1 billion in each year (around 2.5% increase on total tax revenue). There seems to be more strength in the 2002/03 tax revenue outturns than is implied in the macroeconomic forecasts, which in the short term increases the forecast tax-to-GDP ratio to 33% before reducing to 32.5%.

        In addition, the improvement to the operating balance is compounded because both of these factors result in a lower net debt position, therefore decreasing core Crown finance costs throughout the forecast period.

        The OBERAC is higher than the Pre-Election Update by between 0.4% and 1% of GDP over the forecast period. The forecast OBERAC increases from 2.8% in 2002/03 to 3.9% of GDP by 2006/07.

        The operating balance forecasts have increased on average by around $750 million per year since the Pre-Election Update, refer Table 3.1.

Table 3.1—Operating balance reconciliation (explains changes to the operating balance since the Pre-Election Update)

	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Operating balance 2002 Pre-Election Update Changes	2,204	2,891	3,830	4,142	—
Tax revenue forecasting changes	989	1,001	962	1,439	—
Core Crown investment income	190	(116)	(173)	(165)	—
Welfare benefits	113	70	(23)	(106)	—
Valuation changes (GSF and ACC liability movements)	(985)	—	—	—	—
Transport	(47)	(27)	(32)	(33)	—
Finance costs	170	231	293	342	—
New operating spending for 2003 Budget	—	(100)	(200)	(200)	—
Forecast new operating spending	—	—	(150)	(300)	—
Other change to SOEs and Crown entities (excluding ACC valuation change)	58	16	76	83	—
IRD tax provision changes	(90)	(7)	8	6	—
Other forecast changes	(97)	(122)	(75)	(27)	—

Total changes	301	946	686	1,039	—

Operating balance 2002 December Update	2,505	3,837	4,516	5,181	5,925

Source: The Treasury

        Other changes to the operating balance forecasts include:

  •
  minor alterations to SOE and Crown entity revenue and expenses resulting in minimal net impact on the operating balance

  •
  benefit expenses changing marginally due to offsetting factors including:

  —
  higher indexation of benefits due to changes in the inflation forecasts (impact of $86 million by 2005/06)

  —
  higher special benefit payments due to administrative changes introduced by the Ministry of Social Development (impact of $97 million by 2005/06), offset by

  —
  lower unemployment levels in the current year due to better labour market conditions to date and improved economic forecasts in the next 18 months (impact of lower benefit expenses of $115 million in 2003/04 reducing to $60 million in 2005/06)

  •
  the Government's current assessment of the economic outlook and fiscal outturns including the progress towards the long-term fiscal objectives, has led to an increase in the new operating spending for the 2003 Budget of around $200 million and forecast new operating spending of around $150 million for future Budgets (rising to a cumulative impact of $500 million by 2005/06).

...and gross debt is lower

        Due to the improved operating balance and starting position from 2001/02, debt levels as a percentage of GDP fall relative to the Pre-Election Update.

        Gross sovereign-issued debt in the current year does not fully reflect the improved cash flows, as it takes some time for the financial assets built up in 2001/02 and 2002/03 to unwind. Net debt changes are similar, with net debt expected to be 11% by 2006/07.

        The core Crown operating balance translates into cash flows of around $21.5 billion across the 2002/03 to 2006/07 period. This is invested primarily in NZS Fund contributions of $9.9 billion and advances of $5.6 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors). Core Crown investment flows are relatively unchanged, with the operating balance being directly invested in asset growth as illustrated in Table 3.2.

Table 3.2—Impact of core Crown operating surpluses on the balance sheet from 2002/03 to 2006/07

Source: The Treasury

        The financing requirement of $3.4 billion is primarily met by reducing the holdings of marketable securities and deposits which have accumulated during 2001/02 and 2002/03 due to stronger cash flows, rather than increasing debt.

        In comparison with the Pre-Election Update, the financing requirement for 2001/02 to 2005/06 has reduced from $8.7 billion to $3.8 billion primarily reflecting the improved cash flows from operations (driven by tax receipt increases) and the lower financing requirement for 2001/02.

        With the forecast improvement to cash flows in 2002/03 and 2003/04, along with the improved cash position of the 30 June 2002 financial year, there is substantial scope to reduce the 2002/03 bond programme and the projected programme for 2003/04.

  •
  The bond programme for 2002/03 has been reduced by $900 million to $2.5 billion.

  •
  The forecast programme for 2003/04 has been reduced substantially from $5.6 billion to $3.4 billion.

Revenues and Expenses

Table 3.3—Revenue and expenses comparison with Pre-Election Update

Revenue and expenses	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	(% of GDP)
Core Crown revenue
December Update	32.6%	33.1%	32.9%	32.9%	33.0%	33.0%
Pre-Election Update		33.0%	33.0%	33.1%	33.1%	N/A
Total Crown revenue
December Update	41.9%	43.4%	43.4%	43.4%	43.3%	43.2%
Pre-Election Update		43.2%	43.4%	43.4%	43.2%	N/A
Core Crown expenses
December Update	31.1%	31.4%	30.8%	30.5%	30.3%	30.0%
Pre-Election Update		31.6%	31.5%	31.1%	31.0%	N/A
Total Crown expenses
December Update	39.9%	41.5%	40.6%	40.2%	39.8%	39.3%
Pre-Election Update		41.4%	41.1%	40.6%	40.3%	N/A

Source: The Treasury

        Over the forecast period, the total Crown revenue-to-GDP ratio is reasonably stable, while the expense-to-GDP ratio is slowly declining. The increased level of total Crown revenue between 2001/02 and 2002/03 is mainly due to the inclusion of 12 months of operations of Air New Zealand (2001/02 included six months' operations from 1 January 2002).

        Because of the nature of the SOEs (including Air New Zealand) and those Crown entities that generate their own revenue (for example ACC levies, housing rentals, New Zealand Lotteries Commission sales, Crown Research Institute's, tertiary fees, etc), the nominal revenue growth broadly mirrors nominal GDP growth. As such, the revenue-to-GDP trend of the total Crown is driven mainly from the trend in "core Crown" revenue forecasts.

        Similarly, the change from the Pre-Election Update is due primarily to core Crown revenue and expenses. While there has been an increase in the nominal expenses (of both total Crown and core Crown), the increase in the nominal GDP level means that the indicators as a percentage of GDP have fallen slightly. The following sections further expand on these areas.

Tax revenue

Table 3.4—Tax revenue

Tax revenue	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Core Crown	39,188	39,188	40,708	42,612	44,582	46,429
Total Crown	36,215	38,864	40,324	42,167	44,082	45,892
	(% GDP)
Core Crown	29.8%	30.7%	30.5%	30.4%	30.3%	30.2%
Total Crown	29.6%	30.4%	30.2%	30.0%	30.0%	29.8%

Source: The Treasury

Forecasts are up in all years...

        Tax revenue for the 2002/03 year so far is well above the Pre-Election Update tax forecasts. Corporate taxes and GST are contributing most of the variance from forecast.

        This positive variance is not expected to reverse out over the remainder of the fiscal year, prompting an increase to the tax revenue forecast for 2002/03, of about $1.1 billion. Forecasts for later years are up by similar amounts.

...mostly as a result of higher GDP forecasts...

        The bulk of the change in the tax forecasts is driven by changes to the forecasts of nominal GDP. However, there seems to be more strength in the 2002/03 tax revenue outturns than is implied in the macroeconomic outturns and forecasts. As is usually the case with tax revenue, there are other factors influencing the recent tax outturns and these are discussed in more detail in the relevant sections below.

        These other factors push up the tax forecast for 2002/03 proportionately more than the increase in the GDP forecast. This results in the ratio of tax-to-GDP spiking at around 33% in 2002/03. As the influence of these other factors subsides, the tax-to-GDP ratio drifts back down towards 32 1/2%.

...but there are risks around the forecasts.

        Determining the path of the tax-to-GDP ratio is a key judgment in these forecasts. Strong tax revenue to date in 2002/03 explains the large increase to the full-year forecast, although the forecast assumes that growth will slow a little over the remainder of the year. In addition, we have assumed that the ratio of tax to GDP will not be sustained in the outyears as it gradually drops to around 32 1/2%. There is a risk that it could remain at 33%, or it could decrease at a faster or slower rate than assumed.

        Having one-off spikes in the tax-to-GDP ratio is not without precedent, but these historical spikes tend to flatten out with revisions to historical GDP. This may yet turn out to be the case for 2002/03 as National Accounts data released since the finalisation of the tax forecasts put the recent level of nominal GDP about $1 billion higher than in the December Update forecasts. Incorporating these latest data into the forecasts would trim some 0.2 to 0.3 percentage points off the tax-to-GDP ratio in each fiscal year.

Corporate tax is growing strongly...

        Accumulated profit growth in the corporate sector over the last couple of years and running down of tax losses, particularly in some large companies, are contributing to a recovery in corporate taxes this year after a decline in 2001/02. However, these two factors do not adequately explain all of the growth in corporate taxes, currently running at about 20% for the year to date.

        The year to date growth has been broadly based across sectors, with increases in payments from both small and large businesses. There has been a further increase in the number of small companies paying tax in the 2003 tax year, a continuation of the incorporation trend of the last few years.

        We also believe that companies are risk-averse in their estimations of provisional tax. The company income tax forecasts for 2002/03 include an assumption that current outturns overestimate the tax liability for the 2003 tax year and that some, but not all, of this overestimation will unwind in the latter part of 2002/03.

        All of these factors have led to an increase to the 2002/03 forecast for corporate tax of around $400 million, with a smaller increase of some $235 million in 2003/04. With corporate profits in later years forecast to be higher than at the Pre-Election Update, corporate tax forecasts for 2004/05 and 2005/06 have also increased.

...as is GST

        GST is tracking well above the Pre-Election Update for 2002/03. Although domestic consumption is the principal economic driver of GST, residential investment is playing a significant part in this forecast revision. With growth in residential investment well in excess of the Pre-Election Update, the GST forecast for 2002/03 has been increased by $330 million. The strong growth in residential investment means that the GST base11 is expanding faster than nominal GDP, which contributes to the spike in the tax-to-GDP ratio in 2002/03.

        In 2003/04, growth in residential investment is expected to slow markedly and its growth profile is somewhat lower than at the Pre-Election Update. Pulling in the other direction, government spending intentions for the later forecast years have been increased relative to the Pre-Election Update. Taking all of these factors into consideration, the GST forecasts for 2003/04 onwards have each been increased by $200 million to $300 million. With the GST base growing more slowly than nominal GDP through these later years, the ratio of GST to GDP drops a little, reducing the total tax-to-GDP ratio.

11    The GST base can be defined broadly as that part of total expenditure within New Zealand that is subject to GST.

        Growth in GST for the 2002/03 year to date has been unusually strong, currently running at around 10%. If this level of strength persists throughout the current year, GST will exceed its full-year forecast. Alternatively, if it falls away dramatically in coming months, a trend that is not without precedent in recent years, we have a downside risk to the forecast.

Other persons tax shows steady growth...

        By and large, net other persons tax is forecast to grow in line with its principal economic driver, entrepreneurial income. The exception is 2002/03 where growth in net other persons tax is forecast to be much higher than growth in entrepreneurial income.

        This is a result of a combination of factors. While growth in provisional tax is expected to be in line with growth in entrepreneurial income, terminal tax from the 2002 tax year and nil growth in refunds push overall growth in net other persons tax up towards 8% in 2002/03.

        With a higher growth profile for entrepreneurial income than at the Pre-Election Update, the other persons tax forecasts have been increased. These increases become quite substantial in the later forecast years.

...and so do source deductions.

        Like most of the other tax types, the source deductions' forecasts have been increased in all forecast years. Apart from some minor forecasting adjustments that largely offset, these increases to the source deductions' forecast are in line with increases to the forecasts of the total wage bill.

Inland Revenue's tax forecasts are close to the Treasury's

        In line with established practice, Inland Revenue has prepared an independent set of tax forecasts, based in the short term on more detailed analysis of taxpayer information, and in the longer term reflecting the same underlying macroeconomic trends that underpin the Treasury's tax forecasts.

        As is usually the case, the two sets of forecasts are relatively close to each other (less than 1/2% variation). The Inland Revenue forecasts are, in general, higher than Treasury's, particularly in 2006/07 when the gap opens up to about $250 million.

        The two sets of forecasts are compared in Table A.1 and A.2.

Expenses

Table 3.5—Total expenses indicators

Expenses	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Core Crown	37,970	40,112	41,151	42,831	44,603	46,150
Total Crown	48,834	52,956	54,205	56,457	58,575	60,486

	(% of GDP)
Core Crown	31.1%	31.4%	30.8%	30.5%	30.3%	30.0%
Total Crown	39.9%	41.5%	40.6%	40.2%	39.8%	39.3%

Source: The Treasury

Expenses as a percentage of nominal GDP continue to trend down

        Total Crown expenses fall as a percentage of GDP from 39.9% in 2001/02 to 39.3% in 2006/07, with the core Crown operating expenses contributing to the majority of the decline, falling from 31.1% to 30.0%.

        Over the same period, nominal total Crown expenses increase on average by around 3.5% per year12.

The growth percentage excludes the impact of Air New Zealand across 2001/02 and 2002/03 (2001/02 incorporated 6 months of operations, whereas 2002/03 onwards includes their full year revenues and expenses).

        Core Crown expenses increase on average by around 4% per year.

        Nominally, core Crown expenses increase around $8 billion between 2001/02 and 2006/07. The major drivers of these expenses over the forecast period include:

  •
  demand-driven factors including health demographics ($1.6 billion), benefit indexation ($1.2 billion), and education roll growth

  •
  Budget 2002 spending of around $1 billion from 2002/03 onwards

  •
  new operating spending for the 2003 Budget of around $1.1 billion (an increase of around $200 million from the level signalled in the Pre-Election Update)

  •
  forecasts new operating spending of $2.8 billion to cover later periods in 2004/05 to 2006/07 (an increase in each year of around $150 million from the levels signalled in the Pre-Election Update).

New Zealand Superannuation Fund Contributions

        Section 42 (2) of the New Zealand Superannuation Act 2001 requires that the Treasury must include in the Budget Economic and Fiscal Update:

  •
  the amount of the required annual capital contribution for the financial year

  •
  a statement of the assumptions and judgements on which the calculations are based.

Required annual contribution

        The required annual contribution to the NZS Fund for the year ending 30 June 2004 will be set in the 2003 Budget Update. Our current projections are set out in the table below.

        The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years could be met, if the contribution rate were to be held constant at that level for 40 years.

        In the first three years of the NZS Fund's operation the Government has been building towards making the full capital contribution as calculated by the formula set out in the NZS Fund Act. This transition period has prevented undue pressure being placed on the fiscal position while structural surpluses are raised to the required levels.

(June year end)	2003	2004	2005	2006	2007
	($ billion)
Required contribution	1.666	1.937	2.146	2.310	2.449
Intended contribution	1.200	1.800	2.146	2.310	2.449

Statement of assumptions

        The underlying assumptions in calculating the contribution are the:

  •
  GDP series to 2047

  •
  New Zealand Superannuation series to 2046

  •
  expected net after-tax annual return of the NZS Fund (7.0%; 7.5% Pre-Election Update).

        The GDP series was projected following the assumptions stated in the annex to the Fiscal Strategy Report.

        Our assessment of the expected net after-tax annual return of the NZS Fund followed the same structured approach that was adopted for the 2001 December Update and 2002 Budget Update. The only change has been to reduce our assumption about the long-term expected annual market equity risk premium from 5% to 4%. This reflects our assessment that consensus views have formed at this level. This reduces the expected after-tax return from 7.5% to 7.0%.

        For the remainder of 2002/03, the accumulating capital contributions are expected to continue to be held by the NZDMO awaiting transfer to the NZS Fund when the Guardians are ready to implement their investment strategy.

        The Treasury website contains further information on the rate of return and calculation methods.

Sensitivity

        The forecasts of capital contributions for 2004/05 to 2006/07 exhibit sensitivities to the various assumptions made above as follows:13

	Marginal change (percentage	Effect on net return after tax (percentage
			Effect on capital contribution
Variable
	points)	points)	2004/05	2005/06	2006/07
			($ billion)
Nominal bond rate	+1%	+0.80%	-0.187	-0.202	-0.218
Equity premium	+1%	+0.56%	-0.133	-0.144	-0.155
Portfolio composition (equities)	+5%	+0.20%	-0.038	-0.041	-0.045
Management fees	+0.1%	-0.08%	+0.019	+0.021	+0.022
Tax	+5%	-0.47%	+0.105	+0.114	+0.123

The effects shown in this table are the marginal effects (that is, all else held equal). This overstates the effects for some variables that are interdependent. For example, a portfolio with a higher weighting in equities would be likely to have a lower average tax rate.

Table 3.6—2002 December Update fiscal indicators

Fiscal indicators	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Revenue
Total revenue	51,225	55,461	58,042	60,973	63,756	66,411

Total core Crown revenue	39,911	42,244	44,006	46,233	48,533	50,780

Expenses
Total expenses	—	52,956	54,205	56,457	58,575	60,486

Total core Crown expenses	75	40,112	41,151	42,831	44,603	46,150

Operating balance—Core Crown	1,941	2,132	2,855	3,402	3,930	4,630
Operating balance—Crown entity	338	(45)	638	710	801	840
Operating balance—SOEs	513	611	638	747	812	874
Dividend elimination	(401)	(193)	(294)	(343)	(362)	(419)

Total operating balance	2,391	2,505	3,837	4,516	5,181	5,925

OBERAC	2,751	3,521	3,837	4,516	5,181	5,925
Debt indicators
Gross sovereign-issued debt	36,202	35,522	35,923	35,860	36,069	36,196
Total Crown debt	36,747	38,070	37,420	37,336	36,969	35,888

Net core Crown debt	17,771	18,582	19,058	18,620	17,854	16,853

Net worth	18,726	21,231	25,068	29,584	34,765	40,690
Domestic bond programme	3,721	2,517	3,382	3,207	2,539	2,857
Nominal GDP	122,271	127,674	133,669	140,378	147,169	153,883
Fiscal indicators as a % of GDP
Revenue
Total Crown revenue	41.9%	43.4%	43.4%	43.4%	43.3%	43.2%
Total core Crown revenue	32.6%	33.1%	32.9%	32.9%	33.0%	33.0%
Expenses
Total Crown expenses	0.0%	41.5%	40.6%	40.2%	39.8%	39.3%
Total core Crown expenses	0.1%	31.4%	30.8%	30.5%	30.3%	30.0%
Operating balance	2.0%	2.0%	2.9%	3.2%	3.5%	3.9%
OBERAC	2.2%	2.8%	2.9%	3.2%	3.5%	3.9%
Debt indicators
Gross sovereign-issued debt	29.6%	27.8%	26.9%	25.5%	24.5%	23.5%
Total Crown debt	30.1%	29.8%	28.0%	26.6%	25.1%	23.3%
Net core Crown debt	14.5%	14.6%	14.3%	13.3%	12.1%	11.0%
Net core Crown debt plus assets of NZS Fund	14.0%	13.1%	11.4%	8.7%	5.9%	2.9%
Net worth	15.3%	16.6%	18.8%	21.1%	23.6%	26.4%
New Zealand Superannuation Fund
Fund asset returns (after tax)	15	69	193	343	522	724
Fund assets (year end)	615	1,884	3,877	6,366	9,198	12,371
% of GDP	0.5%	1.5%	2.9%	4.5%	6.2%	8.0%

Source: The Treasury

Table 3.7— 2002 Pre-Election Update fiscal indicators

Fiscal indicators	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast
	($ million)
Revenue
Total revenue	51,225	53,998	56,642	59,387	61,667

Total core Crown revenue	39,911	41,292	43,123	45,321	47,152

Expenses
Total expenses	48,834	51,794	53,751	55,557	57,525

Total core Crown expenses	37,970	39,584	41,129	42,549	44,189

Operating balance—Core Crown	1,941	1,708	1,994	2,772	2,963
Operating balance—Crown entity	338	479	674	767	830
Operating balance—SOEs	513	478	586	614	700
Dividend elimination	(401)	(461)	(363)	(323)	(351)

Total operating balance	2,391	2,204	2,891	3,830	4,142

OBERAC	2,751	2,204	2,891	3,830	4,142
Debt indicators
Gross sovereign-issued debt	36,202	35,421	38,031	39,183	40,296
Total Crown debt	36,747	37,799	39,240	39,917	40,132

Net core Crown debt	17,771	20,925	22,245	22,497	22,553

Net worth	18,726	16,218	19,109	22,939	27,081
Domestic bond programme	3,721	3,392	5,559	3,933	3,822
Nominal GDP	122,271	125,125	130,659	136,804	142,631
Fiscal indicators as a % of GDP
Revenue
Total Crown revenue	41.9%	43.2%	43.4%	43.4%	43.2%
Total core Crown revenue	32.6%	33.0%	33.0%	33.1%	33.1%
Expenses
Total Crown expenses	39.9%	41.4%	41.1%	40.6%	40.3%
Total core Crown expenses	31.1%	31.6%	31.5%	31.1%	31.0%
Operating balance	2.0%	1.8%	2.2%	2.8%	2.9%
OBERAC	2.2%	1.8%	2.2%	2.8%	2.9%
Debt indicators
Gross sovereign-issued debt	29.6%	28.3%	29.1%	28.6%	28.3%
Total Crown debt	30.1%	30.2%	30.0%	29.2%	28.1%
Net core Crown debt	14.5%	16.7%	17.0%	16.4%	15.8%
Net core Crown debt plus assets of NZS Fund	14.0%	15.2%	14.0%	11.8%	9.5%
Net worth	15.3%	13.0%	14.6%	16.8%	19.0%
New Zealand Superannuation Fund
Fund asset returns (after tax)	15	90	208	368	550
Fund assets (year end)	615	1,905	3,913	6,292	8,959
% of GDP	0.5%	1.5%	3.0%	4.6%	6.3%

Source: The Treasury

Table 3.8—Comparison of key fiscal indicators between presentation approaches

Summary indicators	1997 Actual	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	(% of GDP)
Revenue
Core Crown	34.1%	34.0%	33.8%	32.0%	32.7%	32.6%	33.1%	32.9%	32.9%	33.0%	33.0%
Total Crown	41.3%	41.8%	41.5%	39.0%	40.2%	41.9%	43.4%	43.4%	43.4%	43.3%	43.2%
Previous presentation	35.3%	35.4%	35.2%	33.5%	34.0%	36.0%	34.5%	34.3%	34.3%	34.4%	34.4%
Expenses
Core Crown	32.2%	32.7%	33.3%	31.7%	31.6%	31.1%	31.4%	30.8%	30.5%	30.3%	30.0%
Total Crown	39.3%	39.6%	39.8%	37.6%	39.0%	39.9%	41.5%	40.6%	40.2%	39.8%	39.3%
Previous presentation	33.5%	34.0%	34.7%	33.2%	32.9%	32.5%	32.8%	32.2%	31.9%	31.7%	31.4%
Operating balance
Current presentation	1.9%	2.1%	1.7%	1.4%	1.2%	2.0%	2.0%	2.9%	3.2%	3.5%	3.9%
Previous presentation	1.9%	2.5%	1.7%	1.3%	1.2%	1.9%	2.0%	2.9%	3.2%	3.5%	3.9%
OBERAC (no changes)	1.9%	2.2%	0.2%	0.8%	1.8%	2.2%	2.8%	2.9%	3.2%	3.5%	3.9%
Gross debt
Core Crown	34.8%	35.8%	33.4%	31.0%	29.1%	28.4%	27.5%	26.6%	25.3%	24.2%	23.3%
Total Crown	37.6%	37.9%	34.7%	31.8%	29.8%	30.1%	29.8%	28.0%	26.6%	25.1%	23.3%
Previous presentation	36.6%	37.7%	35.6%	33.1%	31.6%	29.6%	27.8%	26.9%	25.5%	24.5%	23.5%
Gross sovereign- issued debt (no change)	36.6%	37.7%	35.6%	33.1%	31.6%	29.6%	27.8%	26.9%	25.5%	24.5%	23.5%
Net Crown debt
Current presentation	24.0%	22.1%	18.8%	17.6%	14.7%	14.5%	14.6%	14.3%	13.3%	12.1%	11.0%
Previous presentation	25.7%	23.9%	21.0%	19.6%	17.2%	15.7%	14.9%	14.6%	13.5%	12.4%	11.2%
Net worth (little change)	7.6%	9.9%	5.8%	7.9%	9.9%	15.3%	16.6%	18.8%	21.1%	23.6%	26.4%
Nominal GDP ($million)	98,385	100,565	103,168	109,044	116,181	122,271	127,674	133,669	140,378	147,169	153,883

Source: The Treasury

4

Risks and Scenarios

Introduction

        There are always a number of risks and uncertainties that surround any economic forecast. Should any of these actually occur then it is likely that the economy will evolve differently from our central forecast, with associated flow-on effects for the fiscal position.

        The first part of this chapter discusses the major areas of risk and uncertainty that we see around the central forecast. As has been the case for the last year and a half, one of the major sources of risk is the international economic outlook. At present, there appear to be more easily identifiable downside risks to the global outlook, although we do not rule out the possibility that sentiment could turn around quite quickly and world growth could be stronger than expected. The second section of this chapter therefore provides an alternative path for the economy in the event the global economy weakens again and recovery is pushed out to 2004. Under these circumstances we would likely see further pressure on the terms of trade and demand for New Zealand goods, and hence weaker growth and inflation. This would have implications for the fiscal position.

        While both the New Zealand economy and the Government's tax take have yet to show any significant effects of the global slowdown, should the major identifiable risks around the outlook come to pass, this could see some unwinding of the recent better-than-expected performance.

        Clearly, the scenario discussed in part two of this chapter is one of a number of possible ways in which the actual growth profile of the economy could deviate from our central forecast. Other scenarios are certainly possible, including those that have a more positive outlook for the New Zealand economy. Indeed, some of the risks discussed in the following section, especially around the domestic economy, could work together to see the New Zealand economy perform better than projected in our central forecast, particularly over the short term.

Economic Risks

        In the Economic Outlook chapter, we highlighted the two main competing forces at work now and over the forecast horizon:

  •
  Weak global growth that feeds through into the domestic economy via declining terms of trade and lacklustre demand for exports, versus

  •
  A household sector buoyed by a number of years of strong income growth, high net inflows of migrants and students, and rising house prices.

        In the central forecast domestic demand is projected to ease as the current fall in the terms of trade feeds through into domestic spending in 2003. As the global economy and exports pick up, domestic demand recovers. Should the timing and magnitude of the effects of these two forces differ from the judgements underpinning our central forecast, the growth path of the economy could evolve differently.

        As discussed in the Economic Outlook chapter, while the domestic economy turned out much as expected in the first half of 2002, it looks to have held up in the second half of 2002. Ongoing employment and income growth, continued high levels of net migration, rising house prices and a lag in the fall of the terms of trade flowing through into rural spending all support ongoing, albeit slowing, domestic demand into 2003. However, a combination of either a longer delay, or less flow-through of this year's fall in the terms of trade, and stronger household demand or multipliers in urban areas, particularly Auckland, could see the economy develop differently from that outlined in the central forecast. A stronger cycle of rising house prices, stronger net migration and employment growth would pose upside risk to our GDP forecast over the short term, with possible implications for monetary policy and the path of the economy further out.

        One of the factors underpinning domestic demand holding up for longer is net migration. Net migration flows in the year to June 2002 were higher than expected, and we have substantially revised up our net migration projections for the year to June 2003, before they are expected to tail off in the following years. Built into this profile is a marked easing in quarterly inflows from the second half of 2003, reflecting a combination of an easing in inflows of migrants and a turnaround in the numbers of people leaving, as global growth becomes more robust. If net migration flows hold up for longer, we would likely see support for domestic demand, and an increase in labour supply over the short to medium term. However, since net migration is traditionally volatile, there are also downside risks.

        There is a broader set of uncertainties in the December Update around the issue of how close to capacity the economy is currently operating. It is not possible to be definitive about the extent of pressure on resources or the amount of spare productive capacity still available, with standard measures of potential or trend growth subject to considerable confidence bounds. Many commentators have observed that the economy is currently operating at or above capacity, pointing to a range of partial indicators returning to levels last seen in 1994. The RBNZ in its November Monetary Policy Statement provide a summary of a number of these.

        We agree that the amount of spare labour and other productive capacity has reduced through 2002, perhaps significantly. This is consistent with stronger price increases in some parts of the economy. However, while GDP growth has been strong, especially over the first half of the year, we also appear to have observed a rise in the potential growth rate of the economy. This has been facilitated by strong labour force growth that is running at about 3% per annum at present, underpinned by high levels of labour force participation and strong net migration. We expect labour force growth will continue to remain solid, albeit slightly lower than recent high levels, before easing later in the forecast period. There are risks on both sides around this judgement. If we have overestimated the short-term rise in potential then we may see greater pressure on inflation and asset prices, or higher imports and a deterioration in the current account. On the other hand, if the rise is more structural in nature we may see less pressure over the forecast period.

        Several risks surround our reading of the nominal economy. This could have implications for the fiscal position given the importance of nominal GDP as a driver of tax revenue. In the near term, uncertainty surrounds the magnitude of recent price changes in the economy. Statistics New Zealand has noted the difficulty it has had in calculating the implicit price deflators for GDP and Gross National Expenditure in the June 2002 quarter, and that these may not accurately reflect price changes owing to the extreme compositional changes that occurred during the quarter. In some ways more nominal GDP would help reconcile developments in the economy with the tax take. Any significant changes to recent price movements will affect the starting point for our nominal GDP forecasts, and hence for the calculation of various fiscal ratios. Further out in the forecast period, CPI inflation is forecast to track around 2%, higher than previously forecast, but in line with historical outturns. In arriving at this position, the recent changes to the RBNZ's Policy Targets Agreement are not forecast to lead to any marked change in price-setting behaviour. This is an issue that we will monitor closely. Slightly higher inflation on average over the forecast period gives a significant boost to the fiscal position, as was discussed in Chapter 3.

        On the external side, the Central Forecast is underpinned by figures from the November Consensus Forecasts, and assumes only a mild recovery in global growth. However, in the Economic Outlook chapter we discussed how sentiment around the global outlook has turned more negative in recent months, and should economic indicators continue to disappoint then we could see further downward revisions to the international outlook. Moreover, as we discussed in the Pre-Election Update, a number of the major economies face a number of structural challenges. Most analyst forecasts going into the Consensus Forecasts tend to build in the view that these structural challenges are worked through in a relatively benign manner. A more hesitant global recovery in 2003 would likely see downside risk to New Zealand GDP growth next year. Such a scenario is modelled in more detail later in the chapter.

        When thinking about the global backdrop to these forecasts, our starting assumption has been that future international political or military tensions will not have any material impact on our forecasts over and above those already built into sentiment and market expectations. This is not to say that such risks have disappeared. Indeed, this December Update was put together against the backdrop of ongoing international tension around Iraq, and the war on terrorism moving closer to home with the tragic events in Bali. However, at this stage the magnitude and direction of such risks are less than clear. It is possible, for example, that a prompt resolution of the Iraqi situation could assist a global pick-up by removing one negative overhang on sentiment.

        Despite the generally downbeat sentiment about the global outlook, not all of the risks around the international outlook are to the downside. Over recent weeks we have even seen data outturns in the US surprise on the upside. More fundamentally, we should not overlook the substantial monetary and fiscal stimulus already in the pipeline, not only in the US, but also elsewhere, which should provide some support to growth. The early November reduction in the US federal funds rate to 1 1/4% will only add to this stimulus, as will any potential easing of US fiscal policy following the results of the mid-term Congressional election. The pattern of growth in the US over the short term will continue to be a key driver of the global outlook. Furthermore, while the current Consensus-based forecast of trading partner growth builds in three consecutive years of weak growth, the Consensus Forecasts do not project a rebound above trend in 2003 for trading partner growth. Yet historically, periods of sustained global weakness have often been followed by a sharp pick-up in growth. We do not therefore discount the possibility of a sharper rebound in global growth.

        Export prices and volumes are among the primary transmission mechanisms through which changes in external developments usually affect the New Zealand economy. On the price side, despite the global economy being weaker than expected in the Pre-Election Update, until recently export prices have actually held up better than previously forecast. Nevertheless, in the December Update we forecast the recent fall in world prices for New Zealand exports to continue over the rest of 2002. Import prices are also expected to fall, although by a lesser amount, causing a deterioration in the terms of trade. The fall in the terms of trade is therefore dependent on the relative movement of export and import prices. A stronger-than-expected rebound in global growth would likely exert some upward pressure on export prices. Similarly, as the experience of the dairy and meat sectors over the last couple of years has demonstrated, market-specific factors are also an important consideration. Depending on oil prices, we would also expect to see higher import prices if the global recovery were stronger than our central forecast. However, the extent to which export or import prices exert the greater influence on the terms of trade would depend on their relative movements.

        If eventualities such as these transpire, the growth path for the economy and the composition of that growth could look very different.

Economic Scenarios

        The following scenario presents one possible growth path for the economy if some of the key judgements underlying the central forecast evolve differently. The scenario is based on changes to the demand side of the economy, and assumes a slower recovery in global growth than is assumed in the central forecast.

Table 4.1—Alternative scenario: summary

	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
Production GDP (annual average % change, March years)
Central forecast	3.3	4.0	2.5	2.9	3.0	2.8
Delayed global recovery	3.3	3.9	1.5	3.2	3.5	3.1
Nominal expenditure GDP (annual average % change, March years)
Central forecast	6.4	3.6	5.0	4.9	4.9	4.6
Delayed global recovery	6.4	3.2	3.0	4.5	5.5	4.8
Operating balance ($ billion, June years)
Central forecast	2.4	2.5	3.8	4.5	5.2	5.9
Delayed global recovery	2.3	2.0	2.4	3.2	4.2	4.9

Sources: Statistics New Zealand, The Treasury

Delayed global recovery

        This scenario is based on a slower recovery in global growth. While a range of scenarios is possible around lacklustre world growth, we have assumed trading partner growth is 2.0% in the 2003 calendar year, 3.0% in 2004, and 4.0% in calendar 2005. Such an outcome could arise if a sustained rebound in US growth were delayed until 2004 and growth remain weak in Europe and Japan.

        Under this scenario, the effects of weak global growth reinforce the slowdown in domestic spending already built into the central forecast. This shaves a little off growth in the year to March 2003, with the major impact occurring in the year to March 2004 as GDP growth slows to 1.5%. While more stimulatory monetary policy provides some offset, underpinning GDP growth of 3.2% in the year to March 2005, it is not until global growth recovers further out that the New Zealand economy fully recovers from the external shock to demand.

        A delayed recovery in trading partner growth in 2003 and 2004 would flow through to the New Zealand economy via lower export volumes and prices. Growth in export volumes is much more subdued in the year to March 2004 before bouncing back the following year. Furthermore, relative to the central forecast, export prices fall into 2003 and then remain lower for longer over 2004. As global growth rebounds to above trend, export prices gradually recover to levels similar to the central forecast in the latter half of 2005. The overall effect is that income earned by New Zealand exporters is much more cyclical than in the central forecast. Import prices are also assumed to decline, although to a lesser extent. As a result, the terms of trade fall through 2003 before picking up from late 2004 as the global economy begins to recover.

Table 4.2—Delayed global recovery

(Annual average % change, March years)	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
Private consumption	2.4	3.7	2.5	1.8	2.1	2.7
Residential investment	3.2	18.2	5.8	3.5	5.4	0.2
Gross national expenditure	2.6	3.5	3.6	2.5	2.6	3.0
Exports of goods and services	2.0	8.8	2.1	5.0	5.6	4.7
Imports of goods and services	2.1	8.8	7.7	2.9	2.7	4.2

GDP (production measure)	3.3	3.9	1.5	3.2	3.5	3.1

Unemployment rate[1]	5.3	5.8	6.5	5.9	5.2	5.1
90-day rate[2]	5.0	6.0	4.6	5.1	5.7	5.8
TWI[2]	51.6	56.5	54.2	53.4	53.8	55.3
CPI[3]	2.6	2.3	1.6	1.3	1.3	1.8
Current account balance (% GDP)	–2.1	–3.9	–6.3	–6.4	–4.5	–3.9
Nominal GDP (expenditure measure)	6.4	3.2	3.0	4.5	5.5	4.8

Sources: Statistics New Zealand, Datastream, The Treasury

NOTES:

1
Percentage of labour force, March quarter, seasonally adjusted.

2
Average for March quarter.

3
Annual percentage change, March quarter.

        In the "Delayed global recovery" scenario, the global economy is still expected to bounce back, although weaker prospects and export income in 2003 and 2004 have a negative impact on the domestic business sector. Firms delay or defer investment plans and business investment slows sharply over the coming year, recording annual average growth of 4.6% in the year to March 2004, less than projected in our central forecast. Firms also cut back employment plans. This sees the unemployment rate rise relative to the central forecast, peaking at just over 6.5% in 2003/04. This results in a considerable easing of recent labour market pressures, and more subdued wage growth over the short term.

        A softer labour market and weaker income growth spill over to some moderation in household spending behaviour. In the shorter term, households become less willing to leverage up in a more uncertain environment, leading to a slowing in the current residential investment cycle. As the unemployment rate worsens in the latter half of 2003, private consumption weakens going into 2004, remaining lower than our central forecast in the years to March 2005 and March 2006.

        Together with lower business investment, the moderation in domestic consumption reduces import demand, particularly in 2004/05 and 2005/06. However, the size and timing of the negative shocks to both exports and imports have significant implications for the current account. This sees the current account deficit widen significantly, peaking at 6.7% of GDP in late 2004, before easing slowly to just above 4.0% of GDP at the end of the forecast horizon, as export prices improve on the back of the global recovery.

        The net effect of weaker exports and investment in the coming year, and more subdued consumption expenditure and imports results in production GDP growth of 1.5% in March 2004, compared with 2.5% in our central forecast.

        Significantly lower GDP growth over 2003/04 leads to lower inflationary pressures. Annual CPI inflation declines to 1.3% in 2005/06. This reduced pressure on inflation gives the RBNZ room to cut the OCR, and it is assumed to do so by about 150 basis points in several successive cuts beginning in 2003. However, the extent of the weakness in global growth does surprise policy makers, and given the lag with which monetary policy operates, the stimulus provided by looser monetary policy does not fully offset the shock.

        More stimulatory monetary conditions help support a rebound in GDP growth in 2004/05. Uncertainty around the outlook dissipates as the global recovery takes hold in 2005, while the lagged effect of lower interest rates helps drive the rebound in residential investment. As exports and domestic demand recover, firms begin investing and hiring again. A resumption in labour market growth leads to income gains and stronger private consumption growth. Against a backdrop of the world economy returning to trend growth, as the domestic economy begins to gather steam the RBNZ gradually raises the OCR to offset any emerging inflationary pressures.

        The effect of lower output growth and lower inflation is lower nominal GDP throughout the forecast horizon, although growth is higher in the last two years of the forecast period. While real economic activity rebounds to its central forecast level by the end of the forecast period, the price level shock is permanent, leading to a lower level of nominal GDP throughout the forecast period. The greatest difference in nominal GDP compared with the central forecast occurs in the year to March 2005, when nominal GDP is about $3.8 billion smaller. However, even at the end of the forecast horizon nominal GDP is still $3 billion lower than the central forecast.

Fiscal Scenarios

        There are a variety of channels through which the economy influences the fiscal position. In the case of the delayed recovery scenario:

  •
  lower real and nominal GDP—the major drivers of tax revenue—will flow through to a lower tax take

  •
  lower interest rates will lower finance costs paid on government borrowing

  •
  a higher level of unemployment will mean more unemployment beneficiaries and higher spending

  •
  most benefits are indexed to CPI movements, so lower CPI inflation will see lower benefit costs.

        Table 4.3 shows the impact on the operating balance and gross debt.

Table 4.3—Alternative scenarios: operating balance and gross Crown debt

June years	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
Operating balance ($billion)
Central forecast	2.4	2.5	3.8	4.5	5.2	5.9
Delayed global recovery	2.3	2.0	2.4	3.2	4.2	4.9
Gross debt ($billion)
Central forecast	36.2	35.5	35.9	35.9	36.1	36.2
Delayed global recovery	36.2	36.1	37.9	39.1	40.4	41.5
Operating balance (% GDP)
Central forecast	2.0%	2.0%	2.9%	3.2%	3.5%	3.9%
Delayed global recovery	1.9%	1.6%	1.9%	2.3%	2.9%	3.3%
Gross debt (% GDP)
Central forecast	29.6%	27.8%	26.9%	25.5%	24.5%	23.5%
Delayed global recovery	29.6%	28.5%	29.1%	28.6%	28.0%	27.6%

Sources: Statistics New Zealand, The Treasury

        Like the fiscal outlook for the central forecast, economic developments over the next year or two under the delayed global recovery scenario are important drivers of the fiscal position for the period as a whole. Lower real GDP growth, a further fall in the terms of trade and lower domestic inflation over the year ahead see lower nominal GDP growth than in the central forecast over the year ahead. This will flow through to lower tax revenue and, together with higher unemployment, is the main driver of a lower operating balance in 2003/04. Lower CPI inflation feeding through to lower indexed expenditures provides only a partial offset. Reduced cash flows will see higher gross debt and hence higher finance costs in aggregate, despite marginally lower interest rates.

        This creates a dynamic for the rest of the forecast period. Lower cash flows and higher gross debt see the operating balance remain lower throughout the forecast horizon, despite a bounce-back in real and nominal GDP growth. At the end of the forecast period, the operating balance reaches $4.9 billion compared with $6.0 billion in the central forecast, despite the level of real GDP returning to around its central forecast level.

        In turn, the changes in the operating balance impact on the repayment of gross debt. In the delayed global recovery scenario, gross debt is 4.1% of GDP higher than in the central forecast by the end of the forecast period.

Fiscal Sensitivities

        The scenario above indicates the sensitivity of fiscal aggregates to changes in economic conditions. Table 4.4 provides some "rules of thumb" on the sensitivities of the fiscal position to changes in specific variables.

Table 4.4—Sensitivity Analysis

	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
1% lower nominal GDP growth per annum
Tax Revenue	(380)	(790)	(1,230)	(1,705)	(2,205)
Expenses (mainly debt servicing)	10	50	120	220	360

Impact on the operating balance	(390)	(840)	(1,350)	(1,925)	(2,565)

Revenue impact of a 1% decrease in the growth rates of:
Wages and salaries	(155)	(330)	(515)	(720)	(940)
Taxable business profits	(80)	(185)	(300)	(420)	(550)
One percentage point lower interest rates
Interest income	(8)	(20)	(25)	(31)	(36)
Expenses	60	144	183	208	230

Impact on the operating balance	52	124	158	177	194

One percentage point lower real interest rates
ACC liability (SOE and Crown entity surpluses)	(500)
GSF liability (expenses)	(1,700)

Impact on the operating balance	(2,200)

5

Specific Fiscal Risks

Introduction

        This chapter describes the specific fiscal risks of the Crown, including contingent liabilities and other specific fiscal risks. The risks are disclosed as either quantifiable or unquantifiable, depending on their characteristics. Only contingent liabilities and other specific fiscal risks involving amounts of $10 million or more in any one year are separately disclosed. Contingent liabilities below $10 million are included in the "other quantifiable contingent liabilities" total. Comparatives have been adjusted where appropriate to align with the disclosure of new "material" contingent liabilities. The total amount of contingent liabilities remains unchanged.

Contingent Liabilities

        Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase gross sovereign-issued debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net core Crown debt.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

        Contingent liabilities have been stated as at 31 October 2002, being the latest set of published contingent liabilities.

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status[14]	($ million)
Cook Islands—Asian Development Bank loans	Unchanged	22
Ministry of Transport—funding guarantee	Unchanged	10
Indemnification of receivers and managers—Terralink Limited	Unchanged	10
Post Office Bank—guaranteed deposits	Unchanged	15
Guarantees and indemnities of state-owned enterprises and Crown entities	Changed	23
Other guarantees and indemnities	Unchanged	37

		117

Uncalled capital
Asian Development Bank	Changed	1,392
European Bank for Reconstruction and Development	Unchanged	14
International Bank for Reconstruction and Development	Changed	1,699

		3,105

Legal proceedings and disputes
Health—legal claims	Changed	120
Police—legal claims	Unchanged	46
Tax in dispute	Changed	65
Legal proceedings and disputes of state-owned enterprises and Crown entities	Changed	34
Other legal claims	Changed	79

		344

Other quantifiable contingent liabilities
International finance organisations	Changed	1,502
Reserve Bank—demonetised currency	Unchanged	23
Other quantifiable contingent liabilities of state-owned enterprises and Crown entities	Changed	149
Other quantifiable contingent liabilities	Changed	58

		1,732

Total quantifiable contingent liabilities		5,298

14    Relative to reporting in the 30 June 2002 Crown financial statements.

Unquantified Contingent Liabilities

Institutional guarantees and indemnities	Status
Air New Zealand Limited	Unchanged
Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Auckland rail lease	Unchanged
Commerce Commission—indemnity for damages	Unchanged
Crown research institutes	Unchanged
DFC New Zealand Limited (under statutory management)	Unchanged
District health boards	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
Earthquake Commission	Unchanged
Electricity Corporation of New Zealand Limited	Unchanged
Fletcher Challenge Limited	Unchanged
Ministry of Fisheries—indemnity provided for delivery of registry services	Unchanged
Housing New Zealand Corporation	Unchanged
Indemnities against acts of war and terrorism	Changed
Maui Partners	Unchanged
National Provident Fund	Changed
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Pharmaceutical Management Agency Limited—indemnity	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand	Unchanged
Tax liabilities	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged
Other unquantified contingent liabilities
Accident Compensation Corporation	Unchanged
Bank of New Zealand	Unchanged
Education—legal claim	Unchanged
Education—Mâori University Students' Association	New
Environmental liabilities	Unchanged
New Zealand Post Primary Teachers Association	New
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims—settlement relativity payments	Unchanged

Quantifiable Contingent Liabilities

Guarantees and indemnities

Cook Islands—Asian Development Bank (ADB) loans

        Before 1992, the New Zealand Government guaranteed the Cook Islands' borrowing from the ADB. These guarantees have first call on New Zealand's Official Development Assistance to the Cook Islands.

        $22 million at 31 October 2002 ($22 million at 30 June 2002).

Ministry of Transport—funding guarantee

        The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission. The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

        $10 million at 31 October 2002 ($10 million at 30 June 2002).

Indemnification of receivers and managers—Terralink Limited

        The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

        $10 million at 31 October 2002 ($10 million at 30 June 2002).

Post Office Bank (PostBank)—guaranteed deposits

        In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, for certain PostBank deposits lodged with the Bank before 1 July 1988. ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee. The amount guaranteed reduces as deposits mature.

        $15 million at 31 October 2002 ($15 million at 30 June 2002).

Guarantees and indemnities of state-owned enterprises and Crown entities

        $23 million at 31 October 2002 ($27 million at 30 June 2002).

Other guarantees and indemnities

        $37 million at 31 October 2002 ($37 million at 30 June 2002).

Uncalled capital

        The Crown's uncalled capital subscriptions are as follows:

	Uncalled capital at 31 October 2002	Uncalled capital at 30 June 2002
	$m
Asian Development Bank	1,392	1,375
European Bank for Reconstruction and Development	14	14
International Bank for Reconstruction and Development	1,699	1,679

Legal proceedings and disputes

        The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health—legal claims

        Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products, claims arising from the Gisborne inquiry, and claims relating to the cervical screening inquiry.

        $120 million at 31 October 2002 ($121 million at 30 June 2002).

Police—legal claims

        Claims against the Police for alleged legal or administrative faults.

        $46 million at 31 October 2002 ($46 million at 30 June 2002).

Tax in dispute

        Represents 50% of the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

        $65 million at 31 October 2002 ($64 million at 30 June 2002).

Legal proceedings and disputes of state-owned enterprises and Crown entities

        $34 million at 31 October 2002 ($40 million at 30 June 2002).

Other legal claims

        $79 million at 31 October 2002 ($71 million at 30 June 2002).

Other quantifiable contingent liabilities

International finance organisations

        The Crown has lodged promissory notes with the following international finance organisation:

	31 October 2002	30 June 2002
	$m
International Monetary Fund	1,502	1,429

        Payment of the notes depends upon the operation of the rules of the organisation.

Reserve Bank—demonetised currency

        The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

        $23 million at 31 October 2002 ($23 million at 30 June 2002).

Other quantifiable contingent liabilities of state-owned enterprises and Crown entities

        $149 million at 31 October 2002 ($157 million at 30 June 2002).

Other quantifiable contingent liabilities

        $58 million at 31 October 2002 ($63 million at 30 June 2002).

Unquantifiable Contingent Liabilities

        This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified.

Institutional guarantees and indemnities

        The following institutional guarantees have been provided through legislation.

Air New Zealand Limited

        The Crown indemnified the directors of Air New Zealand Limited against any liability arising from breaches of sections 135 and 136 of the Companies Act 1993. The indemnities expired on 18 January 2002, but it is possible that claims could arise retrospectively.

        As part of the Air New Zealand Limited settlement with the Voluntary Administrator for the Ansett Group, the Minister of Finance provided the Voluntary Administrator with an indemnity that would be triggered if Air New Zealand Limited were liquidated within two years of the settlement and the settlement monies were sought by the liquidator at that time. The indemnity expires on 3 October 2003 and is for a maximum of AUD150 million.

Asure New Zealand Limited

        The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

        The Crown has indemnified the liquidator of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland rail lease

        The Crown has indemnified Tranz Rail Limited against any losses arising from the breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Commerce Commission—indemnity for damages

        Under a Deed of Indemnity dated 12 November 1991, the Minister of Finance agreed to indemnify the Commission when it gives an undertaking as to damages when seeking injunctions under the Fair Trading and Commerce Acts, and subsequently the Court orders the Commission to pay damages. The sum payable under this Deed is limited to an amount up to $40 million per case taken to Court. The Commerce Act was amended with effect from 26 May 2001, to remove the need for the Commission to provide such undertakings.

Crown research institutes (CRIs)

        The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

DFC New Zealand Limited (under statutory management) (DFC)

        DFC and the National Provident Fund have been indemnified for certain potential tax liabilities.

District health boards (DHBs)

        The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal

        Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction. Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

        Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroner Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

        Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

        Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

Earthquake Commission

        The Crown is liable to meet any deficiency in the Earthquake Commission's assets in meeting the Commission's financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

        The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, royalty or impost imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement. The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

        The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to Contact Energy. As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ's successors—Meridian Energy Limited, Mighty River Power Limited, and Genesis Power Limited.

        Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements. Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

        Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ's pre-split liabilities, including:

  •
  existing debt and swap obligations

  •
  hedge contracts and obligations

  •
  any liabilities that arise out of the split itself.

Fletcher Challenge Limited (FCL)

        Under the Sale and Purchase Agreement with FCL for the sale of the Forestry Corporation of New Zealand Limited, the Crown has indemnified FCL for the costs of cleaning up environmental contamination. In respect of on-site environmental costs and losses incurred up to settlement date (27 September 1996), FCL will pay the first $30 million of any clean-up and half of the next $20 million. The Crown will pay for half of any cost over $30 million and for all costs over $50 million. The on-site indemnity runs until 1 January 2020.

        The Crown has also indemnified FCL in respect of off-site environmental costs and losses incurred up until settlement date. The off-site indemnity is unlimited as to amount and time.

Ministry of Fisheries—indemnity provided for delivery of registry services

        The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries. This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 October 2006 unless varied, in which case it will expire on 30 September 2008.

Housing New Zealand Corporation (HNZC)

        The Crown has indemnified the following entities in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand) mortgages: Countrywide Bank, TSB Bank, and Westpac Banking Corporation.

        The Crown has indemnified the directors and officers of HNZC against any liabilities in respect of the sale of mortgages to ANZ Bank and Mortgage Corporation.

        Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

        Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

        In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC (formerly Housing New Zealand) and has indemnified the company against any breach of this warranty. The Crown has indemnified the company against any third-party claims that are a result of acts or omissions prior to 1 November 1992. It has also indemnified the directors and officers of the company against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

        The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism, that cannot be met from insurance, up to a limit of USD1 billion in respect of any one claim.

Maui Partners

        The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information. The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund (NPF)

        The Crown guarantees the benefits payable by all National Provident Fund Board schemes (section 60 of the National Provident Fund Restructuring Act 1990). The Crown also guarantees investments and interest thereon deposited with the National Provident Fund Board prior to 1 April 1991 (section 61 of the same Act).

        Section 72 of the same Act requires the Crown to top up the amounts in certain NPF schemes in order to achieve a minimum 4% per annum earnings rate.

        A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants') Scheme (refer Note 14 of the financial statements).

New Zealand Railways Corporation

        The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

Persons exercising investigating powers

        Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Pharmaceutical Management Agency Limited (Pharmac)—indemnity

        Section 99 of the Social Security Act 1964 provided for the fixing of prices for pharmaceutical products by way of a list specified by the Minister of Health ("the Drug Tariff"). This list was superseded by a list ("the Pharmaceutical Schedule") developed and issued by Pharmac, a company owned by the Crown and having various powers under the New Zealand Public Health and Disability Act 2000.

        Under the Transfer Agreement between Pharmac and the Crown, the Crown has indemnified Pharmac against any liability in respect of operations, activities, decisions and policies relating to the Drug Tariff and the Pharmaceutical Schedule.

        A number of legal claims have been lodged against Pharmac. If these claims are successful, the Crown's financial position may be adversely affected by any damages arising either directly through the indemnity, or indirectly through its ownership of Pharmac.

Public Trust

        The Crown is liable to meet any deficiency in the Public Trust's Common Fund (section 52 of the Public Trust Act 2001).

Purchasers of Crown operations

        The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchasers.

Reserve Bank of New Zealand (the Reserve Bank)

        Under section 146 of the Reserve Bank of New Zealand Act 1989, every statutory manager of a Registered Bank, every person appointed under section 99 or section 101 of the Act and every member of an advisory committee, shall be indemnified by the Crown in respect of any liability arising from the exercise, purported exercise or omission to exercise of any power conferred by Part V of the Act, unless that power has been exercised in bad faith.

        The Crown pays to the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

Tax liabilities

        The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Works Civil Construction

        The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989. In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

        The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Other unquantifiable contingent liabilities

Accident Compensation Corporation (ACC)

        A Court decision has determined that the ACC practice, prior to the Accident Insurance Act 1998, of allowing for familial responsibility when determining attendant care entitlements was not legitimate. The decision is likely to apply to a number of seriously injured claimants.

Bank of New Zealand (BNZ)

        A deed, entered into by the Crown, Fay Richwhite and Company Limited and National Australia Group Limited (the purchaser of BNZ), provides for the sharing of certain costs arising from defined risks that pre-date the sale of BNZ. These risks are associated with New Zealand taxation and specified litigation.

Education—legal claim

        The judgment in Daniels and Others v Attorney-General has found that some parts of the policy known as Special Education 2000 are inconsistent with the Education Acts 1964 and 1989. There are potential implications of the judgment:

  •
  in relation to its application to students with special needs

  •
  in relation to remedies and policy initiatives required for education more generally and beyond students with special needs

  •
  regarding remedies for the plaintiffs in relation to the High Court judgment on Special Education.

        The Crown has decided to appeal this judgment.

Education—Mâori University Students' Association

        A claim registered by the Mâori University Students' Association with the Waitangi Tribunal in respect of funding allocated under section 229 of the Education Act 1989.

Environmental liabilities

        Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

        During 2001/02 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

        In accordance with FRS-15 Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions. As at 31 October 2002, the value of these provisions was $26 million.

New Zealand Post Primary Teachers Association

        The New Zealand Post Primary Teachers Association has filed legal proceedings against the Crown in respect of the Ministry of Education's proposed handling of the pay status of some secondary teachers who do not hold degrees within the terms of settlement of the Secondary Teachers' Collective Agreement.

Sale of Crown assets

        On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Tax liabilities

        The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Treaty of Waitangi claims

        Under the Treaty of Waitangi Act 1975, any Mâori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal. Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected. The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

  Settlement relativity payments

        The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism. The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu's and Waikato-Tainui's settlements as a proportion of all Treaty settlements. The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu. The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Specific Fiscal Risks

        Specific fiscal risks (excluding contingent liabilities) are a category of Government decisions or circumstances that may have a material impact on the fiscal position. The risks have not been included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain. The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

        To ensure a practicable and consistent disclosure approach, risks have been reported that have an expected cost or saving of over $10 million in any one forecast year; and either:

  •
  reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing, or

  •
  are generally being actively considered by the Minister of Finance and responsible Ministers, or

  •
  are decisions that have been deferred until a later date.

        The forecasts incorporate operating and capital forecast spending amounts to accommodate policy initiatives on which decisions have yet to be made. Some risks outlined in this chapter, if they eventuate, would be covered by these provisions and therefore have no impact on the forecasts. These risks have been disclosed to provide an indication of the pressure the risks place upon the forecast spending amounts.

        There are a number of other "pressures" on the fiscal position that have not been included as risks. These "pressures" comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers. Such items are also expected to be managed within the forecast spending amounts noted above.

        Specific fiscal risks do not include:

  •
  normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses, finance costs, or fluctuations in external markets

  •
  possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities

  •
  discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

        The Fiscal Responsibility Act 1994 requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

  •
  prejudice the substantial economic interests of New Zealand, or

  •
  prejudice the security or defence of New Zealand or international relations of the Government, or

  •
  compromise the Crown in a material way in negotiation, litigation or commercial activity, or

  •
  result in a material loss of value to the Crown.

        In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Time-Limited Funding

        Time-limited funding does not meet the definition of a "risk" under the Fiscal Responsibility Act, but is further information that was prepared for the first time in the 2002 Pre-Election Update to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

        The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point, using a $5 million materiality threshold. They are often related to pilot programmes that may or may not be extended. If operating funding were to be appropriated to maintain funding levels for these four initiatives (ie, extend the initiative beyond its current scheduled completion date), the total impact would be up to $10 million in 2003/04, $27 million in 2004/05 and $30 million in 2005/06, which would impact on the operating balance.

Vote	Description of initiative	Operating impact ($m)
Education	Microsoft Software Licensing	2 in 2003/04, 5 in 2004/05, 5 in 2005/06
Education	Tertiary Education Commission	9 from 2004/05
Education	Tertiary Education Strategic Change/Development Funds	8 in 2003/04, 10 from 2004/05
Mâori Affairs	Direct Resourcing of Local-Level Solutions	3 in 2004/05, 6 in 2005/06

Statement of Specific Fiscal Risks

        The fiscal risks included in the following tables were finalised as at 4 December 2002.

Quantified Risks15

Risks as at 4 December 2002	Operating Balance	Gross Debt	Net Worth	($ million)
Agriculture and Forestry— painted apple moth	Decrease	Increase	Decrease	-24 operating in 2003/04; -16 in 2004/05; -3 in 2005/06; and -1 in 2006/07
Agriculture and Forestry— Sustainable Farming Fund	Decrease	Increase	Decrease	-11 operating from 2003/04 to 2005/06 and then -1 from 2006/07
Corrections—capital projects	Decrease	Increase	Decrease	-422 capital and -79 operating over forecast period
Defence—capital injections	Decrease	Increase	Decrease	-1,000 capital over next 4 to 10 years
Environment—climate change institutional arrangements	Decrease	Increase	Decrease	-15 operating from 2002/03
Education—ECE Strategic Plan	Decrease	Increase	Decrease	-50 operating from 2002/03
Education—school property	Decrease	Increase	Decrease	-90 capital in 2002/03; -194 in 2003/04; and -185 in 2004/05 and outyears -1 operating in 2002/03; -20 in 2003/04; -31 in 2004/05; -40 in 2005/06; and -44 in 2006/07
Education—United Nations Convention on the Rights of the Child	Decrease	Increase	Decrease	-9 in 2003/04 and -14 from 2004/05
Energy Efficiency and Conservation—National Energy Efficiency and Conservation Strategy	Decrease	Increase	Decrease	-65 operating over 4 years
Health—district health board deficits	Decrease	Increase	Decrease	-90 operating in 2003/04 and -110 in 2004/05
Health—Forecast Financial Track	Decrease	Increase	Decrease	-220 operating in 2005/06
Health—Mental Health Blueprint	Decrease	Increase	Decrease	-25 operating in 2004/05; -50 in 2005/06; and -75 in 2006/07
Internal Affairs— Weathertight Homes Resolution Service	Decrease	Increase	Decrease	-21 operating over 2003/04 and 2004/05
Revenue—GST and Imported Services and Financial Services Review	Decrease	Increase	Decrease	-20 operating from 2004/05
Revenue—trans-Tasman triangular tax relief	Decrease	Increase	Decrease	-10 from 2004/05
Social Development—benefit payment systems	Decrease	Increase	Decrease	-91 from 2003/04, split between operating and capital

In the summary tables listing specific risks:

•
negative numbers indicate a deterioration in the Crown's financial position.

•
"N/A" means no effect.

•
"Unclear" means insufficient information is available to determine the risk's effect. In this chapter, "Gross Debt" refers to gross sovereign-issued debt.

Unquantified Risks

Risks as at 2 December 2002	Operating Balance	Gross Debt	Net Worth
Accident Insurance—Medical Misadventure	Unclear	Unclear	Unclear
Air New Zealand	Unclear	Unclear	Unclear
Conservation—recognition of fencing on the Conservation Estate	Decrease	Increase	Increase
Corrections—output price review	Unclear	Unclear	Unclear
Courts—Supreme Court	Decrease	Increase	Decrease
Defence—sale of Skyhawks and Aermacchi trainers	Increase	Decrease	Increase
Education—capital injections for tertiary education institutions	Decrease	Increase	Decrease
Education—improved internet access	Decrease	Increase	Decrease
Education—Partnerships for Excellence	Decrease	Increase	Decrease
Education—tertiary education funding	Decrease	Increase	Decrease
Education—wananga capital injection	N/A	Increase	N/A
Environment—climate change policy	Unclear	Unclear	Unclear
Health—remove asset testing from long-stay care	Decrease	Increase	Decrease
Housing—state housing on surplus NZDF land at Hobsonville	Unclear	Unclear	Unclear
Police—capital projects	Decrease	Increase	Decrease
Revenue—exemption for overseas earnings	Decrease	Increase	Decrease
Revenue—Fringe Benefit Tax review	Unclear	Unclear	Unclear
Revenue—Gaming Review	Decrease	Increase	Decrease
Revenue—Risk Free Return Method	Increase	Decrease	Increase
Revenue—taxation of savings and investment vehicles, including superannuation funds	Decrease	Increase	Decrease
Social Development—response to Joychild Report	Decrease	Increase	Decrease
Transport—lease of rail assets	Unclear	Unclear	Unclear

Risks Removed Since the 2002 Pre-Election Update

Risk	Comment
Education—Auckland University Business School	In forecasts
Education—Collective Employment Agreements	In forecasts
Education—e-learning	No longer greater than $10 million
Education—pay parity for kindergarten teachers	In forecasts
Education—Review of School Staffing	Not under active consideration
Education—school and early childhood operational funding	Not under active consideration
Energy Efficiency and Conservation— renewables policy	In forecasts
Energy Efficiency and Conservation—national strategy	In forecasts
Health—southern saltmarsh mosquito	In forecasts
Health—population-based funding	In forecasts
Housing—Auckland City Council rental stock	In forecasts

Quantified Fiscal Risks

Agriculture and Forestry—painted apple moth (changed risk)

        The Government has approved funding for 2002/03 to pursue eradication of painted apple moth by aerial spraying up to 12,000 hectares. The Ministry of Agriculture and Forestry has developed programme milestones to enable it to monitor progress towards eradication including scope and likelihood of success. It will report back by 30 April 2003 on the outcome of this programme with a recommendation on whether to continue with the programme.

        If the Government decides to continue to pursue eradication then additional outyear funding will be necessary. The operating funding required is estimated at $24 million in 2003/04, $16 million in 2004/05, $3 million in 2005/06 and $1 million in 2006/07, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Agriculture and Forestry

Agriculture and Forestry—Sustainable Farming Fund (new risk)

        The Sustainable Farming Fund supports community-driven programmes aimed at improving the financial and environmental performance of land-based sectors. Funding for this programme ends on 30 June 2003 and the Government is to consider whether to extend the Fund into future years. The estimated cost of continuing the Fund is $11 million in each year from 2003/04 to 2005/06, then $1 million in 2006/07 and 2007/08, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Agriculture and Forestry

Corrections—capital projects (changed risk)

        The Department of Corrections has estimated that a total of $422 million ($391 million in Pre-Election Update) of capital injections and operating funding of $79 million ($188 million in Pre-Election Update) will be required over the forecasting periods for capital projects to meet future prison muster forecasts.

        The actual amounts will depend on the specification and timing of the individual projects and the contracted prices.

        These estimates include consideration of funding for the:

  •
  Northland Regional Corrections Facility

  •
  South Auckland Men's Corrections Facility

  •
  Otago Men's Corrections Facility

  •
  Bay of Plenty Men's Corrections Facility

  •
  Auckland Women's Corrections Facility.

        In addition, the Department is reviewing options for the future of Mount Eden prison.

        Capital injections would increase gross debt while operating funding would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of these risks.

Source: Department of Corrections

Defence—capital injections (changed risk)

        Implementing the Government's decisions on the future force structure of the New Zealand Defence Force will involve a series of capital acquisitions across all three armed services to achieve the required capability upgrades.

        The Government has agreed to a capital injection of up to $1 billion over 2001/02 to 2010/11, with the bulk likely to be required within the next four years to enable these acquisitions to occur. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase. Any capital injections would increase gross debt and associated operating funding, eg, for depreciation, would decrease the operating balance.

        Recent announcements include the Government's commitment to purchase two Boeing 757s, to upgrade the C-130 Hercules and P-3 Orion fleet, and to replace the Iroquois helicopters.

        The Minister of Finance is engaged in a process to consider the individual projects of this risk, including the quantum, as they occur.

Source: New Zealand Defence Force

Environment—climate change institutional arrangements (new risk)

        The Government has agreed to establish a climate change unit to manage and coordinate climate change policy across the whole of government. This will likely involve an expansion of the existing policy unit that is currently within the Department of Prime Minister and Cabinet. This risk is estimated at up to $15 million per annum, depending on implementation options chosen.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for the Environment

Education—ECE Strategic Plan (changed risk)

        The Early Childhood Education (ECE) Strategic Plan, which sets out a 10-year action plan for the sector, was released in September 2002. This plan signals major changes to the funding, regulation and ownership of ECE services.

        The Government is expected to consider a number of issues related to implementation details, flow-on effects of kindergarten teachers' pay parity, and the balance of Government funding/parent fees. These decisions may require operating funding that is estimated at up to $50 million by 2006/07 and would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education—school property (changed risk)

        The Government has provided $168 million in 2002/03 for school accommodation. Additional capital injections for school accommodation are likely to be required later this financial year and in future years to meet roll growth. Capital injections are estimated to be up to $90 million in 2002/03 ($90 million in Pre-Election Update), $194 million in 2003/04 ($200 million in Pre-Election Update), and $185 million in 2004/05 and each subsequent outyear ($200 million in Pre-Election Update).

        In addition to capital injections, consequential operating costs are likely to be incurred. These are estimated at $1 million in 2002/03, $20 million in 2003/04, $31 million in 2004/05, $40 million in 2005/06 ($1 million, $8 million, $18 million, $29 million respectively in Pre-Election Update), and $44 million in 2006/07.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education—United Nations Convention on the Rights of the Child (new risk)

        The United Nations Convention on the Rights of the Child obliges New Zealand to confer the rights of the Convention on all children. New Zealand has reserved its right to distinguish between persons according to the nature of their authority to be in New Zealand. However, the Government has indicated that it will undertake work to see if this reservation can be removed.

        This would involve making some changes to eligibility for some health and education services, which would decrease the operating balance by $9 million in 2003/04 and $14 million in 2004/05 and outyears.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Energy Efficiency and Conservation—National Energy Efficiency and Conservation Strategy (unchanged risk)

        The National Energy Efficiency and Conservation Strategy was launched in September 2001. It includes an economy-wide energy efficiency target and a renewable energy target range. Implementation of further policy measures to achieve these targets has been estimated at up to $65 million over four years, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for the Environment

Health—district health board deficits (changed risk)

        The Government announced a transition path to Population-based Funding for district health boards (DHBs) on 21 November 2002. This changed funding path will result in substantially reduced DHB forecast deficits. The remaining deficit for a small number of DHBs is estimated to be $90 million in 2003/04 and $110 million in 2004/05.

        The Government has rejected these remaining deficits and is actively discussing actions and cost-containment measures with these DHBs to manage back the deficits. The impact on the operating balance, if any, is unclear. Any deficits above that provided for within the health funding allocation will decrease the operating balance and increase gross debt.

Source: Ministry of Health

Health—Forecast Financial Track (new risk)

        The Forecast Financial Track (FFT) was agreed in the 2002 Budget to sustain purchasing power in the health sector. This track is built into baselines to 2004/05 and the Government will consider the cost of maintaining the FFT in 2005/06. The impact of this is expected to be between $180 million and $220 million in 2005/06. This funding would be from outside the Health Funding Package and would decrease the operating balance.

Source: Ministry of Health

Health—Mental Health Blueprint (new risk)

        The Mental Health Blueprint recommends an increasing funding profile for mental health services. This growth in funding has been included in forecasts to 2003/04, which was the furthest it could be extended to at the time the decision was taken. The Government is considering further increases of $25 million in 2004/05, $50 million in 2005/06 and $75 million in 2006/07, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Health

Internal Affairs—Weathertight Homes Resolution Service (new risk)

        The Government has recently established a Weathertight Homes Resolution Service and provided funding for 2002/03. The costs associated with continuing to run this service for an additional 18 months (until 31 December 2004) have been estimated at $21 million over 2003/04 and 2004/05, which would decrease the operating balance. The actual profile of expenditure will depend on public uptake of the service.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Internal Affairs

Revenue—GST and Imported Services and Financial Services Review (changed risk)

        In June 2001 the Government issued a discussion document proposing that GST be applied to some imported services. A further discussion document released on 8 October 2002 proposed zero-rating GST on financial services supplied by the financial services sector to registered businesses. Following consultation on the financial services proposal, both measures would apply approximately one year after the date of enactment. This would likely mean the measures take effect during the 2004/05 fiscal year (1 April 2002 in Pre-Election Update).

        The net effect of both measures together is expected to be a decrease in the operating balance of about $20 million per year.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue Department

Revenue—trans-Tasman triangular tax relief (unchanged risk)

        Imputation credits generated by a New Zealand subsidiary company with an Australian parent company cannot be passed on to New Zealand shareholders of that parent company. Consequently, New Zealand residents are taxed twice on their New Zealand-sourced income. The New Zealand and the Australian Governments have agreed in principle to provide relief on this double taxation using a method known as pro rata allocation. At this stage the estimated cost is $10 million per year from 2004/05 onwards, which would decrease the operating balance.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue Department

Social Development—benefit payment systems (changed risk)

        The Ministry of Social Development is undertaking an assessment of options for the development of benefit payment systems, SWIFTT and TRACE. The assessment is now expected in 2003/04 (June 2002 in Pre-Election Update).

        The additional capital that would be required is estimated at $33 million to $91 million ($95 million in Pre-Election Update). Operating funding would decrease the operating balance and capital injections would increase gross debt.

        The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Social Development

Unquantified Fiscal Risks

Accident Insurance—Medical Misadventure (unchanged risk)

        The Medical Misadventure Account is currently funded partly from the Earners' Account and partly by the Crown through the Non-Earners' Account. A review of the Medical Misadventure Account is underway, considering all aspects of the Account. The net impact of the review is unquantified and may either increase or decrease the operating balance.

Air New Zealand (new risk)

        Air New Zealand and Qantas have announced that they wish to form a strategic alliance, with Qantas acquiring a minority equity interest in Air New Zealand. The Government has indicated that it will announce conditional decisions from an ownership perspective and from a Kiwi Shareholder perspective by 18 December 2002. Competition authorities (the Commerce Commission in New Zealand and the Australian Competition and Consumer Commission) will also have to approve the proposals. Should the proposals proceed, there may be an impact on the Government's share of Air New Zealand's future earnings, which would impact on the operating balance.

Conservation—recognition of fencing on the Conservation Estate (new risk)

        The Department of Conservation is undertaking a project to identify all fences on the Conservation Estate. This requires each fence to be inspected, valued and ownership clarified as some fences will be on land with adjoining owners. The recognition of these assets will increase the Crown's net worth.

        At this stage, it is not known what the value will be. Future operating costs will be considered at the end of the project. Any additional operating funding will reduce the operating balance and capital injections would increase gross debt.

Corrections—output price review (new risk)

        The Ministers of Finance and Corrections have agreed to undertake an output price review to consider whether or not prices charged for outputs reflect an efficient use of resources and current resources are directed to areas of highest priority.

        The risk is unquantified as the amount or timing of any change in departmental funding is unclear, but any increase in funding to meet additional operating costs would decrease the operating balance and any capital injections would increase gross debt.

Courts—Supreme Court (unchanged risk)

        The Government has announced that it intends to establish a New Zealand-domiciled Supreme Court as the court of final appeal. The timing, scale and funding for a new court are unclear at this stage, but any capital injections would increase gross debt, while associated operating costs would decrease the operating balance.

Defence—sale of Skyhawks and Aermacchi trainers (unchanged risk)

        As a result of the Government's decisions on the future force structure of the New Zealand Defence Force (NZDF), the NZDF is in the process of selling the Skyhawks and Aermacchi trainers. These sale proceeds would increase the operating balance and decrease gross debt.

        This risk is unquantified as disclosure could compromise the Crown in negotiations.

Source: New Zealand Defence Force

Education—Capital injections for tertiary education institutions (unchanged risk)

        Several tertiary education institutions are facing financial pressure. They may seek assistance from the Government as they develop their plans for the future. The risk is unquantified as the amount or timing of any request for financial assistance is unclear, but any capital injections would increase gross debt.

Education—improved internet access (unchanged risk)

        The Government is considering options to improve high-speed internet access to rural communities and their schools from 2002/03. This risk is unquantified as the tendering process is not yet complete. The costs associated with this proposal would decrease the operating balance.

Education—Partnerships for Excellence (unchanged risk)

        The Government has decided to establish an arrangement called "Partnerships for Excellence" whereby the Crown matches private sector investment in the tertiary sector. This risk is unquantified as funds will be considered on an annual basis subject to budgetary pressures. Any capital injections will increase gross debt.

Education—tertiary education funding (unchanged risk)

        The Government will be making final decisions on a new tertiary education funding system during 2002/03. The individual components of these reforms may have positive or negative fiscal impacts, but the overall impact is likely to be a decrease in the operating balance and an increase in gross debt.

Education—wananga capital injection (unchanged risk)

        The Government is currently negotiating with two wananga (Mâori tertiary institutions) over settlement of their Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the wananga be compensated for capital expenditure that has been incurred on facilities to date, and be provided funding to bring their facilities up to a standard comparable with other tertiary institutions and to meet additional capital requirements. Any capital injection would increase gross debt.

        The fiscal risk is unquantified as disclosure could compromise the Crown in negotiations.

Environment—climate change policy (changed risk)

        The Government has indicated its intention to ratify the Kyoto Protocol by end of 2002, and has approved a policy package to meet commitments under the Protocol. The package contains the following elements, which will be targeted at different sectors as appropriate:

  •
  Existing policies aimed at greenhouse gas reduction, including the waste strategy, renewables programme, and the energy efficiency and conservation strategy.

  •
  A carbon charge with negotiated greenhouse agreements for those firms deemed to be "competitiveness at risk".

  •
  Emissions reduction projects.

  •
  Methane and nitrous oxide mitigation research.

  •
  Mechanisms to incentivise establishment and enhancement of carbon sinks.

        At this stage, it is unclear what impact the decision to ratify the Protocol would have on the operating balance, either positive or negative, since this is closely related to the detailed design of the policy options.

Health—remove asset testing from long-stay care (unchanged risk)

        The Government is considering a proposal to remove asset testing on all forms of long stay geriatric care, including public and private hospitals and rest homes. The proposal costs have yet to be finalised but will reduce the operating balance.

Housing—state housing on surplus NZDF land at Hobsonville (new risk)

        The Government has recently announced that Housing New Zealand Corporation (HNZC) will acquire, under the Housing Act 1955, NZDF land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. The land is expected to become available over the next three to four years.

        The receipt of the sale proceeds by the NZDF will decrease gross debt. Depending on development options taken by HCNZ and timing, the Corporation may require additional capital injections from the Crown, which would increase gross debt. The net impact is unclear at this point.

Police—Capital Projects (unchanged risk)

        New Zealand Police have identified a number of Police stations that require capital work to bring them up to a modern operating standard.

        The timing, scale and funding for new assets are unclear at this stage, but any capital injections would increase net debt.

Revenue—exemption for overseas earnings (unchanged risk)

        The Government is considering options to encourage skilled migrants to come to New Zealand, including the introduction of a time-limited exemption for overseas earnings for new migrants.

        Details of the proposal need to be further developed and the proposal will be subject to consultation, so it is not expected to be implemented before 2003/04.

        The impact, if any, of this proposal on the operating balance is unclear as it depends on the options chosen.

Revenue—Fringe Benefit Tax review (new risk)

        The Government has decided to review the Fringe Benefit Tax regime. The review will focus on reducing the difficulty and cost to employers of complying with Fringe Benefit Tax, while ensuring the revenue base is maintained. Any legislative changes resulting from the review will be introduced in 2004.

        Any impact on the operating balance from any legislative amendments is unclear at this stage.

Revenue—Gaming Review (unchanged risk)

        The Gaming Review was completed and the Responsible Gambling Bill is before Parliament. The Government will consider the taxation of gaming in 2003. Any impact on the operating balance arising from a response, whether positive or negative, is unclear.

Revenue—Risk Free Return Method (changed risk)

        The Government is considering the application of the Risk Free Return Method of taxation to equity investments on capital account or outside a business context. A number of details of the proposal need to be further developed and the proposal will be subject to full consultation, so it is not expected to be implemented before the 2004/05 tax year.

        Revenue—taxation of savings and investment vehicles, including superannuation funds (unchanged risk)

        The Government is considering its response to the recommendations on the taxation of savings and investment vehicles of the Tax Review 2001.

        The Government is examining options to improve the tax environment for savings through changes to employer contribution schemes. The options under review are:

  •
  to match the withholding tax paid by employers to the statutory marginal tax rate paid by the worker, or

  •
  to extend the 6% concessional rate now enjoyed by those earning over $60,000 a year to all income earners.

        Any new regime is intended to apply from 1 April 2004.

        The overall impact of the measures if adopted would be to reduce the operating balance.

Social Development—response to Joychild Report (unchanged risk)

        The Government intends to review up to 15,000 cases where a debt was established against a Domestic Purposes Benefit recipient between November 1996 and December 2000, to ensure that appropriate legal tests were used in establishing the debts.

        The potential costs of reviewing the cases, and of rectifying any cases where the review finds that a debt was improperly established, cannot be determined until decisions are made on the nature of the review. Any operating funding required would decrease the operating balance.

Transport—lease of rail assets (unchanged risk)

        The Government has purchased the Auckland rail lease and infrastructure assets, and is considering options including leasing or transferring the management of the corridor to an Auckland Local Authority Trading Enterprise in 2002/03. Details of the proposal are uncertain at this stage, and therefore the impact on the operating balance is unclear.

Generally Accepted Accounting Practice (GAAP) Series Tables

The Financial Statements Presentation has Changed

        The Public Finance Act 1989 and Fiscal Responsibility Act 1994 require the Government to produce actual and forecast financial statements in accordance with generally accepted accounting practice (GAAP). This ensures that the financial statements and forecasts of the Crown are prepared on a basis familiar to readers of private sector financial statements—providing a transparent and independently established set of principles on which to measure a government's financial activity.

        From 1 July 2002, the financial statements and forecasts include the full line-by-line consolidation of SOEs and Crown entities (previously the accounts only consolidated the net surplus in the operating balance and net investment/net worth in the balance sheet). In addition, there are some adjustments that will impact on "core Crown" results (defined below) owing to changes to the treatment of GST on Crown spending and the treatment of the Government Superannuation Fund (GSF).

        The following table outlines the presentation and how it has changing. It defines the key terms that are used within the financial statements and forecasts.

Pre-1 July 2002 presentation of consolidation The previous presentation showed:	New (and now current) presentation of consolidation The new presentation shows the three institutional forms of:
• •	Crown expenses and revenues with net SOE and Crown entity results
Crown assets, liabilities, net Crown debt, gross Crown debt and net worth. The Crown balance sheet only included a net investment in SOEs and Crown entities.	• • •	"core Crown" (existing information on revenues and expenses less GST on Crown expenses plus inclusion of full GSF numbers)
 SOE revenues, expenses, assets and liabilities
Crown entity revenues, expenses, assets and liabilities.
The sum of these three segments (less internal transactions) is the "total Crown".
The core Crown is different from the previous presentation owing to the removal of GST on Crown expenses and the inclusion of the full accounts of the GSF.

        While the presentation has changed it is important to note that the net results for the Crown are materially the same (ie, operating balance, net worth and gross sovereign-issued debt), although the composition and total of items such as revenues, expenses, assets and liabilities have changed.

        A full explanation of the presentation change, what the impacts are and how to interpret the new information is outlined in a section contained on pages 97 to 105 of the 2002 Budget Economic and Fiscal Update.

Contents and Definitions

        Because of the different presentation used in the following financial statements, there are some new terms used to classify components of the statement of financial position and statement of borrowings. The following outlines a summary to the content and definitions of each section.

        Financial performance (operating statement):    The statement of financial performance is accompanied by a breakdown of both total Crown and core Crown expenses. There are no new classifications from those contained in the previous sets of fiscal forecasts.

Cash flow statement:

  •
  The cash flow has been summarised.

  •
  There is no substantive change to the reconciliation of cash flows (see Notes to the Forecast Financial Statements, Core Crown) to the movement in domestic bonds. While there are cross-holdings of Government stock held by other entities within the consolidated accounts, these are not eliminated for the purposes of this reconciliation as it provides a reference point for the Government's domestic debt programme.

        Financial position (balance sheet):    The statement of financial position is accompanied by some analysis of key components. In terms of new definitions:

  •
  Borrowings are split between sovereign-guaranteed and non-sovereign-guaranteed. Essentially the debt of SOEs and Crown entities is not guaranteed explicitly by the Crown and so a distinction is made from the debt issued by the sovereign (eg, NZDMO and the Reserve Bank).

  •
  Another term is gross sovereign-issued debt. This is debt issued by the sovereign and so is a measure that does not eliminate any cross-holdings of Government stock held by entities such as the NZS Fund, GSF, ACC or EQC. The Government's debt objective uses this measure.

  •
  The ACC outstanding claims liability is shown separately in the balance sheet.

        Borrowing statement:    The borrowings statement reflects the sovereign-guaranteed and non-sovereign-guaranteed split of borrowings (or debt). It includes ALL financial assets, including those of the GSF and the NZS Fund.

        The measure of net Crown debt cannot be directly derived from the information in the borrowings statement. This is contained in more specific notes that outline the core Crown, SOE and Crown entity information separately (see Forecast Statement of Segments).

        Segment notes:    These notes provide a summary of the operating statement, balance sheet and borrowings statement information by each of the three institutional segments that make up the Crown financial statements. These segments are the core Crown, SOEs and Crown entities—adding to total Crown after elimination of internal transactions.

Forecast Financial Statements

        These forecasts have been prepared in accordance with the Fiscal Responsibility Act 1994.

        They are based on the accounting policies and assumptions that follow (Statement of Accounting Policies and Forecast Assumptions). As with all such assumptions, there is a degree of uncertainty surrounding them. This uncertainty increases as the forecast horizon extends.

        The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared. They reflect all Government decisions and circumstances communicated to 4 December 2002.

Finalisation Dates
Fiscal forecasts	4 December
Tax revenue forecasts	2 December
Economic outlook	21 November
Government decisions and circumstances	4 December
Actual asset revaluations	31 October
Foreign-exchange rates	31 October
Specific fiscal risks	4 December
Contingent liabilities and commitments	31 October

Reporting Entity as at 4 December 2002

        These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown and the following entities:

Offices of Parliament	Departments	State-owned enterprises
Office of the Controller and Auditor-General Office of the Ombudsmen Parliamentary Commissioner for the Environment	Agriculture and Forestry
Archives New Zealand
Child, Youth and Family Services
Conservation
Corrections
Courts
Crown Law
Culture and Heritage
Customs
Defence
Economic Development
Education
Education Review Office
Environment
Fisheries
Foreign Affairs and Trade
Government Communications Security
Bureau
Health
Housing
Inland Revenue
Internal Affairs
Justice
Labour
Land Information New Zealand
Mâori Development
National Library
New Zealand Defence Force
Office of the Clerk
Pacific Island Affairs
Parliamentary Counsel Office
Parliamentary Service
Police
Prime Minister and Cabinet
Research, Science and Technology
Security Intelligence Service
Serious Fraud Office
Social Development
State Services Commission
Statistics
Transport
Treasury
Women's Affairs
Youth Affairs	Agriquality New Zealand Limited
Airways Corporation of New Zealand Limited
Asure New Zealand Limited
Electricity Corporation of New Zealand Limited
Genesis Power Limited
Landcorp Farming Limited
Meridian Energy Limited
Meteorological Service of New Zealand Limited
Mighty River Power Limited
New Zealand Post Limited
New Zealand Railways Corporation
Solid Energy New Zealand Limited
Television New Zealand Limited
Terralink New Zealand Limited (in liquidation)
Timberlands West Coast Limited
Transpower New Zealand Limited

Air New Zealand Limited (is included for disclosure purposes as if it were a SOE)

Crown entities
Accident Compensation Corporation
Accounting Standards Review Board
Agriculture and Marketing Research and Development Trust
Alcohol Advisory Council of New Zealand
Animal Control Products Limited
Arts Council of New Zealand Toi Aotearoa
Asia 2000 Foundation of New Zealand
Broadcasting Commission (NZ On Air)
Broadcasting Standards Authority
Building Industry Authority
Career Services
Casino Control Authority
Civil Aviation Authority of New Zealand
Commerce Commission
Commissioner for Children
Crown research institutes (9)
District health boards (21)
Early Childhood Development Board
Earthquake Commission
Electoral Commission
Energy Efficiency and Conservation Authority
Environmental Risk Management Authority
Fish and game councils (12)
Foundation for Research, Science and Technology
Government Superannuation Fund Authority
Health and Disability Commissioner
Health Research Council of New Zealand
Health Sponsorship Council
Hillary Commission for Sport, Fitness and Leisure
Housing New Zealand Corporation
Human Rights Commission
Industry New Zealand
Land Transport Safety Authority of New Zealand
Law Commission
Learning Media Limited
Legal Services Agency
Management Development Centre Trust
Maritime Safety Authority of New Zealand
Mental Health Commission
Museum of New Zealand Te Papa Tongarewa
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
Reserve Bank of New Zealand	New Zealand Blood Service
New Zealand Business Development Board
New Zealand Film Commission
New Zealand Fire Service Commission
New Zealand Fish and Game Council
New Zealand Game Bird Habitat Trust Board
New Zealand Government Property Corporation
New Zealand Lotteries Commission
New Zealand Lottery Grants Board
New Zealand Qualifications Authority
New Zealand Sports Drug Agency
New Zealand Symphony Orchestra Limited
New Zealand Teachers Council
New Zealand Tourism Board
New Zealand Trade Development Board
New Zealand Teachers Council
Ngai Tahu Ancillary Claims Trust
Office of Film and Literature Classification
Pacific Business Trust
Pharmaceutical Management Agency
Police Complaints Authority
Privacy Commissioner
Public Trust
Quotable Value New Zealand Limited
Radio New Zealand Limited
Reserve boards (33)
Residual Health Management Unit
Retirement Commissioner
Road Safety Trust
School boards of trustees (2,599)
Securities Commission
Skill New Zealand (Education and Training Support Agency)
Standards Council
Takeovers Panel
Te Reo Whakapuaki Irirangi (Te Mangai Paho)
Te Taura Whiri I Te Reo Mâori (Mâori Language Commission)
Tertiary education institutions (35)
Testing Laboratory Registration Council
The Guardians of New Zealand Superannuation
Transfund New Zealand
Transit New Zealand
Transport Accident Investigation Commission
Trustees of the National Library

Forecast Statement of Financial Performance
for the years ending 30 June

	Note	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
		($ million)
Revenue
Taxation revenue	1	36,215	37,875	38,864	40,324	42,167	44,082	45,892
Levies, fees, fines and penalties	1	2,526	2,454	2,497	2,595	2,681	2,764	2,827

Total Revenue Levied through the Crown's Sovereign Power	1	38,741	40,329	41,361	42,919	44,848	46,846	48,719
Sales of goods and services	2	10,526	10,690	10,936	11,626	12,301	12,733	13,085
Investment income	3	949	1,360	1,558	1,889	2,227	2,604	3,004
Other revenue	4	1,009	1,619	1,606	1,608	1,597	1,573	1,603

Total Revenue Earned through the Crown's Operations		12,484	13,669	14,100	15,123	16,125	16,910	17,692

Total Crown Revenue		51,225	53,998	55,461	58,042	60,973	63,756	66,411

Expenses
By input type
Subsidies and transfer payments	5	14,820	15,452	15,506	15,820	16,385	17,018	17,686
Personnel expenses	6	11,143	12,638	12,994	13,247	13,527	13,695	13,755
Operating expenses	7	20,195	20,705	20,819	21,851	22,582	22,960	23,305
New operating spending for the 2003 Budget	8	—	204	—	475	575	575	575
Forecast new operating spending	8	—	—	—	—	580	1,515	2,450
Finance costs		2,230	2,532	2,354	2,403	2,395	2,401	2,297
Net foreign-exchange (gains)/losses		(145)	—	87	—	—	—	—
Movement in total GSF liability	15	231	(43)	440	(68)	(79)	(100)	(116)
Movement in total ACC liability	16	360	306	756	477	492	511	534

Total Crown expenses		48,834	51,794	52,956	54,205	56,457	58,575	60,486

Operating Balance		2,391	2,204	2,505	3,837	4,516	5,181	5,925

The revenues and expenses are GST exclusive.

        The accompanying Notes and Accounting policies are an integral part of these Statements.

        Below is an analysis of total Crown expenses and core Crown expenses by functional classification. This information reconciles to segmental information within the Statement of Segments.

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Total Crown expenses by functional classification
Social security and welfare	15,261	15,778	16,238	16,414	17,000	17,648	18,333
GSF pension expenses	1,409	928	1,422	927	939	949	944
Health	7,556	7,853	7,914	8,322	8,722	8,844	8,980
Education	8,095	8,556	8,749	9,030	9,145	9,282	9,379
Core government services	1,428	1,498	1,543	1,423	1,428	1,458	1,410
Law and order	1,911	1,936	1,868	1,894	1,890	1,891	1,907
Defence	1,125	1,112	1,136	1,124	1,122	1,120	1,120
Transport and communications	3,910	5,594	5,330	5,695	5,996	6,109	6,191
Economic and industrial services	3,115	2,672	2,977	3,201	3,317	3,362	3,460
Primary services	957	1,018	1,171	1,095	1,111	1,159	1,178
Heritage, culture and recreation	1,402	1,463	1,503	1,552	1,582	1,604	1,604
Housing and community development	470	536	550	539	545	548	547
Other	110	114	114	111	110	110	111
Finance costs	2,230	2,532	2,354	2,403	2,395	2,401	2,297
Net foreign-exchange (gains)/losses	(145)	—	87	—	—	—	—
New operating spending for the 2003 Budget	—	204	—	475	575	575	575
Forecast new operating spending	—	—	—	—	580	1,515	2,450

Total Crown Expenses	48,834	51,794	52,956	54,205	56,457	58,575	60,486

Core Crown expenses by functional classification
Social security and welfare	13,485	13,935	13,936	14,384	14,867	15,409	15,977
GSF pension expenses	1,409	928	1,422	927	939	949	944
Health	7,032	7,615	7,622	8,162	8,578	8,709	8,828
Education	6,473	6,817	6,888	7,150	7,208	7,288	7,346
Core government services	1,540	1,596	1,746	1,626	1,631	1,664	1,614
Law and order	1,733	1,738	1,696	1,713	1,706	1,699	1,704
Defence	1,162	1,154	1,178	1,165	1,162	1,162	1,162
Transport and communications	989	1,096	1,143	1,182	1,207	1,215	1,224
Economic and industrial services	1,013	1,128	1,164	1,151	1,136	1,136	1,130
Primary services	304	330	399	318	315	322	327
Heritage, culture and recreation	434	508	513	515	539	549	549
Housing and community development	93	103	111	99	90	91	90
Other	110	114	115	111	111	111	111
Finance costs	2,118	2,318	2,148	2,173	2,187	2,209	2,119
Net foreign-exchange losses/(gains)	75	—	31		—	—	—
New operating spending for the 2003 Budget	—	204	—	475	575	575	575
Forecast new operating spending	—	—	—	—	580	1,515	2,450

Total Core Crown Expenses	37,970	39,584	40,112	41,151	42,831	44,603	46,150

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	36,560	37,819	38,953	40,309	42,197	44,084	45,889
Total other sovereign receipts (refer Note 1)	2,117	2,449	2,427	2,483	2,606	2,677	2,734
Interest	932	1,436	1,033	952	1,038	1,172	1,334
Dividends	39	41	39	45	52	59	66
Sales of goods and services	10,326	11,065	10,979	11,475	12,245	12,746	13,082
Other operating receipts	1,433	1,588	1,439	1,422	1,376	1,360	1,402

Total Cash Provided from Operations	51,407	54,398	54,870	56,686	59,514	62,098	64,507
Cash was Disbursed to
Subsidies and transfer payments	14,990	15,792	15,951	16,289	16,872	17,511	18,178
Personnel and operating payments	27,972	30,538	30,612	31,218	32,284	32,917	33,180
Finance costs	2,700	2,517	2,249	2,297	2,254	2,237	2,072
Forecast new operating spending	—	204	—	475	1,155	2,090	3,025

Total Cash Disbursed to Operations	45,662	49,051	48,812	50,279	52,565	54,755	56,455

Net Cash Flows from Operations	5,745	5,347	6,058	6,407	6,949	7,343	8,052

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	291	127	46	14	36	7	2

Total Cash Provided	291	127	46	14	36	7	2

Cash was Disbursed to
Purchase of physical assets	2,976	3,440	3,615	3,418	2,959	2,724	2,404
Net increase in advances	330	768	413	971	181	289	435
Net purchase/(sale) of marketable securities, deposits and other equity investments	1,689	1,039	3,471	1,226	3,354	3,558	3,804
Forecast new capital spending	—	200	103	535	485	345	550

Total Cash Disbursed	4,995	5,447	7,602	6,150	6,979	6,916	7,193

Net Cash Flows from Investing Activities	(4,704)	(5,320)	(7,556)	(6,136)	(6,943)	(6,909)	(7,191)
Net Cash Flows from Operating and Investing Activities	1,041	27	(1,498)	271	6	434	861
Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	196	—	162	—	—	—	—
Net issue/(repayment) of Government stock[1]	820	1,025	231	21	84	(304)	(282)

Total Cash Provided	1,016	1,025	393	21	84	(304)	(282)

Cash was Disbursed to
Net repayment/(issue) of foreign-
currency borrowing	386	358	(231)	345	534	103	106
Net repayment/(issue) of other New Zealand-dollar borrowing	1,054	613	(480)	(31)	(626)	(375)	46

Total Cash Disbursed	1,440	971	(711)	314	(92)	(272)	152

Net Cash Flows from Financing Activities	(424)	54	1,104	(293)	176	(32)	(434)

Net Movement in Cash	617	81	(394)	(22)	182	402	427

Opening Cash Balance	2,173	949	2,771	2,399	2,377	2,559	2,961
Foreign-exchange gains on opening cash balances	(19)	—	22	—	—	—	—

Closing Cash Balance	2,771	1,030	2,399	2,377	2,559	2,961	3,388

1
Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC. The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	5,745	5,347	6,058	6,407	6,949	7,343	8,052

Items included in the operating balance but not in net cash flows from operations
Valuation Changes
(Increase)/decrease in pension liabilities	(231)	43	(440)	68	79	100	116
(Increase)/decrease in ACC liability	(360)	(306)	(756)	(477)	(492)	(511)	(534)
Decrease/(increase) in NPF guarantee	1	—	—	—	—	—	—
Unrealised net foreign exchange losses	(162)	—	(235)	—	—	—	—
Non-cash movements in investments	(248)	—	159	259	257	260	259
Unrealised losses arising from changes in the value of commercial forests	24	—	—	—	—	—	—

Total Valuation Changes	(976)	(263)	(1,272)	(150)	(156)	(151)	(159)

Physical Asset Movements
Depreciation	(2,090)	(2,338)	(2,281)	(2,387)	(2,461)	(2,521)	(2,586)
(Loss)/gain on sale of assets	(28)	—	(31)	—	—	—	—

Total Physical Asset Movements	(2,118)	(2,338)	(2,312)	(2,387)	(2,461)	(2,521)	(2,586)

Other Non-cash Items
Student Loans	(86)	(47)	(45)	(57)	(53)	(66)	(86)
Amortisation of goodwill	(23)	(47)	(47)	(47)	(47)	(47)	(47)
Accrued income from NZS Fund	15	90	69	193	343	522	724
Other	—	—	—	—	—	—	—

Total Other Non-cash Items	(94)	(4)	(23)	89	243	409	591

Movements in Working Capital
(Decrease)/increase in taxes receivable	(272)	62	(276)	29	(21)	1	7
Increase/(decrease) in other receivables	288	12	998	(195)	39	8	47
Increase/(decrease) in inventories	253	3	(24)	21	24	12	10
(Increase)/decrease in payables	(435)	(615)	(644)	23	(101)	80	(37)

Total Movements in Working Capital	(166)	(538)	54	(122)	(59)	101	27

Operating Balance	2,391	2,204	2,505	3,837	4,516	5,181	5,925

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity
for the year ending 30 June

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Opening Crown Balance	11,934	14,014	18,726	21,231	25,068	29,584	34,765

Operating balance for the year	2,391	2,204	2,505	3,837	4,516	5,181	5,925
Net revaluations	4,187	—	—	—	—	—	—

Total Recognised Revenues and Expenses	6,578	2,204	2,505	3,837	4,516	5,181	5,925
Asset and liability recognition policy changes	214	—	—	—	—	—	—

Closing Crown Balance	18,726	16,218	21,231	25,068	29,584	34,765	40,690

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position
as at 30 June

	Note	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
		($ million)
Assets
Cash and bank balances	9	2,771	1,030	2,399	2,377	2,559	2,961	3,388
Marketable securities, deposits & equity investments	9	16,953	18,481	19,449	20,808	23,809	27,172	30,885
Advances	10	5,247	5,778	5,888	6,585	7,320	8,041	8,724
Receivables	11	8,216	8,883	8,938	8,772	8,790	8,799	8,853
Inventories		924	821	900	921	945	957	967
Other investments	12	286	397	300	390	390	390	390
Property, plant and equipment	13	52,931	49,481	54,635	55,671	56,069	56,123	55,920
Commercial forests		332	380	333	333	333	333	333
Intangible assets (including goodwill)		754	679	703	615	524	448	375
Forecast new capital spending		—	200	103	638	1,123	1,468	2,018

Total Assets		88,414	86,130	93,648	97,110	101,862	106,692	111,853

Liabilities
Payables and provisions	14	10,495	9,861	10,543	10,409	10,316	9,921	9,820
Currency issued		2,735	2,787	2,897	2,897	2,897	2,897	2,897
Borrowings—sovereign guaranteed		29,851	30,988	30,520	30,381	29,748	29,352	28,831
Borrowings—non-sovereign guaranteed		6,896	6,811	7,550	7,039	7,588	7,617	7,057
Provision for GSF pension liability	15	12,210	11,659	12,650	12,582	12,503	12,403	12,287
Provision for ACC outstanding claims liability	16	7,501	7,806	8,257	8,734	9,226	9,737	10,271

Total Liabilities		69,688	69,912	72,417	72,042	72,278	71,927	71,163

Total Assets less Total Liabilities		18,726	16,218	21,231	25,068	29,584	34,765	40,690

Crown Balance
Taxpayer funds		6,054	8,120	8,559	12,396	16,912	22,093	28,018
Revaluation reserve	17	12,672	8,098	12,672	12,672	12,672	12,672	12,672

Crown Balance		18,726	16,218	21,231	25,068	29,584	34,765	40,690

The accompanying Notes and Accounting policies are an integral part of these Statements.

        Below is an analysis of the NZS Fund and Gross and Net Debt information. The notes to the accounts provide breakdown of other key items.

New Zealand Superannuation Fund

        Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown (for example the NZS Fund may hold NZ Government Stock)). The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Opening balance	—	615	615	1,884	3,877	6,366	9,198
Gross contribution	600	1,200	1,200	1,800	2,146	2,310	2,449
Retained income (after tax)	15	90	69	193	343	522	724

NZS Fund balance	615	1,905	1,884	3,877	6,366	9,198	12,371

Gross and Net Debt Information

Definitions of debt:

        Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

        The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown. Any such debt that may be guaranteed is included in the sovereign-guaranteed total. No debt of SOEs and Crown entities is currently guaranteed by the Crown.

        Total sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example. In other words, the total sovereign-issued debt does not eliminate any internal cross-holdings. The Government's debt objective uses this measure of debt.

Total Crown Debt
Total Crown gross debt	36,747	37,799	38,070	37,420	37,336	36,969	35,888
Total gross sovereign-issued debt	36,202	35,421	35,522	35,923	35,860	36,069	36,196

Core Crown
Gross Core Crown debt	34,722	35,081	35,129	35,523	35,458	35,666	35,791
Financial assets	(19,520)	(19,221)	(21,153)	(23,121)	(26,001)	(29,817)	(34,116)

Borrowings less Financial Assets	15,202	15,860	13,976	12,402	9,457	5,849	1,675
NZS Fund and GSF financial assets	4,049	5,405	4,999	7,056	9,565	12,408	15,583
Cross-holdings of Government stock	(1,480)	(340)	(393)	(400)	(402)	(403)	(405)

Net Crown Debt	17,771	20,925	18,582	19,058	18,620	17,854	16,853

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings
for the years ending 30 June

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	18,047	19,821	18,762	18,544	18,437	17,940	17,443
Treasury bills	5,183	5,330	5,151	5,242	5,148	5,124	5,099
Loans and foreign-exchange contracts	(401)	(823)	(820)	(708)	(726)	(602)	(603)
Retail stock and other	669	510	628	627	626	625	626

Total New Zealand-Dollar Debt	23,498	24,838	23,721	23,705	23,485	23,087	22,565
Foreign-Currency Debt
United States dollars	3,842	3,918	4,456	4,332	3,919	3,920	3,920
Japanese yen	447	279	116	116	116	116	116
European and other currencies	2,064	1,953	2,227	2,228	2,228	2,229	2,230

Total Foreign-Currency Debt	6,353	6,150	6,799	6,676	6,263	6,265	6,266

Total Sovereign Guaranteed Debt	29,851	30,988	30,520	30,381	29,748	29,352	28,831
Non-Sovereign Guaranteed Debt
New Zealand	5,349	4,736	6,109	5,820	6,489	6,623	6,170
United States dollars	1,424	1,623	1,318	1,096	976	871	764
Japanese yen	—	142	—	—	—	—	—
European and other currencies	123	310	123	123	123	123	123

Total Non-Sovereign Guaranteed Debt	6,896	6,811	7,550	7,039	7,588	7,617	7,057

Total Borrowings (Gross Debt)	36,747	37,799	38,070	37,420	37,336	36,969	35,888

Less
Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	7,893	9,254	7,045	8,089	11,091	14,036	17,320
United States dollars	4,557	4,185	5,294	5,195	4,809	4,838	4,870
Japanese yen	345	269	129	129	129	129	129
European and other currencies	1,162	759	671	556	428	293	151
Reserve Position at IMF	1,016	1,147	1,132	1,246	1,372	1,506	1,648
NZ equity investments	753	845	790	899	1,013	1,124	1,243
Foreign equity investments	1,227	2,022	4,388	4,694	4,967	5,246	5,524

Total	16,953	18,481	19,449	20,808	23,809	27,172	30,885
Advances and Cash
Student loans	4,749	5,531	5,429	6,116	6,821	7,517	8,192
Other advances	498	247	459	469	499	524	532
Cash	2,771	1,030	2,399	2,377	2,559	2,961	3,388

Total	8,018	6,808	8,287	8,962	9,879	11,002	12,112

Total Financial Assets	24,971	25,289	27,736	29,770	33,688	38,174	42,997

Borrowings less Financial Assets	11,776	12,510	10,334	7,650	3,648	(1,205)	(7,109)

Net New Zealand-dollar debt	12,220	12,667	13,708	11,575	7,991	3,548	(1,940)
Net foreign-currency debt	(444)	(157)	(3,374)	(3,925)	(4,343)	(4,753)	(5,169)

Borrowings less Financial Assets	11,776	12,510	10,334	7,650	3,648	(1,205)	(7,109)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments
as at 31 October

	As at 31 October 2002	As at 30 June 2002
	($ million)
Capital Commitments
Specialist military equipment	458	525
Land and buildings	1,204	1,154
Other property, plant and equipment	284	312
Investments	46	12

Total Capital Commitments	1,992	2,003

Operating Commitments
Non-cancellable accommodation leases	1,391	1,466
Other non-cancellable leases	2,673	2,995
Non-cancellable contracts for the supply of goods and services	1,975	1,998
Other operating commitments	1,635	2,193

Total Operating Commitments	7,674	8,652

Total Commitments	9,666	10,655

Total Commitments by Institutional Segment
Core Crown	5,723	5,949
Crown entities	2,337	2,897
State-owned enterprises	1,606	1,809

Total Commitments	9,666	10,655

Statement of Actual Specific Fiscal Risks

Quantifiable contingent liabilities

	As at 31 October 2002	As at 30 June 2002
	($ million)
Guarantees and indemnities	117	121
Uncalled capital	3,105	3,068
Legal proceedings and disputes	344	342
Other quantifiable contingent liabilities	1,732	1,672

Total Quantifiable Contingent Liabilities	5,298	5,203

By Institutional Segment
Core Crown	5,087	4,979
Crown entities	15	24
State-owned enterprises	196	200

Total Quantifiable Contingent Liabilities	5,298	5,203

The accompanying Notes and Accounting policies are an integral part of these Statements.

        The Statement of Contingent Liabilities and Assets is outlined in the Specific Fiscal Risk chapter (see Quantifiable Contingent Liabilities and Unquantified Contingent Liabilities tables).

        The Statement of Specific Risks (quantified and unquantified) is outlined in the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)

for the year ended 30 June 2002

	Core Crown 2002	Crown entities 2002	State-owned enterprises 2002	Inter-segment eliminations 2002	Total Crown 2002
	($ million)
Revenue
Taxation revenue	36,459	—	—	(244)	36,215
Other sovereign levied income	520	2,028	—	(22)	2,526
Sales of goods and services	691	3,397	6,816	(378)	10,526
Investment income	1,287	348	27	(713)	949
Other revenues	954	12,227	319	(12,491)	1,009

Total revenue	39,911	18,000	7,162	(13,848)	51,225
Expenses by input type
Subsidies and transfer payments	13,549	1,271	—	—	14,820
Personnel expenses	2,860	7,157	1,126	—	11,143
Operating expenses	19,140	8,746	5,453	(13,144)	20,195
Finance costs	2,115	195	223	(303)	2,230
FX losses/(gains)	75	(67)	(153)	—	(145)
GSF and ACC liability revaluation movements	231	360	—	—	591

Total expenses	37,970	17,662	6,649	(13,447)	48,834
Expenses by functional classification
Social security and welfare	13,485	2,238	—	(462)	15,261
Health	7,032	5,563	—	(5,039)	7,556
Education	6,473	6,176	—	(4,554)	8,095
Other functional classifications	8,787	3,556	6,579	(3,085)	15,837
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,193	129	70	(307)	2,085

Total expenses	37,970	17,662	6,649	(13,447)	48,834
Operating balance	1,941	338	513	(401)	2,391

Statement of Financial Position (institutional form)

for the year ended 30 June 2002

	Core Crown 2002	Crown entities 2002	State-owned enterprises 2002	Inter-segment eliminations 2002	Total Crown 2002
	($ million)
Assets
Financial assets	19,520	9,945	1,189	(5,683)	24,971
Physical assets	29,238	13,827	9,866	—	52,931
Investment in SOEs and CEs	12,178	—	—	(12,178)	—
Other assets	7,613	2,061	2,271	(1,433)	10,512

Total assets	68,549	25,833	13,326	(19,294)	88,414
Liabilities
Borrowings	34,722	3,326	4,382	(5,683)	36,747
Other liabilities	21,207	11,006	2,628	(1,900)	32,941

Total liabilities	55,929	14,332	7,010	(7,583)	69,688

Net worth	12,620	11,501	6,316	(11,711)	18,726
Taxpayer funds	6,636	6,085	5,044	(11,711)	6,054
Revaluation reserves	5,984	5,416	1,272	—	12,672

Net worth	12,620	11,501	6,316	(11,711)	18,726
Analysis of financial assets and borrowings
Advances and cash	6,218	1,822	764	(786)	8,018
MSDs and equity investments	13,302	8,123	425	(4,897)	16,953

Total financial assets	19,520	9,945	1,189	(5,683)	24,971
Borrowings—Sovereign guaranteed	34,722	—	—	(4,871)	29,851
Borrowings—Non-sovereign guaranteed	—	3,326	4,382	(812)	6,896

Total borrowings	34,722	3,326	4,382	(5,683)	36,747

Borrowings less financial assets	15,202	(6,619)	3,193	—	11,776
Net Crown debt	17,771
Gross sovereign-issued debt	36,202

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2003

	Core Crown 2003	Crown entities 2003	State-owned enterprises 2003	Inter-segment eliminations 2003	Total Crown 2003
	($ million)
Revenue
Taxation revenue	39,188	—	—	(324)	38,864
Other sovereign levied income	483	2,041	—	(27)	2,497
Sales of goods and services	713	2,531	7,987	(295)	10,936
Investment income	1,339	649	35	(465)	1,558
Other revenues	521	13,474	578	(12,967)	1,606

Total revenue	42,244	18,695	8,600	(14,078)	55,461
Expenses by input type
Subsidies and transfer payments	14,014	1,492	—	—	15,506
Personnel expenses	4,055	7,406	1,533	—	12,994
Operating expenses	19,424	8,877	6,131	(13,613)	20,819
Finance costs	2,148	206	272	(272)	2,354
FX losses/(gains)	31	3	53	—	87
GSF and ACC liability revaluation movements	440	756	—	—	1,196

Total expenses	40,112	18,740	7,989	(13,885)	52,956
Expenses by functional classification
Social security and welfare	13,936	2,846	—	(544)	16,238
Health	7,622	5,505	—	(5,213)	7,914
Education	6,888	6,376	—	(4,515)	8,749
Other functional classifications	9,487	3,804	7,664	(3,341)	17,614
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,179	209	325	(272)	2,441

Total expenses	40,112	18,740	7,989	(13,885)	52,956
Operating balance	2,132	(45)	611	(193)	2,505

Forecast Statement of Financial Position (institutional form)

as at 30 June 2003

	Core Crown 2003	Crown entities 2003	State-owned enterprises 2003	Inter-segment eliminations 2003	Total Crown 2003
	($ million)
Assets
Financial assets	21,153	10,657	1,811	(5,885)	27,736
Physical assets	29,948	14,143	10,544	—	54,635
Investment in SOEs and CEs	12,824	—	—	(12,824)	—
Other assets	7,453	2,295	2,318	(789)	11,277

Total assets	71,378	27,095	14,673	(19,498)	93,648
Liabilities
Borrowings	35,129	3,603	5,223	(5,885)	38,070
Other liabilities	21,500	11,578	2,564	(1,295)	34,347

Total liabilities	56,629	15,181	7,787	(7,180)	72,417
Net worth	14,749	11,914	6,886	(12,318)	21,231
Taxpayer funds	8,764	6,498	5,615	(12,318)	8,559
Revaluation reserves	5,985	5,416	1,271	—	12,672

Net worth	14,749	11,914	6,886	(12,318)	21,231
Analysis of financial assets and borrowings
Advances and cash	6,929	1,822	812	(1,276)	8,287
MSDs and equity investments	14,224	8,835	999	(4,609)	19,449

Total financial assets	21,153	10,657	1,811	(5,885)	27,736
Borrowings—Sovereign guaranteed	35,129	—	—	(4,609)	30,520
Borrowings—Non-sovereign guaranteed	—	3,603	5,223	(1,276)	7,550

Total borrowings	35,129	3,603	5,223	(5,885)	38,070

Borrowings less financial assets	13,976	(7,054)	3,412	—	10,334
Net Crown debt	18,582
Gross sovereign-issued debt	35,522

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2004

	Core Crown 2004	Crown entities 2004	State-owned enterprises 2004	Inter-segment eliminations 2004	Total Crown 2004
	($ million)
Revenue
Taxation revenue	40,708	—	—	(384)	40,324
Other sovereign levied income	488	2,133	—	(26)	2,595
Sales of goods and services	677	2,573	8,661	(285)	11,626
Investment income	1,641	786	16	(554)	1,889
Other revenues	492	13,926	502	(13,312)	1,608

Total revenue	44,006	19,418	9,179	(14,561)	58,042
Expenses by input type
Subsidies and transfer payments	14,391	1,429	—	—	15,820
Personnel expenses	3,988	7,653	1,606	—	13,247
Operating expenses	20,667	9,012	6,656	(14,009)	22,326
Finance costs	2,173	209	279	(258)	2,403
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(68)	477	—	—	409

Total expenses	41,151	18,780	8,541	(14,267)	54,205
Expenses by functional classification
Social security and welfare	14,384	2,508	—	(478)	16,414
Health	8,162	5,575	—	(5,415)	8,322
Education	7,150	6,539	—	(4,659)	9,030
Other functional classifications	8,807	3,949	8,262	(3,457)	17,561
Forecast new operating spending	475	—	—	—	475
Finance costs and FX losses/(gains)	2,173	209	279	(258)	2,403

Total expenses	41,151	18,780	8,541	(14,267)	54,205
Operating balance	2,855	638	638	(294)	3,837

Forecast Statement of Financial Position (institutional form)

as at 30 June 2004

	Core Crown 2004	Crown entities 2004	State-owned enterprises 2004	Inter-segment eliminations 2004	Total Crown 2004
	($ million)
Assets
Financial assets	23,121	11,728	2,216	(7,295)	29,770
Physical assets	30,534	14,436	10,701	—	55,671
Investment in SOEs and CEs	13,095	—	—	(13,095)	—
Other assets	8,002	2,261	2,256	(850)	11,669

Total assets	74,752	28,425	15,173	(21,240)	97,110
Liabilities
Borrowings	35,523	3,762	5,430	(7,295)	37,420
Other liabilities	21,620	11,816	2,499	(1,313)	34,622

Total liabilities	57,143	15,578	7,929	(8,608)	72,042
Net worth	17,609	12,847	7,244	(12,632)	25,068
Taxpayer Funds	11,624	7,431	5,973	(12,632)	12,396
Revaluation reserves	5,985	5,416	1,271	—	12,672

Net worth	17,609	12,847	7,244	(12,632)	25,068
Analysis of financial assets and borrowings
Advances and cash	8,536	1,819	760	(2,153)	8,962
MSDs and equity investments	14,585	9,909	1,456	(5,142)	20,808

Total financial assets	23,121	11,728	2,216	(7,295)	29,770
Borrowings—Sovereign guaranteed	35,523	—	—	(5,142)	30,381
Borrowings—Non-sovereign guaranteed	—	3,762	5,430	(2,153)	7,039

Total borrowings	35,523	3,762	5,430	(7,295)	37,420

Borrowings less financial assets	12,402	(7,966)	3,214	—	7,650
Net Crown debt	19,058
Gross sovereign-issued borrowings	35,923

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2005

	Core Crown 2005	Crown entities 2005	State-owned enterprises 2005	Inter-segment eliminations 2005	Total Crown 2005
	($ million)
Revenue
Taxation revenue	42,612	—	—	(445)	42,167
Other sovereign levied income	496	2,211	—	(26)	2,681
Sales of goods and services	676	2,643	9,266	(284)	12,301
Investment income	1,955	864	16	(608)	2,227
Other revenues	494	14,209	462	(13,568)	1,597

Total revenue	46,233	19,927	9,744	(14,931)	60,973
Expenses by input type
Subsidies and transfer payments	14,883	1,502	—	—	16,385
Personnel expenses	4,049	7,777	1,701	—	13,527
Operating expenses	21,791	9,234	7,035	(14,323)	23,737
Finance costs	2,187	212	261	(265)	2,395
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(79)	492	—	—	413

Total expenses	42,831	19,217	8,997	(14,588)	56,457
Expenses by functional classification
Social security and welfare	14,867	2,611	—	(478)	17,000
Health	8,578	5,735	—	(5,591)	8,722
Education	7,208	6,618	—	(4,681)	9,145
Other functional classifications	8,836	4,041	8,736	(3,573)	18,040
Forecast new operating spending	1,155	—	—	—	1,155
Finance costs and FX losses/(gains)	2,187	212	261	(265)	2,395

Total expenses	42,831	19,217	8,997	(14,588)	56,457
Operating balance	3,402	710	747	(343)	4,516

Forecast Statement of Financial Position (institutional form)

as at 30 June 2005

	Core Crown 2005	Crown entities 2005	State-owned enterprises 2005	Inter-segment eliminations 2005	Total Crown 2005
	($ million)
Assets
Financial assets	26,001	12,852	2,865	(8,030)	33,688
Physical assets	30,433	14,566	11,070	—	56,069
Investment in SOEs and CEs	13,309	—	—	(13,309)	—
Other assets	8,284	2,270	2,364	(813)	12,105

Total assets	78,027	29,688	16,299	(22,152)	101,862
Liabilities
Borrowings	35,458	3,936	5,972	(8,030)	37,336
Other liabilities	21,554	12,056	2,648	(1,316)	34,942

Total liabilities	57,012	15,992	8,620	(9,346)	72,278
Net worth	21,015	13,696	7,679	(12,806)	29,584

Taxpayer Funds	15,030	8,280	6,408	(12,806)	16,912
Revaluation reserves	5,985	5,416	1,271	—	12,672

Net worth	21,015	13,696	7,679	(12,806)	29,584
Analysis of financial assets and borrowings
Advances and cash	9,460	1,815	924	(2,320)	9,879
MSDs and equity investments	16,541	11,037	1,941	(5,710)	23,809

Total financial assets	26,001	12,852	2,865	(8,030)	33,688
Borrowings—Sovereign guaranteed	35,458	—	—	(5,710)	29,748
Borrowings—Non-sovereign guaranteed	—	3,936	5,972	(2,320)	7,588

Total borrowings	35,458	3,936	5,972	(8,030)	37,336
Borrowings less financial assets	9,457	(8,916)	3,107	—	3,648
Net Crown debt	18,620
Gross sovereign-issued borrowings	35,860

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2006

	Core Crown 2006	Crown entities 2006	State-owned enterprises 2006	Inter-segment eliminations 2006	Total Crown 2006
	($ million)
Revenue
Taxation revenue	44,582	—	—	(500)	44,082
Other sovereign levied income	506	2,286	—	(28)	2,764
Sales of goods and services	679	2,712	9,631	(289)	12,733
Investment income	2,284	947	14	(641)	2,604
Other revenues	482	14,341	416	(13,666)	1,573

Total revenue	48,533	20,286	10,061	(15,124)	63,756
Expenses by input type
Subsidies and transfer payments	15,443	1,575	—	—	17,018
Personnel expenses	4,122	7,835	1,738	—	13,695
Operating expenses	22,929	9,350	7,252	(14,481)	25,050
Finance costs	2,209	214	259	(281)	2,401
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(100)	511	—	—	411

Total expenses	44,603	19,485	9,249	(14,762)	58,575
Expenses by functional classification
Social security and welfare	15,409	2,718	—	(479)	17,648
Health	8,709	5,733	—	(5,598)	8,844
Education	7,288	6,708	—	(4,714)	9,282
Other functional classifications	8,898	4,112	8,990	(3,690)	18,310
Forecast new operating spending	2,090	—	—	—	2,090
Finance costs and FX losses/(gains)	2,209	214	259	(281)	2,401

Total expenses	44,603	19,485	9,249	(14,762)	58,575
Operating balance	3,930	801	812	(362)	5,181

Forecast Statement of Financial Position (institutional form)

as at 30 June 2006

	Core Crown 2006	Crown entities 2006	State-owned enterprises 2006	Inter-segment eliminations 2006	Total Crown 2006
	($ million)
Assets
Financial assets	29,817	14,046	3,151	(8,840)	38,174
Physical assets	30,244	14,551	11,328	—	56,123
Investment in SOEs and CEs	13,398	—	—	(13,398)	—
Other assets	8,465	2,296	2,436	(802)	12,395

Total assets	81,924	30,893	16,915	(23,040)	106,692
Liabilities
Borrowings	35,666	4,125	6,018	(8,840)	36,969
Other liabilities	21,309	12,218	2,733	(1,302)	34,958

Total liabilities	56,975	16,343	8,751	(10,142)	71,927
Net worth	24,949	14,550	8,164	(12,898)	34,765
Taxpayer Funds	18,964	9,134	6,893	(12,898)	22,093
Revaluation reserves	5,985	5,416	1,271	—	12,672

Net worth	24,949	14,550	8,164	(12,898)	34,765
Analysis of financial assets and borrowings
Advances and cash	10,486	1,829	1,213	(2,526)	11,002
MSDs and equity investments	19,331	12,217	1,938	(6,314)	27,172

Total financial assets	29,817	14,046	3,151	(8,840)	38,174
Borrowings—Sovereign guaranteed	35,666	—	—	(6,314)	29,352
Borrowings—Non-sovereign guaranteed	—	4,125	6,018	(2,526)	7,617

Total borrowings	35,666	4,125	6,018	(8,840)	36,969

Borrowings less financial assets	5,849	(9,921)	2,867	—	(1,205)
Net Crown debt	17,854
Gross sovereign-issued borrowings	36,069

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2007

	Core Crown 2007	Crown entities 2007	State-owned enterprises 2007	Inter-segment eliminations 2007	Total Crown 2007
	($ million)
Revenue
Taxation revenue	46,429	—	—	(537)	45,892
Other sovereign levied income	505	2,350	—	(28)	2,827
Sales of goods and services	688	2,748	9,938	(289)	13,085
Investment income	2,684	1,031	14	(725)	3,004
Other revenues	474	14,445	422	(13,738)	1,603

Total revenue	50,780	20,574	10,374	(15,317)	66,411
Expenses by input type
Subsidies and transfer payments	16,029	1,657	—	—	17,686
Personnel expenses	4,115	7,877	1,763	—	13,755
Operating expenses	24,003	9,451	7,466	(14,590)	26,330
Finance costs	2,119	215	271	(308)	2,297
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(116)	534	—	—	418

Total expenses	46,150	19,734	9,500	(14,898)	60,486
Expenses by functional classification
Social security and welfare	15,977	2,837	—	(481)	18,333
Health	8,828	5,744	—	(5,592)	8,980
Education	7,346	6,784	—	(4,751)	9,379
Other functional classifications	8,855	4,155	9,229	(3,767)	18,472
Forecast new operating spending	3,025	—	—	—	3,025
Finance costs and FX losses/(gains)	2,119	214	271	(307)	2,297

Total expenses	46,150	19,734	9,500	(14,898)	60,486
Operating balance	4,630	840	874	(419)	5,925

Forecast Statement of Financial Position (institutional form)

as at 30 June 2007

	Core Crown 2007	Crown entities 2007	State-owned enterprises 2007	Inter-segment eliminations 2007	Total Crown 2007
	($ million)
Assets
Financial assets	34,116	15,284	3,452	(9,855)	42,997
Physical assets	30,114	14,537	11,269	—	55,920
Investment in SOEs and CEs	13,407	—	—	(13,407)	—
Other assets	8,946	2,317	2,476	(803)	12,936

Total assets	86,583	32,138	17,197	(24,065)	111,853
Liabilities
Borrowings	35,791	4,194	5,758	(9,855)	35,888
Other liabilities	21,210	12,577	2,786	(1,298)	35,275

Total liabilities	57,001	16,771	8,544	(11,153)	71,163
Net worth	29,582	15,367	8,653	(12,912)	40,690
Taxpayer Funds	23,597	9,951	7,382	(12,912)	28,018
Revaluation reserves	5,985	5,416	1,271	—	12,672

Net worth	29,582	15,367	8,653	(12,912)	40,690
Analysis of financial assets and borrowings
Advances and cash	11,674	1,817	1,516	(2,895)	12,112
MSDs and equity investments	22,442	13,467	1,936	(6,960)	30,885

Total financial assets	34,116	15,284	3,452	(9,855)	42,997
Borrowings—Sovereign guaranteed	35,791	—	—	(6,960)	28,831
Borrowings—Non-sovereign guaranteed	—	4,194	5,758	(2,895)	7,057

Total borrowings	35,791	4,194	5,758	(9,855)	35,888

Borrowings less financial assets	1,675	(11,090)	2,306	—	(7,109)
Net Crown debt	16,853
Gross sovereign-issued borrowings	36,196

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Statement of Accounting Policies and Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General Accounting Policies

Accounting policy

        These Forecast Financial Statements comply with generally accepted accounting practice. The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities & deposits and equity investments held for trading purposes.

        Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets. The accrual basis of accounting has been used.

Forecast assumptions

        For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

General Forecast Assumptions

Finalisation dates

        The Forecast Financial Statements were finalised on 4 December 2002 and incorporate all Government decisions and circumstances communicated up to 4 December 2002.

Macroeconomic assumptions

        A summary of the economic assumptions that are particularly relevant to the fiscal forecasts (along with the 2002/03 assumptions used in the 2002 Pre-Election Economic and Fiscal Update) are provided in the following table:

Key economic assumptions

	2002/03
June years			2003/04 DEFU	2004/05 DEFU	2005/06 DEFU	2006/07 DEFU
	Pre-EFU	DEFU
Real GDP (production based measure)
(annual average % change)	3.0	3.7	2.5	3.0	3.0	2.8
Nominal GDP ($million)	125,125	127,674	133,669	140,378	147,169	153,883
Consumer Price Index
(annual average %)	2.3	2.3	2.0	2.1	1.9	2.0
Interest rates
Government 10-year bonds (quarterly average %)	6.8	6.5	6.2	6.2	6.2	6.2
90-day bill rate (quarterly average %)	6.0	6.0	6.0	6.0	6.0	6.0
Household Labour Force Survey
Survey unemployment rate (annual average %)	5.4	5.4	5.6	5.3	5.2	5.2
Full-time equivalent employment
(annual average % change)	1.5	1.9	1.0	1.6	1.3	1.3
Wages—hourly earnings
(annual average % change)	3.7	3.7	3.5	3.4	3.2	3.3
Trade Weighted Index
(quarterly average)	56.5	56.5	56.5	56.5	56.5	56.5

Source: The Treasury

        For the purposes of calculating net Crown debt, the forecasts assume that the nominal exchange rate remains fixed at 31 October 2002 exchange rates. Projected exchange rate losses or gains are not included in the forecasts.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

Accounting policy

        The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2003, 30 June 2004, 30 June 2005, 30 June 2006 and 30 June 2007.

        Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

Forecast assumptions

        The forecasts for 30 June 2003 have generally been prepared using actual data to 31 October 2002. Transactions for the remainder of the year are forecast in accordance with these accounting policies and forecast assumptions.

Basis of Combination

Accounting policy

        Ministers of the Crown, departments, offices of Parliament, the Reserve Bank of New Zealand, state-owned enterprises (including Air New Zealand Limited) and Crown entities are combined using the purchase method of combination. Corresponding assets, liabilities, revenues and expenses are added together line by line. Transactions and balances between these sub-entities are eliminated on combination.

        This is a change in accounting policy.

Revenue

Revenue levied through the Crown's sovereign power

Accounting policy

        The Crown provides many services and benefits that do not give rise to revenue. Further, payment of tax does not of itself entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

        Such revenue is received through the exercise of the Crown's sovereign power.

        Where possible, revenue is recognised at the time the debt to the Crown arises, as identified in the following table:

Revenue Type	Revenue Recognition Point
Source deductions (SSCWT) & (PAYE)	When an individual is forecast to earn income that is subject to PAYE
Residents' withholding taxes[1]	When an individual is forecast to receive interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When forecast benefits are provided that give rise to FBT
Provisional tax[2]	Forecast payment due date
Terminal tax[2]	Forecast assessment filed date
Goods and services tax	When the liability to the Crown is forecast to be incurred
Excise duty	When goods are forecast to be subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is forecast to be made
Stamp and cheque duties	Forecast assessment filed date
Other indirect taxes	When the debt to the Crown is forecast to arise
Levies (eg, ACC Levies)	When the obligation to pay the levy to the Crown is forecast to arise

1
Corresponds to forecast withholding taxes on residents' interest and dividend income in Note 1 to the Forecast Financial Statements.

2
Provisional and terminal taxes are paid by "other persons" and companies (refer to Note 1 to the Forecast Financial Statements).

Revenue earned through operations

Accounting policy

        Where revenue will be earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown earns its revenue through operations. This revenue is recognised when it is forecast to be earned.

Investment income

Accounting policy

        Investment income is recognised in the period in which it is forecast to be earned.

Premiums

Accounting policy

        Premiums arising on the issue of a debt instrument, up to the forecast finalisation date, are treated as a reduction in the cost of borrowing. Premiums are recognised in the Forecast Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        Premiums on forecast bond sales with the same maturity date and coupon rate as bonds already on issue are calculated using the same maturity and coupon rate information. These premiums are treated on issue as a reduction in the cost of borrowing, and in general are amortised over the period of the instrument on a yield-to-maturity basis.

        The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Forecast assumption

        Forecast bond sales with new maturity dates are assumed to be issued at par value, and therefore no premiums are forecast for these instruments.

Gains

General

  Accounting policy

        Realised gains arising from the sale of assets or the early repurchase of liabilities are recognised in the Forecast Statement of Financial Performance in the period in which the transactions are forecast to occur.

Foreign-currency monetary assets and liabilities

  Accounting policy

        Unrealised gains are recognised in the Forecast Statement of Financial Performance.

  Forecast assumption

        Forecasts of foreign-currency monetary assets and liabilities for the year ending 30 June 2003 and the other forecast periods use the exchange rates prevailing on 31 October 2002. As a consequence, no realised or unrealised exchange gains are forecast for the entire forecast period.

Property, plant and equipment

  Accounting policy

        To the extent that a forecast gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Forecast Statement of Financial Performance.

  Forecast assumption

        The 30 June 2003 forecasts for the value of property, plant and equipment use the valuations as recorded in the Crown Financial Statements for the year ended 30 June 2002.

        The value of property, plant and equipment for the other forecast periods is forecast using the same valuation as that used for the 30 June 2003 forecasts. As a consequence, no realised or unrealised gains are forecast for the entire forecast period.

Investments and marketable securities & deposits

  Forecast assumption

        All investments and marketable securities and deposits held for investment that are forecast to be held after the forecast finalisation date are assumed to be held to maturity. The investment income forecast of these financial asset portfolios held by the Crown are based on long run rate of return assumptions appropriate to the forecast portfolio mix.

Expenses

General

Accounting policy

        Expenses are recognised in the financial periods to which they are forecast to relate.

Welfare benefits

  Accounting policy

        Welfare benefits are recognised in the reporting periods during which it is forecast an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

  Accounting policy

        Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is forecast to be made. Otherwise, the expense is recognised when it is forecast that the specific criteria will be fulfilled and notice given to the Crown.

Treaty of Waitangi settlements

  Forecast assumption

        There is a multi-year appropriation (MYA) established for the payment of claims associated with Treaty of Waitangi settlements. The actual amount expensed in any one year may be greater or less than the amount forecast for that particular year, since actual expenses depend on the settlements reached.

Discounts

  Accounting policy

        Discounts arising on the issue of debt instruments up to the forecast finalisation date are treated as an increase in the cost of borrowings. Discounts are recognised in the Forecast Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        Discounts on forecast bond sales with the same maturity date and coupon rate as bonds already on issue are calculated using the same maturity and coupon rate information. These discounts are treated on issue as an increase in the cost of borrowing, and in general are amortised over the period of the instrument on a yield-to-maturity basis.

Forecast assumption

        Forecast bond sales with new maturity dates are assumed to be issued at par value, and therefore no discounts are forecast for these instruments.

Losses

General

  Accounting policy

        Forecast realised losses arising from the sale of assets or the early repurchase of liabilities are recognised in the Forecast Statement of Financial Performance in the period in which the transaction is forecast to occur.

Foreign-currency monetary assets and liabilities

  Accounting policy

        Unrealised losses are recognised in the Forecast Statement of Financial Performance.

  Forecast assumption

        The 30 June 2003 forecasts for foreign-currency monetary assets and liabilities use the exchange rates prevailing on 31 October 2002.

        Forecasts of foreign-currency monetary assets and liabilities for the other forecast periods are based on the exchange rates used for the 30 June 2003 forecast. As a consequence, no realised or unrealised exchange losses are forecast for these years.

Property, plant and equipment and liabilities

  Accounting policy

        Unrealised losses are first applied against the revaluation reserve for that class of asset. The balance, if any, is charged to the Forecast Statement of Financial Performance.

  Forecast assumption

        The 30 June 2003 forecasts for the value of property, plant and equipment use valuations as recorded in the Crown Financial Statements for the year ended 30 June 2002, and any additional actual valuations that have occurred up to 31 October 2002.

        The value of property plant and equipment for the other forecast periods is forecast using the same valuation used for the 30 June 2003 forecasts. As a consequence, no realised or unrealised losses are forecast beyond the current year.

Investments and marketable securities & deposits

  Forecast assumption

        All investments and marketable securities held for investment that are forecast to be held after the forecast finalisation date are assumed to be held to maturity. Therefore, no losses are forecast for these assets.

Foreign-currency transactions

Accounting policy

        Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

        Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rates prevailing on 31 October 2002. Forecast exchange gains or losses arising on translation of these transactions are recognised in the Forecast Statement of Financial Performance.

        The resulting exchange gains or losses are included in the Forecast Statement of Financial Performance in the period in which they are forecast to arise. The forward margin associated with existing forward exchange contracts is amortised over the period of the contract on a straight-line basis.

Forecast assumption

        Outstanding foreign-exchange contracts are translated using the exchange rate prevailing on 31 October 2002.

        For forecasting purposes, the exchange rates prevailing on 31 October 2002 are assumed to prevail throughout the other forecast periods.

Depreciation

Accounting policy

        Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an asset, less any forecast residual value, over its estimated useful life. Typically, the estimated useful lives of different classes of assets are as follows:

Freehold buildings	0 to 100 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years
Aircraft (ex Specialist military equipment)	10 to 20 years
Electricity generation assets	10 to 80 years
Electricity distribution network	25 to 55 years

Assets

Foreign monetary assets

Accounting policy

        Foreign monetary assets existing at the forecast finalisation date and subject to forward exchange contracts are translated at the contract rate. Other foreign-currency monetary assets are translated at the exchange rates prevailing on 31 October 2002.

Forecast assumption

        For forecasting purposes, the exchange rates on 31 October 2002 are assumed to prevail throughout the other forecast periods.

Receivables and advances

Accounting policy

        Receivables and advances are recorded at the amounts forecast to be collected in cash.

Inventories

Accounting policy

        Inventories, except for unissued currency stocks, existing at the forecast finalisation date are recorded at the lower of cost and net realisable value. Inventories forecast to be acquired after that date are recorded at the forecast cost.

        Unissued currency stocks are recorded as inventory at the cost of acquisition and expensed when issued.

Investments

Marketable securities held for trading purposes

  Accounting policy

        Marketable securities held for trading purposes at the forecast finalisation date are recorded at fair value.

        Marketable securities that are forecast to be acquired after that date and held for trading purposes are recorded at forecast cost of acquisition.

Equity investments

  Accounting policy

        Listed equity investments existing at the forecast finalisation date (other than those forming part of the reporting entity) are recorded at fair value.

        Other equity investments existing at the forecast finalisation date (other than those forming part of the reporting entity) are recorded at the lower of forecast cost and fair value.

        Equity investments which are forecast to be purchased after that date are recorded at the forecast cost.

Other investments

  Accounting policy

        Other investments existing at the forecast finalisation date, including marketable securities held for investment, are recorded at the lower of cost and fair value.

        Other investments that are forecast to be purchased after that date are valued at the forecast cost.

Investment sales

  Forecast assumption

        The proceeds from sales of investments or entities are only included in the forecasts when those sales have been contractually confirmed at the forecast finalisation date.

Items of property, plant and equipment

  Accounting policy

        Items of property, plant and equipment are initially recorded at cost. Revaluations are made to most classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the assets. Revaluation to fair value is based on the fair value of the asset. Where an asset is recorded at its depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

        For each property, plant and equipment asset project borrowing costs incurred during the period required to complete and prepare the assets for its intended use are expensed.

        Classes of property, plant and equipment are revalued at least every five years where appropriate.

Land and buildings

  Accounting policy

        Holdings of land and buildings at the forecast finalisation date are recorded at the latest available valuation calculated on a fair value basis. In cases where valuations conducted in accordance with New Zealand Property Institute's standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

        Land and buildings forecast to be purchased after the forecast finalisation date are valued at their forecast cost.

  Forecast assumption

        Valuations are assumed to remain constant over the forecast period.

Specialist military equipment

  Accounting policy

        Specialist military equipment existing at the forecast finalisation date is recorded at depreciated replacement cost less accumulated depreciation. Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of the valuation have been confirmed as appropriate by an independent valuer.

        Specialist military equipment forecast to be purchased after that date is valued at forecast cost.

State highways

  Accounting policy

        State highways existing at the forecast finalisation date are recorded at depreciated replacement cost, based on the estimated present cost of constructing the existing asset by the most appropriate method of construction. State highways forecast to be developed after that date are valued at forecast cost.

        Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

  Forecast assumption

        The value is assumed to be constant over the other forecast periods.

Aircraft (ex specialist military equipment)

  Accounting policy

        Aircraft (ex SME) existing at the forecast finalisation date are valued at fair value, less subsequent depreciation.

        Aircraft (ex SME) forecasts to be purchased after that date are valued at forecast cost.

Electricity distribution network

  Accounting policy

        The electricity distribution network existing at the forecast finalisation date is recorded at the most recent valuation, adjusted for subsequent additions, disposals and depreciation. Valuations are based on optimised deprived value.

        Electricity distribution network components forecast to be purchased after that date are valued at forecast cost.

Electricity generation assets

  Accounting policy

        Electricity generation assets existing at forecast finalisation date are recorded at cost less accumulated depreciation.

        Electricity generation assets forecast to be purchased after that date are recorded at forecast cost.

Other plant and equipment

  Accounting policy

        Other plant and equipment, which include motor vehicles and office equipment, existing at forecast finalisation date is recorded at cost less accumulated depreciation.

        Other plant and equipment forecast to be purchased after that date is recorded at forecast cost.

Other physical assets for which an objective estimate of market value is difficult to obtain

  Accounting policy

        Such assets (national parks, for example) existing at the forecast finalisation date are recorded at the best estimate of fair value.

        Any such assets forecast to be acquired after that date are valued at forecast cost.

  Forecast assumption

        The value is assumed to be constant over the other forecast periods.

Commercial forests

Accounting policy

        Commercial forests are recorded at forecast fair value. This takes into account age, quality of timber, market expectations and the forest management plan.

Forecast assumption

        Commercial forests are valued at an estimate of fair value using discounted cash flow techniques. Post-tax cash flows and three-year rolling average log prices have been used. Log prices are assumed to be constant over the forecast period.

Goodwill and intangible assets

Accounting policy

        The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill. The balance of goodwill is assessed annually for impairment purposes that may be required in excess of annual amortisation.

        Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over the period of expected benefit. The maximum period of amortisation is 20 years.

Liabilities

Borrowings

Accounting policy

        In the Forecast Statement of Financial Position, borrowings, including currency swaps existing at the forecast finalisation date, are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

        Borrowings forecast to be raised after that date are recorded at forecast cost.

Forecast assumption

        Forecasts of borrowings incorporate a number of technical assumptions regarding the use of the Crown's fiscal surplus for domestic debt reduction. These assumptions may not reflect the actual future composition of the domestic debt programmes, as these decisions have yet to be made.

Foreign monetary liabilities

Accounting policy

        Foreign monetary liabilities existing at the forecast finalisation date and subject to forward exchange contracts are translated at contract rates. Other foreign-currency monetary liabilities are translated at exchange rates prevailing on 31 October 2002.

Forecast assumption

        For forecasting purposes, the exchange rates prevailing on 31 October 2002 are assumed to prevail throughout the other forecast periods.

Pension liabilities

Forecast assumption

        Forecasts of Government Superannuation Fund pension liabilities in respect of the contributory service of superannuation scheme members are based on financial assumptions applied to the latest actuarial value of the Crown's liability for pension payments net of the scheme's assets, adjusted in future years for any projected changes in demographic assumptions.

Currency issued

Accounting policy

        Currency (including demonetised currency) issued at the forecast finalisation date or forecast to be issued after that date is recognised at face value.

        The face value of collectors' currency is recorded as a contingent liability.

Leases

Accounting policy

        Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset. The obligations under such forecast leases are capitalised at the forecast present value of the minimum lease payments. The capitalised values are amortised over the period forecast for benefits from their use to arise.

        Forecast operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the forecast term of the lease.

        The cost of forecast leasehold improvements is capitalised and amortised over the forecast unexpired period of the lease or the estimated useful life of the improvements, whichever is the shorter.

Employee entitlements

Accounting policy

        Forecast liabilities for annual leave are recognised as they are forecast to accrue to employees. Provision is also made for forecast long-service and retiring leave obligations to employees.

Other liabilities

Accounting policy

        All other liabilities are recorded at the forecast obligation to pay.

Commitments

        The commitments reported in these Forecast Financial Statements are actual commitments at 31 October 2002.

        Existing commitments include operating and capital commitments arising from non-cancellable contractual or statutory obligations. Interest commitments on debts and commitments relating to employment contracts are not included.

Specific Fiscal Risks

Accounting policy

        The specific fiscal risks reported in these Forecast Financial Statements are the actual risks existing at 4 December 2002 and contingent liabilities and assets as at 31 October 2002. They include existing contingent liabilities and assets, which are recognised at the point the contingency is evident.

        The Statement of Specific Fiscal Risks has been prepared in accordance with sections 10(3)(b) and 11 of the Fiscal Responsibility Act 1994.

Changes in Accounting Policies

        These financial statements have been prepared on a different basis of consolidation from the official Financial Statements of the Government of New Zealand for the year ended 30 June 2002. The Government has elected to apply the requirements of FRS 37: Consolidating Investments in Subsidiaries from 1 July 2002. This is earlier than the application date contained in FRS 37.

        In addition, as a result of the change to consolidation policy, the classes of property, plant and equipment have been altered. Previously all SOEs and Crown entities were considered a class of asset for revaluation purposes. The physical assets of SOEs and Crown entities are now allocated to the current classes of assets (e.g. land & buildings, or plant & equipment). Three new classes of physical assets have been added to reflect the different nature of physical assets held. These new classes and their revaluation policies are:

  •
  Electricity distribution networks (revalued annually)

  •
  Electricity generation assets (not revalued)

  •
  Aircraft (excluding Specialist Military Equipment) (revalued annually).

        Other than the change to the consolidation policy, there are no substantive alterations to the previous existing accounting and forecast policies as a result of implementing full line-by-line consolidation of SOEs and Crown entities for the period. All policies have been applied on a consistent basis during the forecast period.

Changes in Forecast Assumptions

        Changes to the forecast assumptions used for the forecasts published in the 2002 Pre-Election Economic and Fiscal Update are outlined on page 121.

Notes to the Forecast Financial Statements

NOTE 1: Revenue Collected Through the Crown's Sovereign Power

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Income Tax Revenue (accrual)
Individuals
Source deductions	14,600	15,321	15,508	16,285	17,102	17,954	18,814
Other persons	4,019	4,140	4,258	4,415	4,645	4,897	5,145
Refunds	(836)	(771)	(834)	(834)	(834)	(834)	(834)
Fringe benefit tax	361	381	376	370	376	386	396

Total Individuals	18,144	19,071	19,308	20,236	21,289	22,403	23,521
Corporate Tax
Gross companies tax	4,517	4,648	4,949	5,174	5,457	5,681	5,787
Refunds	(224)	(122)	(190)	(201)	(215)	(227)	(234)
Non-resident withholding tax	664	640	754	756	793	830	855
Foreign-source dividend withholding payments	141	122	126	60	60	60	60

Total Corporate Tax	5,098	5,288	5,639	5,789	6,095	6,344	6,468
Other Income Tax
Resident withholding tax on interest income	1,000	1,026	1,061	1,084	1,084	1,084	1,084
Resident withholding tax on dividend income	20	49	69	57	59	61	61
Estate and gift duties	1	2	1	1	1	1	1

Total Other Income Tax	1,021	1,077	1,131	1,142	1,144	1,146	1,146

Total Income Tax	24,263	25,436	26,078	27,167	28,528	29,893	31,135
Goods and Services Tax
Gross goods and services tax	14,638	14,791	14,894	15,305	16,019	16,764	17,555
Refunds	(6,642)	(6,442)	(6,286)	(6,471)	(6,777)	(7,053)	(7,360)

Total Goods and Services Tax	7,996	8,349	8,608	8,834	9,242	9,711	10,195
Other Taxation
Petroleum fuels excise	874	938	964	1,045	1,049	1,054	1,058
Tobacco excise	815	680	825	828	834	841	848
Customs duty	666	807	720	732	744	761	782
Road user charges	580	602	615	631	651	672	693
Alcohol excise	452	452	460	463	476	489	502
Gaming duties	210	266	253	292	308	324	340
Motor vehicle fees	188	182	192	193	198	202	206
Energy resources levies	111	101	95	86	81	76	71
Approved issuer levy (AIL) and cheque duty	60	62	54	53	56	59	62

Total Other Indirect Taxation	3,956	4,090	4,178	4,323	4,397	4,478	4,562

Total Indirect Taxation	11,952	12,439	12,786	13,157	13,639	14,189	14,757

Total Tax Revenue Collected	36,215	37,875	38,864	40,324	42,167	44,082	45,892
Other Sovereign Revenues (accrual)
ACC levies	1,627	1,628	1,617	1,704	1,772	1,838	1,894
Fire Service levies	205	221	218	221	229	237	243
EQC levies	75	76	77	78	80	82	83
Other miscellaneous items	619	529	585	592	600	607	607

Total Other Sovereign Revenues	2,526	2,454	2,497	2,595	2,681	2,764	2,827

Total Sovereign Revenue	38,741	40,329	41,361	42,919	44,848	46,846	48,719

Note 1: Receipts Collected Through the Crown's Sovereign Power

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Income Tax Receipts (cash)
Individuals
Source deductions	14,631	15,321	15,508	16,285	17,102	17,954	18,814
Other persons	4,500	4,516	4,664	4,821	5,052	5,303	5,551
Refunds	(1,243)	(1,146)	(1,240)	(1,240)	(1,240)	(1,240)	(1,240)
Fringe benefit tax	356	380	375	370	374	383	393

Total Individuals	18,244	19,071	19,307	20,236	21,288	22,400	23,518
Corporate Tax
Gross companies tax	5,301	5,124	5,582	5,670	5,964	6,146	6,247
Refunds	(760)	(650)	(709)	(710)	(691)	(692)	(694)
Non-resident withholding tax	626	638	757	756	793	830	855
Foreign-source dividend withholding payments	144	122	126	60	60	60	60

Total Corporate Tax	5,311	5,234	5,756	5,776	6,126	6,344	6,468
Other Income Tax
Resident withholding tax on interest income	989	1,026	1,061	1,084	1,084	1,084	1,084
Resident withholding tax on dividend income	20	49	69	57	59	61	61
Estate and gift duties	2	2	1	1	1	1	1

Total Other Income Tax	1,011	1,077	1,131	1,142	1,144	1,146	1,146

Total Income Tax	24,566	25,382	26,194	27,154	28,558	29,890	31,132
Goods and Services Tax
Gross goods and services tax	14,287	14,441	14,494	14,955	15,669	16,414	17,205
Refunds	(6,194)	(6,092)	(5,886)	(6,121)	(6,427)	(6,703)	(7,010)

Total Goods and Services Tax	8,093	8,349	8,608	8,834	9,242	9,711	10,195
Other Taxation
Petroleum fuels excise	847	938	959	1,045	1,049	1,054	1,058
Tobacco excise	797	680	820	828	834	841	848
Customs duty	655	807	710	732	744	761	782
Road user charges	579	600	614	629	651	672	693
Alcohol excise	454	452	455	463	476	489	502
Gaming duties	214	266	253	292	308	324	340
Motor vehicle fees	184	182	191	193	198	207	206
Energy resources levies	112	101	96	86	81	76	71
Approved issuer levy (AIL) and cheque duty	59	62	53	53	56	59	62

Total Other Indirect Taxation	3,901	4,088	4,151	4,321	4,397	4,483	4,562

Total Indirect Taxation	11,994	12,437	12,759	13,155	13,639	14,194	14,757

Total Tax Receipts Collected	36,560	37,819	38,953	40,309	42,197	44,084	45,889
Other Sovereign Receipts (cash)
ACC levies	1,342	1,640	1,628	1,683	1,782	1,833	1,899
Fire Service levies	221	221	222	223	224	226	228
EQC levies	76	77	77	79	81	82	84
Other miscellaneous items	478	511	500	498	519	536	523

Total Other Sovereign Receipts	2,117	2,449	2,427	2,483	2,606	2,677	2,734

Total Sovereign Receipts	38,677	40,268	41,380	42,792	44,803	46,761	48,623

NOTE 2: Sale of Goods and Services

        The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental, CRI sales, tertiary fees and so on. The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
NZS Fund investment income	15	90	69	241	429	653	905
Other investment income	599	885	1,089	1,200	1,290	1,385	1,468
Student loans	335	385	400	448	508	566	631

Total Investment Income	949	1,360	1,558	1,889	2,227	2,604	3,004

NOTE 4: Other Revenue

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Unrealised gains/(losses) arising from changes in the value of commercial forests	24	—	—	—	—	—	—
GSF contributions	22	101	115	106	96	85	74
Petroleum royalties	52	33	42	30	29	25	28
Cost recovery income from Fisheries	3	34	33	33	31	30	30
Other	908	1,451	1,416	1,439	1,441	1,433	1,471

Total Other Revenue	1,009	1,619	1,606	1,608	1,597	1,573	1,603

NOTE 5: Subsidies and Transfer Payments

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Social assistance grants
New Zealand Superannuation	5,450	5,645	5,640	5,892	6,123	6,415	6,738
ACC payments	1,271	1,480	1,492	1,429	1,502	1,575	1,657
Unemployment Benefit	1,369	1,364	1,286	1,308	1,372	1,421	1,470
Domestic Purposes Benefit	1,501	1,521	1,517	1,568	1,603	1,648	1,692
Family Support	862	882	1,024	860	856	853	851
Student allowances	401	441	403	431	447	464	482
Other social assistance grants	3,598	3,727	3,749	3,938	4,099	4,259	4,413
Subsidies	115	126	133	135	125	125	125
Other transfer payments
Official development assistance	223	230	230	227	226	226	226
Other	30	36	32	32	32	32	32

Total Subsidies and Transfer Payments	14,820	15,452	15,506	15,820	16,385	17,018	17,686

NOTE 6: Personnel Expenses

        The Statement of Institutional Segments shows the personnel expenses as a total for each area of the Crown Estate (ie, total personnel expenses for core Crown, Crown entities and SOEs). An expense split by functional classification (e.g. Health, Education, Defence, etc) is under development.

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
GSF pension costs (excluding liability movement)	973	928	982	995	1,018	1,049	1,060
Other pension expenses	70	50	68	74	73	74	74
Other personnel expenses	10,100	11,660	11,944	12,178	12,436	12,572	12,621

Total Personnel Expenses	11,143	12,638	12,994	13,247	13,527	13,695	13,755

NOTE 7: Operating Expenses

        Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes. Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements). These include depreciation, rental costs and goodwill amortised.

        Other operating costs is the large residual. Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). It also includes other day-to-day operating costs.

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Depreciation expense (by class of asset):
Buildings	679	656	617	627	634	639	641
Electricity distribution network	88	90	90	94	87	87	87
Electricity generation assets	135	136	146	154	160	174	187
Specialist military equipment (SME)	164	178	170	181	196	197	197
State highways	203	190	208	221	234	247	260
Aircraft (ex SME)	51	134	78	84	90	86	86
Other plant and equipment	530	575	650	686	706	728	745
Other assets	240	379	322	340	354	363	383

Total depreciation costs	2,090	2,338	2,281	2,387	2,461	2,521	2,586

Other operating items:
Rental and leasing costs	649	731	750	787	821	816	824
Change in provision for doubtful debts	345	190	204	129	175	175	178
Write off of bad debts	73	36	98	97	41	41	41
Goodwill amortised	23	47	47	47	47	47	47
Grants paid	289	306	279	300	301	304	304
Lottery prize payments	309	292	305	313	321	329	329
Loss/(gain) on sale of assets	28	—	31	—	—	—	—
Other operating	16,389	16,765	16,824	17,791	18,415	18,727	18,996

Total operating expenses	20,195	20,705	20,819	21,851	22,582	22,960	23,305

NOTE 8: Forecast New Operating Spending

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
2002/03 contingency provision	—	204	—	—	—	—	—
New operating spending for the 2003 Budget	—	—	—	475	575	575	575
Forecast new operating spending	—	—	—	—	580	1,515	2,450

Total Forecast for Future New Spending	—	204	—	475	1,155	2,090	3,025

        The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round. The amounts are $1 billion, rising to $1.1 billion (GST inclusive) for the 2003 Budget (less what has already been allocated). Forecast new operating spending for future Budgets are indicative at $1.05 billion (GST inclusive) to 2006/07. The remaining amounts for 2003/04 and 2004/05 are lower as the Health sector has already been provided a $400 million (GST inclusive) per year package as announced in the 2002 Budget, leaving an indicative total of $650 million (GST inclusive) for those two years.

NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
By category:
Total Cash	2,771	1,030	2,399	2,377	2,559	2,961	3,388

Marketable securities and deposits	13,957	14,567	13,139	13,969	16,456	19,296	22,470
Equity investments (e.g. shares)	1,980	2,867	5,178	5,593	5,981	6,370	6,767
Reserve position at the International Monetary Fund	1,016	1,047	1,132	1,246	1,372	1,506	1,648

Total MSDs and Equity Investments	16,953	18,481	19,449	20,808	23,809	27,172	30,885

Total Cash and MSDs & Equity Investments	19,724	19,511	21,848	23,185	26,368	30,133	34,273

By portfolio management:
Reserve Bank and DMO managed funds	10,621	8,049	9,469	7,872	7,320	7,268	7,204
New Zealand Superannuation Fund	615	1,905	1,884	3,877	6,366	9,198	12,371
Government Superannuation Fund	1,940	3,160	2,722	2,779	2,797	2,807	2,807
ACC portfolio	2,046	2,847	2,307	2,727	3,159	3,613	4,094
EQC portfolio	769	1,546	1,548	1,666	1,785	1,904	2,022
Other holdings	962	974	1,519	1,887	2,382	2,382	2,387

Total MSDs and Equity Investments	16,953	18,481	19,449	20,808	23,809	27,172	30,885

        The asset values above are net of any cross-holdings. For example the asset portfolios of the GSF, EQC and ACC currently all hold amounts of NZ Government Stock. For financial reporting purposes these amounts are eliminated within the consolidated financial statements. The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits—because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets—some are restricted in their purpose

        Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net debt — one of the Crown's key fiscal policy indicators.

New Zealand Superannuation Fund

        The assets of the NZS Fund is the Government's means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation. The assets in this fund are currently managed by the NZDMO. The Government's contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

        The GSF Authority administers the financial assets of the GSF totalling around $3.2 billion. These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC—Natural Disaster Fund (NDF)

        The EQC is New Zealand's primary provider of seismic disaster insurance to residential property owners. EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

        The ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims in excess of $7.5 billion and is expected to increase. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
NZS Fund	615	1,905	1,884	3,877	6,366	9,198	12,371
GSF net assets (including financial portfolio)	3,287	3,606	3,191	3,222	3,242	3,253	3,255
ACC portfolio	3,643	4,019	4,061	4,802	5,561	6,360	7,206
EQC portfolio	3,944	4,418	4,255	4,585	4,942	5,319	5,718

NOTE 10: Advances

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Student loans (see analysis below)	4,749	5,531	5,429	6,116	6,821	7,517	8,192
Residential care loans	66	76	69	69	69	69	69
Contact Energy Limited	48	—	—	—	—	—	—
Maori development rural lending	42	42	46	46	46	46	46
Forestry encouragement loans	30	30	30	27	26	25	25
Catchment authorities	7	7	3	2	1	1	1
Other	305	92	311	325	357	383	391

Total Advances	5,247	5,778	5,888	6,585	7,320	8,041	8,724

Analysis of Student Loans
Outstanding balance
Total loans outstanding (including interest)	5,386	6,188	6,147	6,921	7,714	8,499	9,261
Total provisions (capital and interest)	(637)	(657)	(718)	(805)	(893)	(982)	(1,069)

Total Student Loans	4,749	5,531	5,429	6,116	6,821	7,517	8,192

Movement during the year
Opening balance	4,143	4,798	4,749	5,429	6,116	6,821	7,517
Amount advanced in current year	935	1,052	964	1,018	1,073	1,133	1,197
Interest accrued on outstanding loan balances	335	386	400	448	508	567	631
Repayment of base capital	(246)	(279)	(247)	(282)	(323)	(379)	(444)
Repayment of accrued interest	(149)	(175)	(195)	(232)	(270)	(324)	(390)
Interest written off and movement in provision for interest write-offs and doubtful debts	(276)	(258)	(250)	(273)	(291)	(309)	(327)
Other movements	7	7	8	8	8	8	8

Closing Balance	4,749	5,531	5,429	6,116	6,821	7,517	8,192

NOTE 11: Receivables

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Taxes receivable	4,690	5,051	4,414	4,443	4,422	4,423	4,430
Accounts receivable	2,999	3,566	4,108	3,960	4,059	4,136	4,169
Receivable from the sale and purchase of Maui gas	280	97	226	203	144	75	89
Prepayments	247	169	190	166	165	165	165

Total Receivables	8,216	8,883	8,938	8,772	8,790	8,799	8,853

NOTE 12: Other Investments

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
International Bank for Reconstruction and Development	106	130	106	106	106	106	106
Asian Development Bank	104	119	104	104	104	104	104
Seed Venture Capital Fund	—	100	10	100	100	100	100
Other	76	48	80	80	80	80	80

Total Other Investments	286	397	300	390	390	390	390

NOTE 13: Property, Plant and Equipment

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
By Type
Gross Carrying Value
Land (valuation)	7,443	3,859	6,423	6,529	6,685	6,790	6,911
Properties intended for sale (valuation)	486	442	437	429	422	419	416
Buildings (valuation)	19,014	21,595	21,503	22,551	23,266	23,914	24,487
Electricity distribution network (valuation)	2,170	2,931	2,273	2,373	2,482	2,591	2,701
Electricity generation assets (cost)	1,173	1,237	1,252	1,281	1,362	1,392	1,422
Aircraft (ex SME) (valuation)	1,580	2,685	1,959	2,062	2,158	2,213	2,271
State highways (valuation)	11,945	11,468	12,285	12,377	12,476	12,597	12,737
Specialist military equipment (valuation)	2,768	3,022	3,012	3,656	3,722	3,610	3,650
Other plant and equipment (cost)	7,611	8,078	9,002	9,778	10,599	11,557	12,265
Other assets (valuation)	6,910	6,535	6,715	6,871	7,104	7,236	7,431

Total Gross Carrying Value	61,100	61,852	64,861	67,907	70,276	72,319	74,291

Accumulated Depreciation
Buildings	1,587	3,156	2,263	2,914	3,472	4,127	4,807
Electricity distribution network	166	921	244	329	413	509	605
Electricity generation assets	117	152	172	229	289	349	408
Aircraft (ex SME)	—	930	78	162	252	338	424
State highways	—	190	208	221	234	247	260
Specialist military equipment	589	758	756	937	1,133	1,220	1,417
Other plant and equipment	4,123	4,597	4,974	5,624	6,301	6,996	7,718
Other assets	1,587	1,667	1,531	1,820	2,113	2,410	2,732

Total Accumulated Depreciation	8,169	12,371	10,226	12,236	14,207	16,196	18,371

Net Carrying Value
Land (valuation)	7,443	3,859	6,423	6,529	6,685	6,790	6,911
Properties intended for sale (valuation)	486	442	437	429	422	419	416
Buildings (valuation)	17,427	18,439	19,240	19,637	19,794	19,787	19,680
Electricity distribution network (valuation)	2,004	2,010	2,029	2,044	2,069	2,082	2,096
Electricity generation assets (cost)	1,056	1,085	1,080	1,052	1,073	1,043	1,014
Aircraft (ex SME) (valuation)	1,580	1,755	1,881	1,900	1,906	1,875	1,847
State highways (valuation)	11,945	11,278	12,077	12,156	12,242	12,350	12,477
Specialist military equipment (valuation)	2,179	2,264	2,256	2,719	2,589	2,390	2,233
Other plant and equipment (cost)	3,488	3,481	4,028	4,154	4,298	4,561	4,547
Other assets (valuation)	5,323	4,868	5,184	5,051	4,991	4,826	4,699

Total Net Carrying Value	52,931	49,481	54,635	55,671	56,069	56,123	55,920

By Holding
Freehold assets	52,464	49,011	53,956	55,010	55,423	55,478	55,277
Leasehold assets	467	470	679	661	646	645	643

Net carrying value	52,931	49,481	54,635	55,671	56,069	56,123	55,920

NOTE 14: Payables and Provisions

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Accounts payable and accruals	6,114	5,690	6,530	6,421	6,349	5,977	5,894
Taxes repayable	1,926	1,938	1,924	1,919	1,914	1,914	1,914
Provisions	590	378	318	300	286	273	264
National Provident Fund guarantee	685	686	685	685	685	685	685
Provisions for employee entitlements	1,180	1,169	1,086	1,084	1,082	1,072	1,063

Total Payables and Provisions	10,495	9,861	10,543	10,409	10,316	9,921	9,820

NOTE 15: GSF Liability

Calculation information

        The Government Superannuation Fund (GSF) assets and liabilities have been calculated by the Government Actuary as at 31 October 2002 for inclusion within the 2002 December Economic and Fiscal Update (DEFU). The liabilities arise from closed schemes for past and present public sector employees as set out in the GSF Act 1956. A projected Aggregate Funding method is used for the valuation, based on membership data as at the valuation date. The funding method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

        The GSF liability included in the 2002 DEFU were calculated using discount rates derived from the market yield curve as at the balance date (31 October 2002). This resulted in an average long-term after-tax discount rate of 4.5% (4.9% as at 30 June 2002). Other principal long-term financial assumptions were an inflation rate, as measured by the increase in the Consumer Price Index, of 2.0% (2.0% as at 30 June 2002) and an annual salary increases rate, before any promotional effects, of 3.0% (3.0% as at 30 June 2002).

Explanation of change

        The total change in the net unfunded liability is $536 million in 2002/03 (reflecting an increase in the gross liability of $440 million and a reduction in the net assets of $96 million). There are essentially three components to the change, being the net movement in expected investment income and net benefit payments, changes to economic assumptions and actual GSF experience to 31 October 2002. The change in underlying economic assumptions as at 31 October 2002 accounted for approprimately $504 million of the increase in the net liabilities. The net liability increases by $124 million due to actual GSF experience to 31 October (reflecting investment valuation decreases and variances in contributions and benefit payments). Finally the net liability is expected to reduce $92 million reflecting expected contributions and investment income offset by benefit payments. The changes in 2003/04 onwards reflect the net movement expected between investment income and contributions less benefit payments.

Presentation approach

        The projected gross liability is included within total liabilities. The GSF has available to it a portfolio of assets that partially offset the gross liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown's overall balance sheet. The component parts are shown in the reconciliation below. (The approach followed in the past has been to show the movement in the net unfunded liability (ie, liability less assets) as a single net movement in the Statement of Financial Performance).

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
GSF liability and asset information
Gross GSF liability
Opening gross liability	11,979	11,702	12,210	12,650	12,582	12,503	12,403
Net projected change	231	(43)	440	(68)	(79)	(100)	(116)

Closing gross liability	12,210	11,659	12,650	12,582	12,503	12,403	12,287

Less net assets available to the GSF scheme
Opening asset value	3,492	3,583	3,287	3,191	3,222	3,242	3,253
Net projected change (investment income & contributions less membership payments)	(205)	23	(96)	31	20	11	2

Closing net asset values	3,287	3,606	3,191	3,222	3,242	3,253	3,255

Net unfunded liability of the GSF schemes
Opening unfunded liability	8,487	8,119	8,923	9,459	9,360	9,261	9,150
Net projected change	436	(66)	536	(99)	(99)	(111)	(118)

Net unfunded liability	8,923	8,053	9,459	9,360	9,261	9,150	9,032

NOTE 16: ACC Outstanding Claims Liability

Calculation information

        Trowbridge Consulting Pty Limited, Consulting Actuaries, have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2002 (and for the forecast information). This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

        Key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI) of 2% (2% at 30 June 2002) and discount rate of 6.1% (6.8% at 30 June 2002). Other key variables in each valuation is the assumed rate at which long-term claimants will leave the scheme over the period. This assessment is largely based on scheme history.

Presentation approach

        The projected gross liability is included within total liabilities. The ACC has available to it a portfolio of assets that partially offset the gross liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crowns overall balance sheet.

        The approach followed in the past has been to show the movement in the ACC liability as a single net movement in the Statement of Financial Performance as part of the net surplus of SOEs and Crown entities. Now movements will be shown within the component assets and liabilities.

2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
($ million)

ACC liability and asset information

Gross ACC liability
Opening gross liability	7,141	7,500	7,501	8,257	8,734	9,226	9,737
Net projected change	360	306	756	477	492	511	534

Closing gross liability	7,501	7,806	8,257	8,734	9,226	9,737	10,271

Less net assets available to ACC
Opening net asset value	3,263	3,905	3,865	4,372	5,091	5,860	6,677
Net projected change	602	502	507	719	769	817	854

Closing net asset values	3,865	4,407	4,372	5,091	5,860	6,677	7,531

Net ACC reserves (net liability)
Opening reserves position	3,878	3,595	3,636	3,885	3,643	3,366	3,060
Net projected change	(242)	(196)	249	(242)	(277)	(306)	(320)

Closing reserves position (net liability)	3,636	3,399	3,885	3,643	3,366	3,060	2,740

NOTE 17: Revaluation reserves

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Asset Revaluation Reserves
Opening Balance	8,488	8,090	12,672	12,672	12,672	12,672	12,672

Net revaluations
Land and buildings	3,315	—	—	—	—	—	—
State highways	736	—	—	—	—	—	—
Specialist military equipment	—	—	—	—	—	—	—
Aircraft (ex SME)	—	—	—	—	—	—	—
Electricity distribution network	—	—	—	—	—	—	—
Other assets	136	—	—	—	—	—	—

Total Net Revaluations	4,187	—	—	—	—	—	—
Transfer to taxpayer funds	(3)	8	—	—	—	—	—

Closing Balance	12,672	8,098	12,672	12,672	12,672	12,672	12,672

Core Crown

        Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds (flows of Government stock involving NZS Fund and GSF are not eliminated)

	2002 Actual	2003 Previous Pre-EFU	2003 Forecast	2004 Forecast	2005 Forecast	2006 Forecast	2007 Forecast
	($ million)
Core Crown Cash Flows from Operations
Total tax receipts	36,762	38,014	39,259	40,679	42,636	44,586	46,428
Total other sovereign receipts	318	372	394	393	415	432	418
Interest, profits and dividends	1,188	1,202	1,066	1,045	1,195	1,347	1,548
Sale of goods & services and other receipts	1,309	1,174	1,321	1,302	1,300	1,307	1,306
Subsidies and transfer payments	(14,343)	(14,122)	(14,189)	(14,557)	(15,065)	(15,631)	(16,215)
Personnel and operating expenses	(19,160)	(21,601)	(22,100)	(22,331)	(22,866)	(23,174)	(23,258)
Finance costs	(2,300)	(2,243)	(2,092)	(2,159)	(2,191)	(2,212)	(2,073)
Forecast new operating spending	—	(204)	—	(475)	(1,155)	(2,090)	(3,025)

Net Cash Flows from Core Crown Operations	3,774	2,592	3,659	3,897	4,269	4,565	5,129
Net purchase of physical assets	(1,220)	(1,425)	(1,490)	(1,643)	(1,000)	(978)	(996)
Net increase in advances	(1,115)	(1,193)	(1,095)	(1,579)	(877)	(937)	(1,127)
Net (purchase)/sale of investments	(1,223)	(713)	(716)	(308)	(168)	(90)	(10)
Purchase of marketable securities and deposits by NZS Fund	(600)	(1,200)	(1,200)	(1,800)	(2,146)	(2,310)	(2,449)
Forecast new capital spending	—	(200)	(103)	(535)	(485)	(345)	(550)

Available to Repay Debt/(Required to be Financed)	(384)	(2,139)	(945)	(1,968)	(407)	(95)	(3)
Financed by:
Other net sale/(purchase) of marketable securities and deposits	273	2,728	1,113	1,613	535	43	52

Total Investing Activities	(111)	589	168	(355)	128	(52)	49
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	(136)	(364)	(490)	186	(69)	137	13
(Increase)/decrease in cash	(383)	(54)	444	(47)	(56)	(126)	(144)
Issue of circulating currency	196	—	162	—	—	—	—

Net (repayment)/issue of foreign-currency borrowing	(386)	(140)	401	(123)	(413)	2	1

	(709)	(558)	517	16	(538)	13	(130)
Net Cash (Outflow)/Inflow to be Offset by Domestic Bonds	(820)	31	685	(339)	(410)	(39)	(81)
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	3,721	3,392	2,517	3,382	3,207	2,539	2,857
Domestic bonds (non-market)	347	—	390	382	263	—	435

Total Gross Cash Proceeds from Domestic Bonds	4,068	3,392	2,907	3,764	3,470	2,539	3,292

Repayment of domestic bonds (market)	(2,594)	(2,823)	(2,823)	(3,043)	(2,797)	(2,500)	(2,776)
Repayment of domestic bonds (non-market)	(654)	(600)	(769)	(382)	(263)	—	(435)
Net Cash Proceeds from/(Repayments of) Domestic Bonds	820	(31)	(685)	339	410	39	81

Annex A: Tax Revenue Tables

Table A.1—Treasury and Inland Revenue forecasts of tax revenue

		2002/03 Forecast		2003/04 Forecast		2004/05 Forecast		2005/06 Forecast		2006/07 Forecast
	2001/02 Actual
		Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD
	($ million)
Direct Tax
Individuals
Source deductions	14,600	15,508	15,555	16,285	16,280	17,102	17,170	17,954	18,080	18,814	19,020
Other persons tax	4,019	4,258	4,235	4,415	4,415	4,645	4,630	4,897	4,860	5,145	5,120
Refunds	(836)	(834)	(800)	(834)	(805)	(834)	(795)	(834)	(775)	(834)	(765)
Fringe benefit tax	361	376	386	370	392	376	370	386	378	396	380

Subtotal: Individuals	18,144	19,308	19,376	20,236	20,282	21,289	21,375	22,403	22,543	23,521	23,755
Company Tax (net)	4,587	5,108	5,192	5,413	5,398	5,781	5,678	6,093	5,974	6,279	6,203
Withholding taxes on:
Resident interest income	1,000	1,061	1,045	1,084	1,055	1,084	1,065	1,084	1,075	1,084	1,090
Non-resident income	664	754	744	756	730	793	770	830	792	855	833
Resident dividend income	20	69	59	57	45	59	45	61	45	61	45
Foreign-source dividends	141	126	126	60	80	60	80	60	80	60	80

Subtotal: Withholding Tax	1,825	2,010	1,974	1,957	1,910	1,996	1,960	2,035	1,992	2,060	2,048
Total Income Tax	24,556	26,426	26,542	27,606	27,590	29,066	29,013	30,531	30,509	31,860	32,006
Other: Estate and gift duties	1	1	1	1	1	1	1	1	1	1	1
Total Direct Tax	24,557	26,427	26,543	27,607	27,591	29,067	29,014	30,532	30,510	31,861	32,007
Indirect Tax
GST
GST (Customs)	4,124	4,222	4,206	4,454	4,463	4,575	4,592	4,729	4,746	4,947	4,960
GST (IRD)	6,521	7,211	7,203	7,362	7,365	7,729	7,728	8,167	8,177	8,555	8,632

Subtotal: GST	10,645	11,433	11,409	11,816	11,828	12,304	12,320	12,896	12,923	13,502	13,592
Excise duties on:
Alcoholic drinks	452	460	460	463	464	476	474	489	483	502	492
Tobacco products	815	825	823	828	827	834	836	841	839	848	843
Petroleum fuels	874	964	948	1,045	1,042	1,049	1,053	1,054	1,065	1,058	1,076

Subtotal: Excise Duties	2,141	2,249	2,231	2,336	2,333	2,359	2,363	2,384	2,387	2,408	2,411
Other Indirect Tax
Customs duty	666	720	720	732	738	744	751	761	769	782	786
Road user charges	580	615	625	631	647	651	669	672	690	693	709
Motor vehicle fees	188	192	190	193	193	198	196	202	199	206	202
Stamp and cheque duties	60	54	53	53	54	56	56	59	58	62	59
Gaming duties	241	282	286	320	317	336	334	352	352	368	365
Energy resources levy	111	95	105	86	95	81	85	76	75	71	70
Other	—	—	—	—	—	—	—	—	—	—	—

Subtotal: Other Indirect Tax	1,846	1,958	1,979	2,015	2,044	2,066	2,091	2,122	2,143	2,182	2,191
Total Indirect Tax	14,632	15,640	15,619	16,167	16,205	16,729	16,774	17,402	17,453	18,092	18,194

Total Tax	39,189	42,067	42,162	43,774	43,796	45,796	45,788	47,934	47,963	49,953	50,201

Tax-to-GDP	32.1%	32.9%	33.0%	32.7%	32.8%	32.6%	32.6%	32.6%	32.6%	32.5%	32.6%
Core Crown Eliminations	These are removed from Total Tax to arrive at Core Crown taxation.
Core Crown income tax	82	54	54	84	84	122	122	167	167	217	217
GST on departmental outputs	769	823	823	809	809	806	806	809	809	804	804
GST on Crown expenses	1,879	2,002	2,002	2,173	2,173	2,256	2,256	2,376	2,376	2,503	2,503
Core Crown Taxation	36,459	39,188	39,283	40,708	40,730	42,612	42,604	44,582	44,611	46,429	46,677
Tax-to-GDP	29.8%	30.7%	30.8%	30.5%	30.5%	30.4%	30.3%	30.3%	30.3%	30.2%	30.3%
Total Crown Eliminations	These are removed from Core Crown taxation to arrive at Total Crown taxation.
Income tax from SOEs and CEs	213	295	295	356	356	417	417	472	472	509	509
Lottery duty	31	29	29	28	28	28	28	28	28	28	28

Total Crown Taxation	36,215	38,864	38,959	40,324	40,346	42,167	42,159	44,082	44,111	45,892	46,140

Tax-to-GDP	29.6%	30.4%	30.5%	30.2%	30.2%	30.0%	30.0%	30.0%	30.0%	29.8%	30.0%
GDP	122,271	127,674	127,674	133,669	133,669	140,378	140,378	147,169	147,169	153,883	153,883

Sources: Inland Revenue, The Treasury

Table A.2—Treasury and Inland Revenue forecasts of tax receipts (cash)

		2002/03 Forecast		2003/04 Forecast		2004/05 Forecast		2005/06 Forecast		2006/07 Forecast
	2001/02 Actual
		Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD	Treasury	IRD
	($ million)
Direct Tax
Individuals
Source deductions	14,631	15,508	15,555	16,285	16,280	17,102	17,170	17,954	18,080	18,814	19,020
Other persons tax	4,500	4,664	4,655	4,821	4,850	5,052	5,085	5,303	5,335	5,551	5,605
Refunds	(1,243)	(1,240)	(1,220)	(1,240)	(1,240)	(1,240)	(1,250)	(1,240)	(1,250)	(1,240)	(1,250)
Fringe benefit tax	356	375	381	370	384	374	372	383	376	393	378

Subtotal: Individuals	18,244	19,307	19,371	20,236	20,274	21,288	21,377	22,400	22,541	23,518	23,753
Company Tax (net)	4,881	5,204	5,192	5,386	5,398	5,806	5,678	6,095	5,974	6,281	6,203
Withholding taxes on:
Resident interest income	989	1,061	1,045	1,084	1,055	1,084	1,065	1,084	1,075	1,084	1,090
Non-resident income	626	757	744	756	730	793	770	830	792	855	833
Resident dividend income	20	69	62	57	45	59	45	61	45	61	45
Foreign-source dividends	144	126	126	60	80	60	80	60	80	60	80

Subtotal: Withholding Tax	1,779	2,013	1,977	1,957	1,910	1,996	1,960	2,035	1,992	2,060	2,048
Total Income Tax	24,904	26,524	26,540	27,579	27,582	29,090	29,015	30,530	30,507	31,859	32,004
Other: Estate and gift duties	2	1	1	1	1	1	1	1	1	1	1
Total Direct Tax	24,906	26,525	26,541	27,580	27,583	29,091	29,016	30,531	30,508	31,860	32,005
Indirect Tax
GST
GST (Customs)	4,164	4,222	4,206	4,454	4,463	4,575	4,592	4,729	4,746	4,947	4,960
GST (IRD)	6,578	7,211	7,203	7,362	7,365	7,729	7,728	8,167	8,177	8,555	8,632

Subtotal: GST	10,742	11,433	11,409	11,816	11,828	12,304	12,320	12,896	12,923	13,502	13,592
Excise duties on:
Alcoholic drinks	454	455	455	463	464	476	474	489	483	502	492
Tobacco products	797	820	820	828	827	834	836	841	839	848	843
Petroleum fuels	847	959	945	1,045	1,042	1,049	1,053	1,054	1,065	1,058	1,076

Subtotal: Excise Duties	2,098	2,234	2,220	2,336	2,333	2,359	2,363	2,384	2,387	2,408	2,411
Other Indirect Tax
Customs duty	655	710	710	732	733	744	751	761	769	782	786
Road user charges	579	614	625	629	647	651	669	672	690	693	709
Motor vehicle fees	184	190	190	193	193	198	196	207	199	206	202
Stamp and cheque duties	59	53	53	53	54	56	56	59	58	62	59
Gaming duties	242	282	286	320	317	336	334	352	352	368	365
Energy resources levy	112	96	105	86	95	81	85	76	75	71	70
Other	3	1	—	—	—	—	—	—	—	—	—

Subtotal: Other Indirect Tax	1,834	1,946	1,969	2,013	2,039	2,066	2,091	2,127	2,143	2,182	2,191
Total Indirect Tax	14,674	15,613	15,598	16,165	16,200	16,729	16,774	17,407	17,453	18,092	18,194

Total Tax	39,580	42,138	42,139	43,745	43,783	45,820	45,790	47,938	47,961	49,952	50,199

Tax-to-GDP	32.2%	33.0%	33.0%	32.7%	32.8%	32.6%	32.6%	32.6%	32.6%	32.5%	32.6%
Core Crown Eliminations	These are removed from Total Tax to arrive at Core Crown taxation.
Core Crown income tax	82	54	54	84	84	122	122	167	167	217	217
GST on departmental outputs	769	823	823	809	809	806	806	809	809	804	804
GST on Crown expenses	1,791	2,002	2,002	2,173	2,173	2,256	2,256	2,376	2,376	2,503	2,503

Core Crown Taxation	36,762	39,259	39,260	40,679	40,717	42,636	42,606	44,586	44,609	46,428	46,675
Tax-to-GDP	30.0%	30.7%	30.8%	30.4%	30.5%	30.4%	30.4%	30.3%	30.3%	30.2%	30.3%
Total Crown Eliminations	These are removed from Core Crown taxation to arrive at Total Crown taxation.
Income tax from SOEs and CEs	243	277	277	342	342	411	411	474	474	511	511
Lottery duty	31	29	29	28	28	28	28	28	28	28	28

Total Crown Taxation	36,560	38,953	38,954	40,309	40,347	42,197	42,167	44,084	44,107	45,889	46,136
Tax-to-GDP	29.8%	30.5%	30.5%	30.2%	30.2%	30.1%	30.0%	30.0%	30.0%	29.8%	30.0%

Sources: Inland Revenue, The Treasury

Annex B: Expense Tables

        Treasury's website contains these tables with more history years included.

Table B.1—Core Crown expenses by category

	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Social security and welfare	13,487	13,948	14,396	14,863	15,419	15,987
GSF Pension expense	1,153	1,269	647	667	680	683
Health	7,713	8,395	8,983	9,444	9,576	9,693
Education	7,124	7,576	7,854	7,919	8,000	8,061
Core government services	1,602	1,789	1,667	1,666	1,704	1,659
Law and order	1,755	1,734	1,745	1,746	1,735	1,738
Defence	1,197	1,202	1,223	1,175	1,162	1,162
Transport and communications	1,120	1,291	1,329	1,357	1,369	1,382
Economic and industrial services	1,157	1,313	1,303	1,291	1,294	1,291
Primary services	315	413	330	327	335	340
Heritage, culture and recreation	474	553	558	584	595	595
Housing and community	93	112	99	90	91	91
Other	110	115	111	110	111	111
Finance costs	2,324	2,190	2,197	2,211	2,233	2,143
Net foreign exchange (gains)/losses	75	31	—	—	—	—
Forecast for future new spending	—	—	545	1,305	2,350	3,400

Total Expenses (current presentation)	39,699	41,931	42,987	44,755	46,654	48,336
Core Crown Expenses (future presentation)
Less GST on Crown spending	(1,878)	(2,027)	(2,198)	(2,281)	(2,401)	(2,528)
Plus GSF expenses	256	153	280	272	269	261
Other Eliminations	(107)	55	82	85	81	81

Core Crown Expenses	37,970	40,112	41,151	42,831	44,603	46,150

Source: The Treasury

Table B.2—Social security and welfare

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Welfare benefits	12,385	12,614	13,067	13,440	13,932	14,477	15,045
Social rehabilitation & compensation	62	91	125	113	114	115	116
Departmental expenses	618	657	663	636	633	633	631
Other non-departmental expenses	151	125	93	207	184	194	195

	13,216	13,487	13,948	14,396	14,863	15,419	15,987
Less GST on Crown Spending			12	12	(4)	10	10

Core Crown Social Security and Welfare	13,207	13,485	13,936	14,384	14,867	15,409	15,977

Source: The Treasury

Table B.3—New Zealand superannuation and welfare benefits

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
New Zealand Superannuation		5,450	5,640	5,892	6,123	6,415	6,738
Domestic Purposes Benefit	1,444	1,501	1,517	1,568	1,603	1,648	1,692
Unemployment Benefit	—	1,369	1,286	1,308	1,372	1,421	1,470
Community Wage	1,849	—	—	—	—	—	—
Accommodation Supplement	795	720	708	735	772	807	842
Invalids Benefit	745	832	917	1,007	1,078	1,149	1,220
Sickness Benefit	—	375	416	452	481	505	524
Disability Allowance	210	224	240	258	276	295	314
Transitional Retirement Benefit		97	46	8	—	—	—
Income Related Rents	161	274	292	311	320	329	339
Family Support	878	848	1,010	846	842	839	838
Child Tax Credit	161	157	157	156	156	155	155
Special Benefit	40	49	89	140	157	163	165
Benefits paid in Australia	171	159	121	108	99	90	80
Paid Parental Leave	—	—	56	64	65	66	68
Other benefits	531	559	572	587	588	595	600

Total Welfare Benefits	12,385	12,614	13,067	13,440	13,932	14,477	15,045

Source: The Treasury

Table B.4—Beneficiary numbers

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	(Thousands)
New Zealand Superannuation		448	454	462	471	483	496
Domestic Purposes Benefit	110	110	110	110	111	112	113
Unemployment Benefit	—	140	127	125	129	131	132
Community Wage	189	—	—	—	—	—	—
Accommodation Supplement	297	270	261	264	272	278	284
Invalids Benefit	58	62	67	71	75	78	82
Sickness Benefit	—	35	38	40	42	43	44

Source: The Treasury

Table B.5—GSF pension expense

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Pension expenses	691	973	982	995	1,018	1,049	1,060
Revaluation of Unfunded Liability		436	440	(68)	(79)	(100)	(116)

Core Crown GSF	855	1,409	1,422	927	939	949	944

Source: The Treasury

Table B.6—Health

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Departmental outputs	116	136	165	146	136	135	132
Health service purchasing	6,807	6,979	7,536	7,784	8,079	8,192	8,310
Other non-departmental outputs		70	170	378	588	586	586
Health payments to ACC	291	484	453	565	579	601	623
Other expenses	27	44	71	110	62	62	42

	7,342	7,713	8,395	8,983	9,444	9,576	9,693
Less GST on Crown Spending			868	923	973	974	972
Plus Other Eliminations	96	100	95	102	107	107	107

Core Crown Health Expenses			7,622	8,162	8,578	8,709	8,828

Source: The Treasury

Table B.7—Health service purchasing

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Payments to District Health Boards				6,051	6,275	6,387	6,505
National Disability Support Services				1,479	1,542	1,542	1,542
Public Health Service Purchasing		225	243	254	262	263	263

Total Health Servicing Purchasing (GST inclusive)		6,979	7,536	7,784	8,079	8,192	8,310

Source: The Treasury

Table B.8—Health-related payments to ACC

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Petrol excise	67	69	69	154	154	154	154
Medical treatment	224	415	384	411	425	447	469

Total Health related payments GST inclusive)		484	453	565	579	601	623

Source: The Treasury

Table B.9—Education

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Early childhood education	331	358	403	425	439	453	462
Primary and secondary schools		3,539	3,745	3,879	3,891	3,893	3,885
Tertiary funding	2,133	2,408	2,557	2,672	2,734	2,798	2,864
Departmental expenses	419	467	572	572	568	570	565
Other education expenses	302	352	299	306	287	286	285

	6,690	7,124	7,576	7,854	7,919	8,000	8,061
Less GST on Crown Spending			688	704	711	712	715

Core Crown Education	6,136	6,473	6,888	7,150	7,208	7,288	7,346

Source: The Treasury

Table B.10—Primary and secondary education

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Primary	1,780	1,838	1,893	1,968	1,964	1,952	1,941
Secondary	1,333	1,311	1,368	1,440	1,462	1,476	1,478
Secondary allowances
School transport	106	109	112	112	112	113	115
Special needs support	286	281	256	243	243	243	242
Professional Development	—	—	99	99	93	92	92
Schooling Improvement		—	17	17	17	17	17

Total Schools Funding (GST inclusive)		3,539	3,745	3,879	3,891	3,893	3,885

Places (year)	2001	2002	2003	2004	2005	2006	2007
Primary	463,000	465,000	464,000	459,000	457,000	454,000	450,000
Secondary	251,000	257,000	263,000	270,000	274,000	275,000	274,000

Sources: Ministry of Education, The Treasury

Table B.11—Tertiary education

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Tuition	1,362	1,554	1,681	1,734	1,761	1,790	1,821
Other tertiary funding	153	180	223	234	235	235	235

Total Tertiary Education and Training		1,734	1,904	1,968	1,996	2,025	2,056

Tertiary student allowances	391	401	403	431	447	464	482
Student loan provision and write-offs		273	250	273	291	309	326

Total Tertiary Funding (GST inclusive)		2,408	2,557	2,672	2,734	2,798	2,864

Places (year)	2001	2002	2003	2004	2005	2006	2007
EFT Students	192,000	218,000	222,000	226,000	230,000	235,000	238,000

Sources: Ministry of Education, The Treasury

Table B.12—Core government services

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Official development assistance		223	230	227	226	226	226
Indemnity and guarantee expenses		—	—	—	—	—	—
Departmental expenses	901	907	1,029	984	978	1,011	974
Science expenses	247	244	261	275	281	294	294
Other expenses	190	228	269	181	181	173	165
	1,817	1,602	1,789	1,667	1,666	1,704	1,659
Less GST on Crown Spending				41	35	40	45

Total Core Crown Core Government Services				1,626	1,631	1,664	1,614

Source: The Treasury

Table B.13—Law and order

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Departmental expenses:
Police	724	755	799	807	809	809	809
Ministry of Justice	13	15	15	15	14	14	15
Department of Corrections	369	412	402	406	402	395	394
Department for Courts	181	189	201	199	202	205	205
Other departments	67	71	75	76	76	76	76

Total Departments	1,354	1,442	1,492	1,503	1,503	1,499	1,499

Non-departmental outputs	177	195	200	195	202	199	194
Other expenses	29	118	42	47	41	37	45
	1,560	1,755	1,734	1,745	1,746	1,735	1,738
Less GST on Crown Spending				32	40	36	34
Core Crown Law and Order	1,541	1,733	1,696	1,713	1,706	1,699	1,704

Source: The Treasury

Table B.14—Defence

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
NZDF Core expenses	1,058	1,077	1,121	1,123	1,119	1,119	1,119
NZDF write-offs	104	—	—	—	—	—	—
NZDF East Timor deployment	22	20	—	—	—	—	—
MSD East Timor deployment	22	23	11	—	—	—	—
Other departments	36	43	46	42	43	43	43
GST on defence acquisitions	25	34	24	58	13	—	—
	1,267	1,197	1,202	1,223	1,175	1,162	1,162
Less GST on Crown Spending				58	13	—	—
Core Crown Defence	1,242	1,162	1,178	1,165	1,162	1,162	1,162

Source: The Treasury

Table B.15—Transport and communications

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Transfund	890	941	1,084	1,125	1,156	1,168	1,181
Departmental outputs	75	78	83	83	83	83	83
Other non-departmental expenses		56	71	69	64	64	64
Goodwill amortisation	—	23	47	47	47	47	47
Other expenses	9	22	6	5	7	7	7
	1,026	1,120	1,291	1,329	1,357	1,369	1,382
Less GST on Crown Spending				147	150	154	158
Core Crown Transport	905	989	1,143	1,182	1,207	1,215	1,224

Source: The Treasury

Table B.16—Economic and industrial

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Departmental outputs	422	414	468	459	454	453	452
Employment initiatives	204	209	249	246	242	245	245
Non-departmental outputs	423	420	432	437	442	452	452
Other expenses	92	114	164	161	153	144	142
	1,141	1,157	1,313	1,303	1,291	1,294	1,291
Less GST on Crown Spending				152	155	158	161
Core Crown Economic and Industrial Services				1,151	1,136	1,136	1,130

Source: The Treasury

Table B.17—Employment initiatives

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Training incentive allowance	36	36	51	43	43	43	43
Community employment projects		21	22	19	19	19	19
Subsidised work	95	92	112	120	109	110	110
Employment support for disabled			64	64	71	73	73

Total Employment Initiative Expenses (GST inclusive)		209	249	246	242	245	245

Source: The Treasury

Table B.18—Primary services

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Departmental expenses	194	220	284	224	221	220	220
Non-departmental outputs	69	86	100	98	100	107	112
Other expenses	24	9	29	8	6	8	8
	287	315	413	330	327	335	340
Less GST on Crown Spending				12	12	13	13
Core Crown Primary Services	279	304	399	318	315	322	327

Source: The Treasury

Table B.19—Heritage, culture and recreation

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Community grants	18	6	6	6	6	6	6
Departmental outputs	206	212	256	249	252	255	255
Non-departmental outputs	181	160	204	204	204	202	202
Other expenses	19	96	87	99	122	132	132
	424	474	553	558	584	595	595
Less GST on Crown Spending				43	45	46	46
Core Crown Heritage, Culture and Recreation				515	539	549	549

Source: The Treasury

Table B.20—Housing and community development

	2000/01 Actual	2001/02 Actual	2002/03 Forecast	2003/04 Forecast	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast
	($ million)
Housing subsidies	—	22	26	26	21	22	22
Departmental outputs	35	51	55	54	52	52	52
Other non-departmental expenses		20	31	19	17	17	17
	50	93	112	99	90	91	91
Less GST on Crown Spending				—	—	—	1
Core Crown Housing and Community Development				99	90	91	90

Source: The Treasury

Glossary of Terms

ACC unfunded liability

        The future cost of past ACC claims, less the asset reserves held to meet these claims. The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

        The level of funding approved for any given spending area (eg, Education). All amounts within baselines are included in the forecasts.

Contingent liability

        Contingent liabilities are costs which the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

        The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

        The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account

        A measure of the flows of income between New Zealand and the rest of the world. A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit. The current account balance is commonly expressed as a percentage of GDP.

Customs duty

        Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

        An estimate of the operating balance adjusted for short-term fluctuations of actual GDP around the productive potential of the economy. The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions. Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty. Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

        Changes to structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

        The amount of new government stock (taking into account the repayment of maturing government stock) expected to be issued over the financial year to fund the Government's cash flow requirements.

Excise duties

        Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

        Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal allowance

        The amount included in the Fiscal Strategy Report and Budget Policy Statement projections for Government decisions on new spending and cost pressures.

Fiscal Objectives (long-term)

        The Government's long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Fiscal Responsibility Act 1994. The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

        An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

        An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

        Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

        Total borrowings (financial liabilities).

Gross domestic product (GDP)

        A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output. GDP can be measured as the actual dollar value of goods and services measured at today's prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

        This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

        Measures total expenditure on goods and services by New Zealand residents.

Labour productivity

        Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

        This is a term used to refer to the change required to the presentation of the Crown financial statements. It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

        Assets held with financial institutions. These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

        The combination of interest rates and the exchange rate.

Monetary policy

        Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation. Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net (core) Crown debt

        Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets). Net debt excludes the assets of the NZS Fund and GSF.

Net worth

        Assets less liabilities (also referred to as Crown balance).

Operating balance

        The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities. It is the Government's profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

        The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes. It provides a measure of underlying stewardship.

Participation rate

        Measures the percentage of the working age population in work or actively looking for work.

Projections

        Tracks of the key fiscal indicators for a further five years beyond the five-year forecast period. The tracks are based on long-run economic assumptions and current fiscal policy settings. For example, the projections assume no economic cycle with constant long-run interest rate, inflation rate and unemployment assumptions.

Provisional tax

        A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons' tax).

Scenarios

        Tracks of the key fiscal indicators based on long-run economic and fiscal assumptions. For example growth in expense categories reflects the sum of the change in the appropriate population cohort, inflation and a real growth factor (to reflect rising real wages and technology costs).

Short-term intentions

        In the Budget Policy Statement the Government must, under the Fiscal Responsibility Act 1994, indicate explicitly its planned track for operating expenses, operating revenues, the operating balance, debt and net worth over the Government's planning horizon (defined as the two financial years following the current financial year).

Source deductions

        Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions. About 80% of source deductions come from PAYE on wages and salaries. Source deductions is the biggest single tax type.

Specific fiscal risks

        These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities). They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

        The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

        SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers. See www.imf.org for further information.

Tax revenue

        The accrual, rather than the cash ("tax receipts") measure of taxation. It is a measure of tax due, regardless of whether or not it has actually been paid.

Trade weighted index (TWI)

        A measure of movements in the New Zealand dollar against the currencies of our major trading partners. The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

        The wages and other costs associated with employment per unit of output.

Year ended

        Graphs and tables use different expressions of the timeframe. For example, 2001/02 or 2002 will generally mean "year ended 30 June" unless otherwise stated.

QuickLinks

  Exhibit 99.1(c)(1)
DECEMBER ECONOMIC AND FISCAL UPDATE 2002
  Contents
Statement of Responsibility
1 Economic and Fiscal Overview
  Economic Outlook
  Fiscal Outlook
2 Economic Outlook
  Recent Developments
  The Near-Term Outlook
Trend Growth Developments
  Outlook for 2003/04 and Beyond
3 Fiscal Outlook
  Summary of Forecasts
  Revenues and Expenses
  Expenses
  New Zealand Superannuation Fund Contributions
4 Risks and Scenarios
  Introduction
  Economic Risks
  Economic Scenarios
  Fiscal Scenarios
  Fiscal Sensitivities
5 Specific Fiscal Risks
  Introduction
  Contingent Liabilities
  Specific Fiscal Risks
Generally Accepted Accounting Practice (GAAP) Series Tables
  The Financial Statements Presentation has Changed
  Contents and Definitions
  Forecast Financial Statements
  Reporting Entity as at 4 December 2002
  Statement of Accounting Policies and Forecast Assumptions
  Changes in Accounting Policies
  Changes in Forecast Assumptions
Annex A: Tax Revenue Tables
Annex B: Expense Tables
Glossary of Terms